Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED BY NXP B.V.

EXECUTION VERSION

€500,000,000

SECURED REVOLVING CREDIT AGREEMENT

Dated as of September 29, 2006

among

KASLION ACQUISITION B.V.,

NXP B.V.,

NXP FUNDING LLC,
as the Borrowers

The Several Lenders
from Time to Time Parties Hereto

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Global Collateral Agent

MORGAN STANLEY BANK INTERNATIONAL LIMITED,
DEUTSCHE BANK AG, LONDON BRANCH
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
 as Joint Lead Arrangers and Joint Bookrunners

DEUTSCHE BANK AG, LONDON BRANCH,
as Syndication Agent

and

MERRILL LYNCH CAPITAL CORPORATION,
as Documentation Agent

i

SCHEDULES

Schedule 1.1 (a)	Agreed Security Principles
Schedule 1.1 (b)	Commitments
Schedule 1.1 (c)	Compliance Certificate
Schedule 1.1 (d)	Mandatory Costs Formula
Schedule 1.1 (e)	Security Documents
Schedule 6.12	Post Closing Matters
Schedule 8.10	Litigation (except intellectual property litigation)
Schedule 8.13	Environmental Claims
Schedule 8.15	Subsidiaries
Schedule 8.18	Intellectual Property Litigation
Schedule 9.2	Company’s website
Schedule 13.2	Notices

EXHIBITS

Exhibit A	Assignment and Acceptance
Exhibit B	Nature of Borrowing
Exhibit C	Letter of Credit Request
Exhibit D	Form of Closing Certificates
Exhibit E	Form of Promissory Note

v

CREDIT AGREEMENT dated as of September 29, 2006, among KASLION ACQUISITION B.V. with its corporate seat in Amsterdam, the Netherlands (“Holdings”), NXP B.V. with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP FUNDING LLC (the “Co-Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) and Global Collateral Agent (in such capacity, the “Global Collateral Agent”), MORGAN STANLEY BANK INTERNATIONAL LIMITED, DEUTSCHE BANK SECURITIES INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers (each, in such capacity, a “Joint Lead Arranger”) and Joint Bookrunners (each, in such capacity, a “Joint Bookrunner”), DEUTSCHE BANK SECURITIES INC., as Syndication Agent (in such capacity, the “Syndication Agent”), and MERRILL LYNCH CAPITAL CORPORATION, as Documentation Agent (in such capacity, the “Documentation Agent”).

WHEREAS, pursuant to the Stock Purchase Agreement (as amended from time to time in accordance therewith, the “Acquisition Agreement”), dated as of September 29, 2006, between Koninklijke Philips Electronics N.V. (the “Seller”) and Holdings, Holdings will acquire (the “Acquisition”) all of the Capital Stock of the Company. In connection with the Acquisition, the Seller will acquire 19.9% of the equity interests in Holdings;

WHEREAS, to fund the Acquisition, the Sponsors, Approved Equity Investors and the Seller will contribute an amount in cash to Holdings in exchange for common and/or preferred Stock (such contribution, the “Equity Investments”) in an amount no less than €4,305 million, which cash will be paid by Holdings to the Seller in exchange for 100% of the Capital Stock of the Company. Upon consummation of the Acquisition the Sponsors and Approved Equity Investors will, collectively, own 80.1% of the equity of Holdings and 19.9% of the equity will be owned by the Seller;

WHEREAS, immediately prior to and in connection with the Acquisition, certain intercompany indebtedness of the Company and its Subsidiaries owed to the Seller will be repaid (the “Refinancing”);

WHEREAS, to consummate the transactions contemplated by the Refinancing, the Company will borrow up to €1,500,000,000 and US$1,921,290,000 of senior secured increasing rate bridge loans under the Secured Bridge Facility and up to €1,500,000,000 of senior unsecured increasing rate bridge loans under the Unsecured Bridge Facility. The borrowings under the Bridge Facilities are expected to be refinanced (in whole or in part) through the issuance by the Company and the Co-Borrower of approximately €3.0 billion of Senior Secured Notes (denominated in Euro and Dollars) and approximately €1.5 billion of Senior Unsecured Notes (denominated in Euro and Dollars) in a Rule 144A or other private placement (the “Senior Notes Offering”);

WHEREAS, the Borrowers have requested that the Lenders extend credit in the form of Loans and Letters of Credit on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the proceeds of Loans will be used by the Borrowers on or after the Closing Date for general corporate purposes (including permitted acquisitions) and Letters of Credit will be used by the Borrowers for general corporate purposes; and

WHEREAS, the Lenders and Letter of Credit Issuers are willing to make available to the Borrowers Loans and Letter of Credit facilities upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.       Definitions

1.1.                  Defined Terms. (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each loan bearing interest at the rate provided in Section 2.8(a).

“Acquired Indebtedness” means Indebtedness (a) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (c) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) on the date of consummation of such acquisition of assets and, with respect to clause (c), on the date of the relevant merger, consolidation or other combination.

“Acquisition” shall have the meaning provided in the preamble to this Agreement.

“Acquisition Agreement” shall have the meaning provided in the preamble to this Agreement (including all exhibits and schedules thereto).

“Acquisition Side Letter” means the letter dated as of September 29, 2006 between the Seller and Holdings in relation to the completion of the Reorganization in Russia and Germany.

“Additional Alternative Currency” means any currency which is approved in accordance with Section 2.14.

“Additional Assets” means:

(a)                      any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)                     the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(c)                      Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Adjusted Total Commitment” shall mean at any time the Total Commitment less the aggregate Commitments of all Defaulting Lenders.

“Administrative Agent’s Office” shall mean in respect of all Credit Events, the office of the Administrative Agent located at 20 Cabot Square, Canary Wharf, London E14 4QW, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Questionnaire” shall have the meaning provided in Section 13.7(b).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, neither the Seller nor any of its subsidiaries, joint ventures or operations shall be deemed to be an “Affiliate” of the Company or any Restricted Subsidiary due solely to its ownership of Voting Stock of the Company or the presence of its or their nominee on the Board of Directors of the Company, in each case at the percentage level disclosed in the offering memorandum relating to the Senior Notes Offering.

“Affiliate Transactions” has the meaning given in Section 10.6(a).

“Agency Fee Letter” means the letter entitled “Project Lion Administrative Agency Fee Letter” dated as of August 15, 2006 between the Administrative Agent and the Company.

“Agent Parties” shall have the meaning provided in Section 13.20(c).

“Agents” shall mean each Joint Lead Arranger, each Joint Bookrunner, the Administrative Agent, each Collateral Agent, the Syndication Agent and the Documentation Agent.

“Aggregate Outstandings” shall have the meaning provided in Section 5.2(b).

“Agreed Security Principles” means the principles set forth on Schedule 1.1(a) as applied reasonably and in good faith by the Company.

“Alternative Currency” means US Dollars, Sterling, Yen, Swiss Francs, Singapore Dollars (subject to the Singapore Dollars Sublimit), HK Dollars (subject to the HK Dollars Sublimit) or any Additional Alternative Currency.

“Applicable ABR Margin” shall mean with respect to any ABR Loan (a) from the Closing Date until the date which is six months after the Closing Date, 1.75% per annum, and (b) thereafter, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable ABR Margin for ABR Loans
Level I Status	1.75%

Level II Status	1.50%

Level III Status	1.25%

Level IV Status	1.00%

“Applicable EURIBOR Margin” shall mean with respect to a EURIBOR Loan (a) from the Closing Date until the date which is six months after the Closing Date, 2.75% per annum, (b) thereafter, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable EURIBOR Margin for EURIBOR Loans
Level I Status	2.75%

Level II Status	2.50%

Level III Status	2.25%

Level IV Status	2.00%

“Applicable LIBOR Margin” shall mean with respect to a LIBOR Loan (a) from the Closing Date until the date which is six months after the Closing Date, 2.75% per annum,

(b) thereafter, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable LIBOR Margin for LIBOR Loans

Level I Status	2.75%

Level II Status	2.50%

Level III Status	2.25%

Level IV Status	2.00%

“Approved Equity Investor” means any Person notified in writing by the Sponsors to the Joint Lead Arrangers prior to the Closing Date and any vehicle established for the benefit of management of the Company.

“Approved Fund” shall have the meaning provided in Section 13.7.

“ASMC” means Advanced Semiconductor Manufacturing Corporation of Shanghai and any successor business thereto and their respective subsidiaries, assets and businesses.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(a)                      a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(b)                     a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(c)                      a disposition of inventory or other assets in the ordinary course of business;

(d)                     a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(e)                      transactions permitted under Section 10.9 or 10.10 or a transaction that constitutes a Change of Control;

(f)                        an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(g)                     any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than €30,000,000;

(h)                     any Restricted Payment that is permitted to be made, and is made, under Section 10.2 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 10.5(a)(iii), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(i)                         dispositions in connection with Permitted Liens;

(j)                         dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)                      the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(l)                         foreclosure, condemnation or any similar action with respect to any property or other assets;

(m)                   the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(n)                     any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (o) of the definition of Permitted Investments);

(o)                     any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(p)                     any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(q)                     any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person; provided, however, that the Board of Directors shall certify that in the opinion of the Board of Directors, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole); provided, further, that the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (r), does not exceed €50,000,000; and

(r)                        any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Associate” means (a) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock, (b) any joint venture entered into by the Company or any Restricted Subsidiary of the Company and (c) until and unless designated otherwise by the Company in a notice to the Administrative Agent, Crolles.

“Authorized Officer” shall mean, with respect to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, any Managing Director (if authorized to act individually), the Treasurer or any other senior officer (or two such officers if the Company so elects) of such Person authorized to represent such Person and designated as such in writing to the Administrative Agent by such Person.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Commitment over (b) the sum of (i) the aggregate principal amount of all Loans then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Closing Date or Incurred after the Closing Date, payable under or in respect of any Credit Facility and any related notes, security documents, letters of credit and Guarantees and any net obligations under Hedging Obligations entered into in connection with any Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

“Base Currency” means Euros.

“Base Currency Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in the Base Currency, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in the Base Currency of such amount, determined by the Administrative Agent using the applicable Exchange Rate,

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to a Dutch Borrower or any Credit Party organized or established under the laws of the Netherlands, its managing board; (b) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (c) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (d) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower” means a Dutch Borrower or the Co-Borrower.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans or EURIBOR Loans, the same Interest Period; provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans or EURIBOR Loans (as the case may be).

“Bridge Facility” means the Secured Bridge Facility and/or the Unsecured Bridge Facility, as the context requires.

“Bridge Lender” means, at any time, a lender under a Bridge Facility at that time (and includes such Lender as the holder of any exchange notes issued thereunder).

“Bridge Loan” means a loan made under a Bridge Facility, including any Bridge Rollover Loan and exchange notes issued in exchange for such loans pursuant to a Bridge Facility.

“Bridge Period” means any period during which a Bridge Loan (other than a Bridge Rollover Loan or exchange note issued in respect thereof) is outstanding under a Bridge Facility.

“Bridge Rollover Loan” means a Bridge Loan which is outstanding after the first anniversary of the closing under the Bridge Facilities.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, United Kingdom and Amsterdam, The Netherlands and:

(a)                      in relation to any date for payment or purchase of a currency other than Euro, the principal financial centre of the country of that currency; or

(b)                     in relation to any date for payment or purchase of Euro, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (“TARGET”) payment system is open for the settlement of payments.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Collateralize” has the meaning given in Section 5.2(c).

“Cash Equivalents” means:

(a)                      securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union, Switzerland or Norway or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(b)                     certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (i) whose commercial paper is rated at least “A-l” or the equivalent thereof by S&P or at least “P-l” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €500,000,000;

(c)                      repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above;

(d)                     commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(e)                      readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(f)                        Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(g)                     bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(h)                     interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above; and

(i)                         for purposes of clause (b) of the definition of “Asset Disposition”, the marketable securities portfolio owned by the Company and its Subsidiaries on the Closing Date.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” means:

(a)                      the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that for the purposes of this clause, (x) no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of a Successor Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined), unless that person or group is not an affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock;

(b)                     following the Initial Public Offering of the Company or any Parent, during any period of two consecutive years, individuals who at the beginning of such period constituted the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Company or any Parent (together with any new directors whose election by the majority of such directors on such Board of Directors of the Company or any Parent or whose nomination for election by shareholders of the Company or any Parent, as applicable, was approved by a vote of the majority of such directors on the Board of Directors of the Company or any Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Company or any Parent, then in office; or

(c)                      the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Clean-up Period” has the meaning given in Section 11.2.

“Closing Date” shall mean the date on which the Administrative Agent confirms in writing that the conditions precedent required to be delivered pursuant to Section 6 have been satisfied or waived.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning provided in any Security Document.

“Collateral Agency Agreement” means the Collateral Agency Agreement dated as of the date of this Agreement among the Collateral Agents, the Borrower, the Secured Parties and the Guarantors.

“Collateral Agent” means the Global Collateral Agent or the Taiwan Collateral Agent.

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Commitments as of the Closing Date is €500,000,000.

“Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day (a) from the Closing Date until the date which is six months after the Closing Date, 0.50% per annum, and (b) thereafter, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate

Level A Status	0.50%
Level B Status	0.375%

“Commitment Letter” means the Commitment Letter dated as of August 3, 2006, between Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank International Limited, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG London Branch, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation.

“Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing
(a) such Lender’s Commitment by (b) the aggregate amount of the Commitments, provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be its Commitment Percentage as in effect immediately prior to such termination.

“Commodity Hedging Agreements” means in respect of a Person any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Communications” shall have the meaning provided in 13.20(a).

“Compliance Certificate” means a certificate in substantially the form set forth in Schedule 1.1(c).

“Confidential Information” shall have the meaning provided in Section 13.19.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)                      Fixed Charges and items (D), (E) and (F) in clause (a) of the definition of Consolidated Interest Expense;

(b)                     Consolidated Income Taxes;

(c)                      consolidated depreciation expense;

(d)                     consolidated amortization expense;

(e)                      any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Agreement (in each case whether or not successful) (including any such fees, expenses or charges related to the Transactions (including any expenses in connection with related due diligence activities)), in each case, as determined in good faith by an Officer of the Company;

(f)                        any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period;

(g)                     the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 10.6; and

(h)                     other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)                      consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) accretion or accrual of discounted liabilities other than Indebtedness, (B) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (C) any additional interest pursuant to a registration rights agreement with respect to the Bridge Loans or any securities, (D) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (E) any expensing of bridge, commitment and other financing fees, and (F) interest with respect to Indebtedness of any direct or indirect parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(b)                     consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)                      interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations except to the extent provided in Section 10.1(g)(iii)).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Leverage at such date to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available;

provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(i)                         since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such Sale constitutes “discontinued operations” in accordance with the then applicable GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

(ii)                      since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(iii)                   since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, (a) calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company (including in respect of cost savings and synergies) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a)                      subject to the limitations contained in clause (c) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b)                     solely for the purpose of determining the amount available for Restricted Payments under Section 10.2(a)(iv)(C)(1), any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to this Agreement, any Bridge Facility, any exchange notes issued in exchange for any Bridge Loans, the Senior Notes or any Note Indenture, and (iii) restrictions specified in Section 10.4(b)(xi)), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c)                      any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(d)                     any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge or any charges or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves or other costs related to the Transactions (including (i) in relation to expenses relating to consulting or operational improvement initiatives, (iii) expenses associated with the closing out of existing management equity programs and (iii) start-up and transaction costs);

(e)                      the cumulative effect of a change in accounting principles;

(f)                        any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(g)                     all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(h)                     any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(i)                         any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(j)                         any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(k)                      the purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the Transactions or the disentanglement, any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(1)                      any goodwill or other intangible asset impairment charge or write-off;

(m)                   solely for the purpose of determining the amount available for Restricted Investments (but not other Restricted Payments) under Section 10.2(a)(iv)(C)(1): (i) only to the extent not otherwise added back to Consolidated Net Income, depreciation and amortization expense to the extent in excess of capital expenditures on property, plant and equipment and (ii) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; and

(n)                     the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

“Consolidated Secured Leverage Ratio” means the Consolidated Leverage Ratio, but (a) calculated by excluding all Indebtedness other than Secured Indebtedness (except Secured Indebtedness Incurred pursuant to Section 10.1(b)(xiii) and secured only by assets in the applicable jurisdiction but, for the avoidance of doubt, including Indebtedness secured by Liens permitted under clause (u) of the definition of “Permitted Liens”) and (b) calculating Consolidated EBITDA for the purposes of such definition as though (i) consolidated depreciation expense included such expense of the Company and its consolidated Subsidiaries attributable to

SSMC and Jilin and (ii) consolidated amortization expense included such expense of the Company and its consolidated Subsidiaries attributable to SSMC and Jilin.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)                      to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)                     to advance or supply funds:

(i)                         for the purchase or payment of any such primary obligation; or

(ii)                      to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)                      to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Documents” shall mean this Agreement, the Security Documents, the Guaranty (including any supplement thereto), each Letter of Credit and any promissory notes issued by any Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan or the issuance of a Letter of Credit.

“Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including this Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under this Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and security documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (a) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Credit Party” shall mean each Borrower, each Guarantor or any other Subsidiary of the Company that is a party to a Credit Document.

“Crolles” means the alliance operated by or to be operated by the Company and its Restricted Subsidiaries (and assets owned by the Company and its Restricted Subsidiaries that are deployed in such alliance, and activities undertaken by any of them as part of such alliance, shall be deemed to be a part of Crolles) and any successor thereto.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Credit Parties incorporated or organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.5.

“Designated Preference Shares” means, with respect to the Company or any Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 10.2(a)(iv)(C)(2).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)                      matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(b)                     is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(c)                      is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (i) the Stated Maturity of the Notes or (ii) the date on which there are no Notes outstanding; provided, however, that (x) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (y) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 10.2.

“Dutch Banking Act” means the Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992).

“Dutch Borrower” means the Company or Holdings.

“Enforcement Event” has the meaning given in the Collateral Agency Agreement.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, Law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Investments” shall have the meaning provided in the preamble to this Agreement.

“Equity Offering” means (a) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (b) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EURIBOR Loan” means a loan bearing interest at the rate provided in Section 2.8(c).

“EURIBOR Rate” shall mean, in the case of EURIBOR Loan, with respect to each day during each Interest Period pertaining to such EURIBOR Loan, the rate appearing on Telerate Page 248 at approximately 11:00 a.m. (Brussels time) two Business Days prior to the commencement of such Interest Period as the rate for deposits in the Base Currency with a maturity comparable to such Interest Period. In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “EURIBOR Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying EURIBOR rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, the “EURIBOR Rate” for the purposes of this paragraph shall instead be the arithmetic mean of the rates per annum (rounded upwards to four decimal places) notified to the Administrative Agent by the Reference Banks as the rate at which each such Reference Bank quotes to leading banks in the Relevant Interbank Market for Euro deposits at or about 11:00 a.m. (Brussels time) two Business Days prior to the beginning of such Interest Period for a period comparable to such Interest Period and an amount comparable to the amount of such EURIBOR Loan.

“Euro” and “€” means the lawful currency of Participating Member States.

“European Government Obligations” means any security that is (a) a direct obligation of Ireland, Belgium, the Netherlands, France, Germany or any country that is a member of the European Monetary Union on the date of this Agreement, for the payment of which the full faith and credit of such country is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (a) or (b), is not callable or redeemable at the option of the Company thereof.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Rate” means (a) for the purposes of Section 10, the spot rate for the purchase of the Base Currency with the applicable currency other than Euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination, or (b) for the purposes of determining the Base Currency Equivalent of the amount of any Loan or the Stated Amount of any Letter of Credit as of any Revaluation Date or US Dollar equivalent of any Loan on any date for the purposes of any redenomination pursuant to Section 2.10(b), the rate at which such currency may be exchanged into the Base Currency or US Dollars (as the case may be), as set forth at approximately 11:00 a.m. on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. on such date for the purchase of the Base Currency or US Dollars (as the case may be) for delivery two Business Days later.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and to the extent not required to be used to prepay Loans or Cash Collateralize Letters of Credit.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any Participant (a) (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on such Agent, such Lender or such Participant and (ii) any taxes imposed on such Agent, such Lender or such Participant as a result of such Agent, such Lender or such Participant doing business in the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent, such Lender or such Participant having executed, delivered or performed its obligations or received a payment under, or having been a party to (or participating in) or having enforced this Agreement or any other Credit Document) and (b) in the case of a Lender not parry to this Agreement at the Closing Date, (i) any withholding tax that is imposed on amounts payable to such Lender by a Relevant Taxing Jurisdiction under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant not party to this Agreement at the Closing Date, on the date such Participant became a Participant hereunder); provided that this clause (b)(i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.11 (a) or that such Lender acquired pursuant to Section 13.8 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax), (ii) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d) or (iii) any taxes imposed as a result of the gross negligence or willful misconduct of any Agent or Lender.

“Exemption Regulation to the Dutch Banking Act” means the Exemption Regulation to the Dutch Banking Act (Vrijstellingsregeling Wet toezicht Kredietwezen 1992)

dated 26 June 2002 of the Minister of Finance of the Netherlands as promulgated in connection with the Dutch Banking Act.

“fair market value” may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the JLA Fee Letter or the Agency Fee Letter.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of (x) Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to (y) the Fixed Charges of such Person for such four consecutive fiscal quarters. In the event that the Company or any Restricted Subsidiary Incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, including the Transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the

Company or any of its Restricted subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a)                      Consolidated Interest Expense of such Person for such Period;

(b)                     all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c)                      all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Currency” shall mean any currency other than the Base Currency.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP. At any time after the Closing Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election, provided that any such election, once made, shall be irrevocable. The Company shall give notice of either such election to the Administrative Agent and the Lenders.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)                      to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)                     entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary that Guarantees the obligations of the Borrowers under this Agreement pursuant to the Guaranty.

“Guaranty” means the Guaranty dated as of the date of this Agreement between the Administrative Agent, the Taiwan Collateral Agent, Holdings, the Company and each Guarantor (as supplemented from time to time).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreement” shall mean an Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement.

“HK Dollars” or “HK$” means the lawful currency of Hong Kong, the special administrative region of the Republic of China.

“HK Dollars Sublimit” means €250,000,000 (or its equivalent in HK Dollars).

“Holdings Borrowing Limit” means an aggregate amount of €20,000,000 or its equivalent in any Alternative Currency.

“Immaterial Subsidiary” means any Restricted Subsidiary that (a) has not guaranteed any other Indebtedness of a Borrower and (b) has Total Assets (as determined in accordance with GAAP) and Consolidated EBITDA of less than 2.5% of the Company’s Total Assets and Consolidated EBITDA measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such subsidiary.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)                      the principal of indebtedness of such Person for borrowed money;

(b)                     the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)                      all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(d)                     the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e)                      Capitalized Lease Obligations of such Person;

(f)                        the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)                     the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (ii) the amount of such Indebtedness of such other Persons;

(h)                     Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(i)                         to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Subordinated Shareholder Funding or any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding and, in the case of letters of credit, bankers’ acceptances and similar instruments, reimbursement obligations outstanding (to the extent such obligations constitute Indebtedness under clause (c) above). The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (g) or (h) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)                         Contingent Obligations Incurred in the ordinary course of business;

(ii)                      in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or

(iii)                   for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes) and Other Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Investors” means (a) the Sponsors and funds or partnerships related, managed or advised by any of them or any Affiliate of them, and (b) Koninklijke Philips Electronics N.V. and its Subsidiaries.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company or any Parent or any successor of the Company or any Parent (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 10.2:

(a)                      “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(b)                     any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest, payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(a)                      securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)                     securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(c)                      debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(d)                     investments in any fund that invests exclusively in investments of the type described in clauses (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IPO Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (b) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

“Jilin” means Philips Jilin Semiconductors Co. Ltd.

“JLA Fee Letter” means the letter entitled “Project Lion Fee Letter” dated as of August 3, 2006 between the Joint Lead Arrangers and the Company, as amended and restated as of September 11, 2006.

“Law” includes common or customary law, principles of equity and any constitution, code of practice, decree, judgment, decision, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, guideline, request, rule or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, guideline, request, rule or requirement is intended to apply) of any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage pursuant to Section 3.3(d). All L/C Advances shall be denominated in the currency in which the relevant Letter of Credit is (or was) denominated.

“L/C Borrowing” means any extension of credit resulting from a drawing under a Letter of Credit which has not been reimbursed on the date when due or refinanced as a Loan.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“L/C Sublimit” means €250,000,000.

“Legal Reservations” means:

(a)                      the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws of any applicable jurisdiction generally affecting the rights of creditors;

(b)                     the time barring of claims under the applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty (or similar taxes) may be void and defences of set-off or counterclaim; and

(c)                      any other matters which are set out as qualifications or reservations as to matters of law in the legal opinions referred to in Section 6 and delivered to the Administrative Agent at the Closing Date or later delivered in connection with the provision of any Guarantee or Lien under any Security Document.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3, (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2. l(a) or 3.3 or (c) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding.

“Letter of Credit” has the meaning given in Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) an L/C Advance to the Letter of Credit Issuer pursuant to Section 3.3(c) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (a) Morgan Stanley Senior Funding, Inc., (b) Deutsche Bank AG, London Branch, (c) Bank of America, N.A., (d) HSBC Bank plc, (e) BNP Paribas, (f) Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., (g) ABN AMRO Bank N.V., (h) any of their respective Affiliates, or (i) any replacement, successor or new Letter of Credit Issuer appointed pursuant to Section 3.6. Any Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one “Letter of Credit Issuer” at any time, references herein and in the other Credit

Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Level A Status” shall exist on any date if the Net Leverage Ratio as of such date, or the most recent determination date occurring prior to such date, is equal to or greater than 3.00 to 1.00.

“Level B Status” shall exist on any date if the Net Leverage Ratio as of such date, or the most recent determination date occurring prior to such date, is less than 3.00 to 1.00.

“Level I Status” shall exist on any date if the Net Leverage Ratio as of such date, or the most recent determination date occurring prior to such date, is greater than 3.25 to 1.00.

“Level II Status” shall exist on any date if Level I Status does not exist on such date and the Net Leverage Ratio as of such date, or the most recent determination date occurring prior to such date, is greater than or equal to 2.75 to 1.00 but less than or equal 3.25 to 1.00.

“Level III Status” shall exist on any date if the Net Leverage Ratio is greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00 as of such date.

“Level IV Status” shall exist on any date if the Net Leverage Ratio as of such date, or the most recent determination date occurring prior to such date, is less than 2.25 to 1.00.

“LIBOR Loan” shall mean any Loan bearing interest at the rate provided in Section 2.8(b).

“LIBOR Rate” shall mean, in the case of any LIBOR Loan, with respect to each day during each Interest Period pertaining to such LIBOR Loan, (a) the rate of interest determined on the basis of the British Bankers’ Association Interest Settlement Rate for the relevant currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate. In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “LIBOR Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, the “LIBOR Rate” for the purposes of this paragraph shall instead be the arithmetic mean of the rates per annum (rounded upwards to four decimal places) notified to the Administrative Agent by the Reference Banks as the rate at which each such Reference Bank quotes to leading banks in the Relevant Interbank Market for deposits in the relevant currency at or about 11:00 a.m. two Business Days prior to the beginning of such Interest Period for a period comparable to such Interest Period and an amount comparable to the amount of such LIBOR Loan.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan” shall mean any ABR Loan, EURIBOR Loan or LIBOR Loan made by any Lender hereunder.

“Major Default” means (a) any Credit Document is or becomes unenforceable or ineffective as against a Borrower, or any Borrower repudiates any of its obligations under any Credit Document, or it becomes illegal for any Borrower to perform any of its obligations under any Credit Document, in any such case to an extent which is or could reasonably be expected to be materially prejudicial to the interests of the Lenders under the Credit Documents; or (b) any of the following Events of Default with respect to the Borrowers only: (i) Section 11.1(a), (ii) Section 11.l(b), (iii) Section 11.1 (h) insofar as it relates to a breach of any Major Representation, or (iv) Section 11.1(g).

“Major Representation” means a representation or warranty under any of Section 8.1 to 8.4 (inclusive).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

(a)                      (i) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (ii) for purposes of funding any such person’s purchase of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Company, its Subsidiaries or any Parent with (in the case of this sub-clause (ii)) the approval of the Board of Directors;

(b)                     in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(c)                      not exceeding €5,000,000 in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to any Parent, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.1(d).

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (b) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Adverse Effect” means a material adverse effect on:

(a)                      the consolidated business, assets or financial condition of the Company and its Subsidiaries taken as a whole such that the Company and its Subsidiaries taken as a whole would be reasonably likely to be unable to perform their payment obligations under any of the Credit Documents; and/or

(b)                     subject to the Legal Reservations and the Agreed Security Principles, the validity of any security granted pursuant to the Credit Documents to which any Credit Party is a party in any way which is materially adverse to the interests of the Lenders under the Credit Documents taken as a whole and, without duplication of any other cure period, if capable of remedy, not remedied within 20 Business Days of Holdings becoming aware of the issue or being given notice of the issue by the Administrative Agent.

“Maturity Date” shall mean September 29, 2012, or, if such date is not a Business Day, the next preceding Business Day.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans or EURIBOR Loans, €1,000,000 and (b) with respect to a Borrowing of ABR Loans, $500,000 or, in either case, its equivalent in any Alternative Currency.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)                      all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(b)                     all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(c)                      all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)                     the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Leverage at such date minus the aggregate amount of cash and Cash Equivalents, in each case which are free and clear of any Liens, included on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries delivered pursuant to Section 9.1, to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available as adjusted in accordance with the proviso in the definition of “Consolidated Leverage Ratio”.

“Non-Consenting Lender” shall have the meaning provided in Section 13.20(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note Indenture” means the Secured Note Indenture or the Unsecured Note Indenture.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Offer Letter” means the irrevocable letter of offer dated as of August 3, 2006 between the Sponsors and the Seller in relation to the Acquisition.

“Officer” means, with respect to any Person, (a) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director (or any two Managing Directors if elected by such Credit Party) or the Secretary (i) of such Person or (ii) if such Person is owned or managed by a single entity, of such entity; or (b) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer (or two officers, if elected by such Person) of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Administrative Agent. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document, other than any such taxes that arise from the assignment or participation of any rights or obligations under this Agreement in accordance with Section 13.7.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Closing Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(a)                      costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any Governmental Authority, this Agreement, the Bridge Facilities, the Senior Notes or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(b)                     customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(c)                      obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(d)                     fees and expenses payable by any Parent in connection with the Transactions;

(e)                      general corporate overhead expenses, including (i) professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries or (ii) costs and expenses with respect to any litigation or other dispute relating to the Transactions;

(f)                        other fees, expenses and costs relating directly or indirectly to activities of the Company and its Subsidiaries in an amount not to exceed €5,000,000 in any fiscal year; and

(g)                     expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(i)                         where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

(ii)                      in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(iii)                   otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of the Company or any Guarantor if such Indebtedness ranks equally in right of payment to the Loans or Unpaid Drawings (or the Guaranty with respect thereto, in the case of a Guarantor) and is, in each case, secured by Liens on assets of the Company or such Guarantor.

“Participant” shall have the meaning provided in Section 13.7(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning provided in Section 13.21.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 10.5.

“Permitted Collateral Liens” means (a) Liens on the Collateral (i) arising by operation of law that are described in one or more of clauses (c), (d) and (i) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of a Collateral Agent to enforce the Lien on the Collateral or (ii) that are Liens over cash and bank accounts equally and ratably granted to cash management banks securing cash management obligations pursuant to Section 9.16, (b) Liens on the Collateral to secure Indebtedness of the Company or a Restricted Subsidiary that is permitted to be Incurred under clauses (i), (ii) (in the case of clause (ii), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), (iv)(A) (with regard to the Bridge Facilities and any Senior Secured Notes only) and (iv)(C) (if the original Indebtedness was so secured), (vi), (xi) or (xiii) secured only by assets in the applicable jurisdiction) of Section 10.1(b) and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that such Lien ranks equal to all other Liens on such Collateral securing Indebtedness of the Company or such Restricted Subsidiary, as applicable (except that a Lien in favor of Indebtedness incurred under Section 10.1(b)(i) and obligations under Hedging Agreements provided by Lenders or Affiliates of Lenders (at the time such Hedging Agreements were entered into) may have super priority not materially less favourable to the Lenders than that accorded to the Credit Documents on the Closing Date and (c) Liens on the Collateral securing Indebtedness incurred under Section 10.1 (a) and Section 10.1(b)(xii); provided that, in the case of this clause (c), after giving effect to such Incurrence on that date, the Consolidated Secured Leverage Ratio is less than 3.25:1.

“Permitted Holders” means, collectively, (a) the Initial Investors and any one or more Persons whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement, (b) Senior Management and (c) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(a)                      Investments in (i) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (ii) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(b)                     Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(c)                      Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(d)                     Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(e)                      Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)                        Management Advances;

(g)                     Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(h)                     Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition (but excluding a Permitted Asset Swap), in each case, that was made in compliance with Section 10.5;

(i)                         Investments in existence on, or made pursuant to legally binding commitments in existence on, the Closing Date and including the committed investment in PSSL (not exceeding €5,000,000);

(j)                         Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 10.1;

(k)                      After the expiry of the Bridge Period, Investments, taken together with all other Investments made pursuant to this clause (k) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed €300,000,000; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 10.2, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (b) of the definition of “Permitted Investments” and not this clause;

(l)                         pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under Section 10.3;

(m)                   any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(n)                     any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 10.6(b) (except those described in Section 10.6(c)(i), 10.6(c)(iii), 10.6(c)(vi), 10.6(c)(viii), 10.6(c)(ix) and 10.6(c)(xii);

(o)                     Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(p)                     Guarantees not prohibited by Section 10.1 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(q)                     Investments (i) in SSMC to increase the Company’s percentage ownership thereof; provided that, after giving effect to such Investment, the Company is able to incur €1.00 of Indebtedness under Section 10.1(a) or (ii) after the expiry of the Bridge Period, in SSMC or any other Person partially financed by a Singapore government agency (or another project finance with a local or multilateral Governmental Authority) in an aggregate amount under this sub-clause (ii) not to exceed €300,000,000;

(r)                        Loans to Jilin on terms consistent with past practices between Jilin and the Seller, not to exceed €25,000,000 at any one time outstanding; and

(s)                      Investments in Crolles (or, in the event that Crolles is not continued, a similar research and development program) to fund research and development activities and maintenance capital expenditures in an aggregate amount not to exceed €190,000,000 in the first two years after the Closing Date and €50,000,000 per annum thereafter (with a carry over of unused amounts).

“Permitted Liens” means, with respect to any Person:

(a)                      Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(b)                     pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(c)                      Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d)                     Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e)                      Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

(f)                        encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(g)                     Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement;

(h)                     leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(i)                         Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j)                         Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (ii) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(k)                      Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(1)                      Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(m)                   Liens existing on the Closing Date, excluding Liens securing the Senior Notes and the Bridge Facilities;

(n)                     Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(o)                     Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(p)                     Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(q)                     any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(r)                        (i)                        mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(s)                      any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(t)                        Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(u)                     Liens on cash accounts securing Indebtedness incurred under Section 10.1(b)(xi) with local financial institutions;

(v)                     Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(w)                   Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements;

(x)                       Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(y)                     Liens Incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed €50,000,000 at any one time outstanding;

(z)                       Permitted Collateral Liens;

(aa)                Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

(bb)              any security granted over the marketable securities portfolio described in clause (i) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Platform” shall have the meaning provided in Section 13.20(b).

“PMP” means a professional market party (professionele marktpartif) within the meaning of the Exemption Regulation to the Dutch Banking Act.

“Preferred Stock.” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Deutsche Bank AG New York Branch as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Deutsche Bank AG New York Branch in connection with extensions of credit to debtors).

“PSSL” means Philips Semiconductors (Suzhou) Co. Ltd.

“Public Market” means any time after:

(a)                      an Equity Offering has been consummated; and

(b)                     shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €100,000,000 on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Reference Banks” means, in relation to LIBOR. and Mandatory Cost the principal London offices of Morgan Stanley Bank International Limited, Deutsche Bank AG London Branch and Merrill Lynch Capital Corporation and, in relation to EURIBOR, the principal office in London of Morgan Stanley Bank International Limited, Deutsche Bank AG London Branch or Merrill Lynch Capital Corporation or such other banks as may be appointed by the Administrative Agent in consultation with the Company.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances.” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(a)                      if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, this Agreement;

(b)                     such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith);

(c)                      if the Indebtedness being refinanced is expressly subordinated to this Agreement, such Refinancing Indebtedness is subordinated to this Agreement on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Register” shall have the meaning provided in Section 13.7(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” has the meaning given in Section 3.4.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Related Person” with respect to any Permitted Holder means:

(a)                      any controlling equityholder or Subsidiary of such Person; or

(b)                     in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(c)                      any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(d)                     in the case of the Initial Investors any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

“Related Taxes” means

(a)                      any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(i)                         being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(ii)                      issuing or holding Subordinated Shareholder Funding;

(iii)                   being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(iv)                  receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(v)                     having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to Section 10.2; or

(b)                     if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Relevant Interbank Market” means in relation to the Base Currency, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Taxing Jurisdiction” shall mean any jurisdiction in which the Borrowers are organized or otherwise considered to be a resident for tax purposes at the time such Lender becomes a party to this Agreement, or any political subdivision or Governmental Authority thereof or therein having the power to tax.

“Reorganization” means the restructure by the Seller to facilitate the Acquisition as contemplated by the Acquisition Agreement and the Acquisition Side Letter.

“Required Lenders” shall mean, at any date, (a) until the Total Commitments are reduced to zero, Non-Defaulting Lenders having or holding more than 50% of the sum of (i) aggregate principal amount of Loans outstanding, (ii) Letter of Credit Exposures and (iii) the Adjusted Total Commitment, in each case, as at such date, or (b) if the Total Commitments have been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date (with the aggregate Base Currency Equivalent of each Lender’s risk participation and funded participation in L/C Borrowings being deemed “held” by such Lender for the purposes of the definition).

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer” means:

(a)                      when used with respect to the Administrative Agent, any officer within the Loan Operations Group (or any successor group of the Administrative Agent) or any other officer of the Administrative Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject; or

(b)                     when used with respect to any Credit Party or any of its Subsidiaries, the chief executive officer, chief financial officer, where customary in the relevant jurisdiction, any Managing Director (or any two Managing Directors, if elected by such Credit Party), treasurer, controller or any other senior officer (or two such officers, if the relevant Credit Party so elects) authorized to represent such Credit Party and designated as such by the Company in writing to the Administrative Agent.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning given in Section 10.2(a)(iv).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary and for the avoidance of doubt does not include the Crolles assets as in existence on the date hereof unless and until designated otherwise by the Company in a notice to the Administrative Agent.

“Revaluation Date” means (a) each date on which a Credit Event occurs, (b) each date of a continuation or conversion of a Loan pursuant to Section 2.6, (c) the last day of the Interest Period with respect to a Loan or, if earlier, the date which is three months after the date of the Borrowing of a Loan, (d) each date of an amendment, extension or renewal of any Letter of Credit having the effect of increasing the amount thereof, and (e) each date of any payment or disbursement by a Letter of Credit Issuer under any Letter of Credit.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Bridge Facility” means the €1,500,000,000 and US$1,921,290,000 Senior Secured Increasing Rate Bridge Facility dated as of the date of this Agreement between the Company and the Co-Borrower (as co-borrowers), Morgan Stanley Senior Funding, Inc. as administrative agent and the banks and financial institutions from time to time party thereto as lenders.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Note Indenture” means the Indenture relating to the issuance of the Senior Secured Notes expected to be entered into between the Company and the Co-Borrower

(as co-issuers), Deutsche Bank Trust Company Americas, as trustee and certain subsidiaries of the Company named as parties thereto as guarantors.

“Secured Obligations” shall have the meaning assigned to such term in the Security Documents.

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Documents” shall mean, collectively, (a) the Collateral Agency Agreement, (b) each of the documents, agreements and instruments set forth or Schedule 1.1(e), and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.13 or pursuant to any of the Security Documents to secure any of the Secured Obligations.

“Seller” has the meaning given in the preamble.

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent and with an equity investment in excess of €250,000.

“Senior Notes” means Senior Secured Notes or Senior Unsecured Notes.

“Senior Notes Offering” has the meaning given in the preamble to this Agreement.

“Senior Secured Notes” means senior secured notes issued by the Company pursuant to the Secured Note Indenture.

“Senior Unsecured Notes” means senior unsecured notes issued by the Company pursuant to the Unsecured Note Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(a)                      the Company’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(b)                     the Company’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10%

of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(c)                      the Company’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Closing Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Singapore Dollars” or “S$” means the lawful currency of the Republic of Singapore.

“Singapore Dollars Sublimit” means €250,000,000 (or its equivalent in Singapore Dollars).

“Sponsor” means KKR European Fund II, Limited Partnership, KKR Millennium Fund (Overseas), Limited Partnership, Silver Lake Partners II, Cayman L.P., AlpInvest CS Investments 2006 C.V., Bain Capital Fund IX, L.P., Bain Capital Fund VII-E, L.P., Apax Europe Fund V-A, L.P., Apax Europe Fund VI-A, L.P., or any other Person approved in writing by the Joint Lead Arrangers prior to the date hereof.

“SSMC” means Systems On Silicon Manufacturing Company Pte Ltd.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Status” shall mean, as to any Borrower as of any date, the existence of Level I Status, Level II Status, Level III Status, Level IV Status and/or Level A Status or Level B Status, as the case may be on such date. Changes in Status resulting from changes in the Net Leverage Ratio shall become effective (the date of such effectiveness, the “Effective Date”) as of the first day following the last day of the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by the Borrower to the Lenders setting forth, with respect to such Section 9.1

Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that (i) if any Borrower shall have made any payments in respect of interest or commitment fees during the period (the “Interim Period”) from and including the Effective Date to but excluding the day any change in Status is determined as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by any Borrower during such Interim Period and (ii) each determination of the Net Leverage Ratio pursuant to this definition shall be made with respect to the period ending at the end of the fiscal period covered by the relevant financial statements.

“Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of the Borrowers under this Agreement pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by a Parent in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by Holdings, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(a)                      does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to September 29, 2013 (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition);

(b)                     does not require, prior to September 29, 2013, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c)                      contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to September 29, 2013;

(d)                     does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

(e)                      pursuant to its terms is fully subordinated and junior in right of payment to this Agreement, the Bridge Loans and Senior Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

“Subsidiary” means, with respect to any Person:

(a)                      any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(b)                     any partnership, joint venture, limited liability company or similar entity of which:

(i)                         more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii)                      such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Parent” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined below) by one or more Persons that “beneficially owned” (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, “beneficially own” has the meaning correlative to the term “beneficial owner.” as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Closing Date).

“Swiss Francs” and “Fr” means the lawful currency of the Federal Republic of Switzerland.

“Taiwan Collateral Agent” means Mizuho Corporate Bank, Ltd. or any successor acting in that role.

“Tax Credit” means any credit against any Taxes or any relief or remission for Taxes (or their repayment).

“Tax Distribution” shall mean any distribution permitted to be paid pursuant to Section 10.2(c)(ix)(A).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s-length terms entered into with any Parent or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Temporary Cash Investments” means any of the following:

(a)                      any investment in:

(i)                         direct obligations of, or obligations Guaranteed by, (A) the United States of America or Canada, (B) any European Union member state, (C) Switzerland or Norway, (D) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (E) any agency or instrumentality of any such country or member state, or

(ii)                      direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-l” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(b)                     overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(i)                         any Lender;

(ii)                      any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (a)(i) above; or

(iii)                   any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof;

in each case, having capital and surplus aggregating in excess of €250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(c)                      repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) above entered into with a Person meeting the qualifications described in clause (b) above;

(d)                     Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P- 2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(e)                      Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any European Union member state or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(f)                        bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(g)                     any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250,000,000 (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(h)                     investment funds investing 95% of their assets in securities of the type described in clauses (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

(i)                         investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Termination Date” shall mean the date on which the Commitments shall have terminated, no Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero.

“Total Assets” means the consolidated total assets of the Company and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person; provided that pending the acquisitions of ASMC and Jilin, such balance sheet shall give pro forma effect to such acquisitions.

“Total Commitments” shall mean the sum of the Commitments of all the Lenders.

“Transactions” means the acquisition by Holdings of the Company and its Subsidiaries and the related transactions (including the repayment of existing indebtedness of the Company and the disentanglement) pursuant to the Acquisition Agreement (including the Equity Investments) and the Acquisition Side Letter, the drawing of the Bridge Loans and the refinancing thereof with Senior Notes, and the extensions of credit under this Agreement.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 13.7(e).

“Type” shall mean, in relation to any Loan, its nature as an ABR Loan, a LIBOR Loan or a EURIBOR Loan.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unpaid Drawing” shall have the meaning provided in Section 3.4.

“Unrestricted Subsidiary” means SSMC and (upon acquisition of Jilin by the Company or a Restricted Subsidiary) Jilin and:

(a)                      any Subsidiary of the Company (other than the Co-Borrower) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(b)                     any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i)                         such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(ii)                      such designation and the Investment of the Company in such Subsidiary complies with Section 10.2.

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) no Default or Event of Default would result therefrom, and (b)(i) the Fixed Charge Coverage Ratio would not be greater than 2.00 to 1.00 or (ii) the Fixed Charge Coverage Ratio would not be worse than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Bridge Facility” means the €1,500,000,000 Senior Unsecured Increasing Rate Bridge Facility dated as of the date of this Agreement between the Company and the Co-Borrower (as borrowers), Morgan Stanley Senior Funding, Inc. as administrative agent and the banks and financial institutions from time to time party thereto as lenders.

“Unsecured Note Indenture” means the Indenture relating to the issuance of the Senior Unsecured Notes expected to be entered into between the company and the Co-Borrower (as co-issuers), Deutsche Bank Trust Company Americas as trustee and certain subsidiaries of the Company named as parties thereto as guarantors.

“US Dollars”, “Dollars” and “US$” means the lawful currency of the United States of America.

“US Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally

Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such US Government Obligations or a specific payment of principal of or interest on any such US Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the US Government Obligations or the specific payment of principal of or interest on the US Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly-Owned Subsidiary) is owned by the Company or another Wholly-Owned Subsidiary.

“Yen” and “¥” means the lawful currency of Japan.

1.2.                  Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)                      The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                     The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)                      Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)                     The term “including” is by way of example and not limitation.

(e)                      The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)                     Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)                     Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(i)                         Any reference to a time of day is a reference to London time.

(j)                         Any reference to a “Managing Director” of a Dutch Borrower or a Credit Party organized or established under the laws of the Netherlands means a managing director (bestuurder).

1.3.                  Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

1.4.                  Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.                  References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational and constitutive documents, agreements (including this Agreement and each of the other Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.6.                  Exchange Rates. For purposes of determining compliance under Sections 10.2 (other than with respect to determining the amount of any Indebtedness) and 10.5, with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Base Currency Equivalent thereof based on the average Exchange Rate for a Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.3, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of Incurrence or advancing thereof using the Base Currency Equivalent thereof at the Exchange Rate in effect at the time of such Incurrence or advancement.

1.7.                  Liability of Co-Borrower. The Co-Borrower shall be jointly and severally liable for all of the obligations and liabilities of the Company under this Agreement and the other Credit Documents; provided that the obligations of the Co-Borrower under this Agreement and the other Credit Documents shall be limited to an aggregate amount that would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

SECTION 2.         Amount and Terms of Credit

2.1.         Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a Loan or Loans denominated in the Base Currency or any Alternative Currency to the Borrowers which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date provided that the aggregate Base Currency Equivalent of Loans made on the Closing Date or during the period of 10 Business Days thereafter shall not exceed €100,000,000, (ii) may, at the option of the relevant Borrower be incurred and maintained as, and/or converted into, ABR Loans (in the case of Loans denominated in US Dollars), LIBOR Loans or EURIBOR Loans, provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Credit Exposure at such time exceeding such Lender’s Commitment at such time, (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Credit Exposures at such time exceeding the Total Commitment then in effect and (vi) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Credit Exposures at such time denominated in Singapore Dollars or HK Dollars exceeding the Singapore Dollars Sublimit or the HK Dollars Sublimit (as applicable).

(b)          Each Lender may at its option make any EURIBOR Loan or LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the relevant Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply). All Loans shall be repaid in full together with all accrued but unpaid interest thereon pursuant to Section 2.8(e) on the Maturity Date or as otherwise required by Section 2.5. In the event that any Loan is made by any domestic or foreign branch or Affiliate of a Lender on behalf of such Lender as contemplated by this clause (b) all of the provisions of this Agreement applicable to Lenders shall apply to and be enforceable by any such domestic or foreign branch or Affiliate.

2.2.         Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a multiple of, in the case of LIBOR Loans and EURIBOR Loans, €1,000,000 (or its equivalent in any Alternative Currency) or, in the case of ABR Loans, $500,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 25 Borrowings of Loans under this Agreement.

2.3.         Notice of Borrowing (a) Whenever a Borrower desires to incur Loans (other than borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 10:00 a.m. at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Loans or EURIBOR Loans, and (ii) prior to 12:00 Noon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans. Each such notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day), (iii) the currency of such Borrowing (which shall be US Dollars in the case of ABR Loans, the Base Currency in the case of EURIBOR Loans or an Alternative Currency in the case of LIBOR Loans) and (iv) whether the respective Borrowing shall consist of ABR Loans, LIBOR Loans or EURIBOR Loans and, if LIBOR Loans or EURIBOR Loans, the Interest Period to be initially applicable thereto. If a Borrower specifies a Type of Loan but fails to specify the currency of such Loan in a Notice of Borrowing, then the Loan so requested shall be made in the Base Currency in the case of EURIBOR Loans or US Dollars in the case of LIBOR Loans and ABR Loans. If a Borrower specifies the currency of a Loan but fails to specify a Type of Loan in a Notice of Borrowing, then the Loan so required shall be a EURIBOR Loan (in the case of Loans denominated in the Base Currency) or a LIBOR Loan (in the case of Loans denominated in an Alternative Currency). If a Borrower fails to specify both the currency of a Loan and the Type of Loan in a Notice of Borrowing, then the Loan so requested shall be a made in the Base Currency and shall be a EURIBOR Loan. If a Borrower fails to specify an Interest Period (if applicable) of a Loan in a Notice of Borrowing then the Loan so requested shall have an initial Interest Period of one month. Upon receipt of a Notice of Borrowing, the Administrative Agent shall confirm there are sufficient Available Commitments and that neither the HK Dollars Sublimit nor the Singapore Dollars Sublimit (nor, in the case of a Borrowing by Holdings, the Holdings Sublimit) will be exceeded after giving effect to the proposed Borrowing and the Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)          Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4.

(c)          Without in any way limiting the obligation of a Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of a Borrower. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice. Any Notice of Borrowing delivered in writing to the Administrative Agent shall be in substantially the form set forth in Exhibit B.

2.4.         Disbursement of Funds. (a) No later than 12:00 Noon on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b)          Each Lender shall make available all amounts it is to fund to a Borrower under any Borrowing in immediately available funds in the relevant currency to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to such Borrower, by depositing to an account designated by such Borrower to the Administrative Agent the aggregate of the amounts so made available in the relevant currency. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the relevant Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the relevant Borrower, and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or such Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the relevant Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practice on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the relevant Loans.

(c)          Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that the obligations of each Lender hereunder are several and no Lender shall be responsible for the failure of any other Lender to fulfill its obligations hereunder).

2.5.         Repayment of Loans; Evidence of Debt. (a) Each Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Loans made to such Borrower, provided that each Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, the full amount of any and all Loans made to such Borrower on the Closing Date or during the 10 Business Day period after the Closing Date, no later than the date which is 10 Business Days after the Closing Date.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)          The Administrative Agent shall maintain the Register pursuant to Section 13.7(b), in which Register shall be recorded (i) the amount of each Loan made hereunder, the Borrower of such Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the relevant Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the relevant Borrower and each Lender’s share thereof.

(d)          The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of a Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6.         Conversions and Continuations. (a) A Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made to such Borrower of one Type into a Borrowing or Borrowings of another Type and such Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans or EURIBOR Loans, as the case may be, for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans or EURIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans or EURIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans denominated in US Dollars may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the relevant Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 10:00 a.m. at least two Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans or are to be converted into or continued as LIBOR Loans or EURIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)          If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans denominated in US Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans or EURIBOR Loans, a Borrower has failed to specify a new Interest Period to be applicable thereto as provided in paragraph (a) above, such Borrower shall be deemed to have specified an Interest Period of one month, effective as of the expiration date of such current Interest Period. If a Borrower requests the conversion to, or continuation of, a LIBOR Loan or a EURIBOR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead such Loan must be prepaid in the original currency of such Loan and a new Loan reborrowed in the other currency.

2.7.         Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Commitments, respectively. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8.         Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b)          The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be aggregate of (i) the Applicable LIBOR Margin in effect from time to time, (ii) the relevant LIBOR Rate, and (iii) the Mandatory Cost, if any.

(c)          The unpaid principal amount of each EURIBOR Loan shall bear interest for the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the aggregate of (i) the Applicable EURIBOR Margin in effect from time to time, (ii) the relevant EURIBOR Rate, and (iii) the Mandatory Cost, if any.

(d)          If all or a portion of (i) the principal amount of any Loan (ii) the principal amount of any Unpaid Drawing or (iii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal on any Loan or Unpaid Drawing, the rate that would otherwise be applicable thereto plus 1% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a), (b) or (c), as applicable, plus 1%, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(e)          Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each LIBOR Loan and EURIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f)           All computations of interest hereunder shall be made in accordance with Section 5.5.

(g)          Each Lender shall supply the Administrative Agent with any information required by the Administrative Agent in order to calculate the Mandatory Cost in accordance with Schedule 1.1(d).

(h)          The Administrative Agent, upon determining the interest rate for any Borrowing of Loans, shall promptly notify the relevant Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.         Interest Periods. At the time a Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans or EURIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. at least two Business Days prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans or EURIBOR Loans, such Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to a Borrowing, which Interest Period shall, at the option of the relevant Borrower be a one, two, three, or six month period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the relevant Borrower and the Administrative Agent.

Notwithstanding anything to the contrary contained above:

(a)          the initial Interest Period for any Borrowing of LIBOR Loans or EURIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)          if any Interest Period relating to a Borrowing of LIBOR Loan or EURIBOR Loan begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)          if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan or EURIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(d)          the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan or EURIBOR Loan if such Interest Period would extend beyond the Maturity Date; and

(e)          after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 25 Interest Periods in effect with respect to LIBOR Loans and EURIBOR Loans.

2.10.       Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)           on any date for determining the LIBOR Rate or EURIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant currency in the Relevant Interbank Market for a period equivalent to the relevant Interest Period or (y) by reason of any changes arising on or after the Closing Date affecting the Relevant Interbank Market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate or EURIBOR Rate (as the case may be); or

(ii)          at any time, that such Lender shall incur any increase in the cost to such Lender or reductions in the amounts received or receivable hereunder in connection with making or agreeing to make, funding or maintaining, LIBOR Loans, EURIBOR Loans or its Commitment hereunder (other than any such increase or reduction attributable to Taxes) because of (x) any Change in Law, such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the Relevant Interbank Market or the position of such Lender in such market; or

(iii)         at any time, that the making or continuance of any LIBOR Loan or EURIBOR Loan or its Commitment hereunder has become unlawful by compliance by such Lender in good faith with any Law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the Relevant Interbank Market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the relevant Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans and EURIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the relevant Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by any Borrower with respect to LIBOR Loans or EURIBOR Loans that have not yet been incurred shall be deemed rescinded by the relevant Borrower (y) in the case of clause (ii) above, the relevant Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the relevant Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Law.

(b)          At any time that any LIBOR Loan or EURIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the relevant Borrower may (and in the case of a LIBOR Loan or EURIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan or EURIBOR Loan has been requested pursuant to a Notice of Borrowing or a Notice of Conversion or Continuation but has not been made, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that such Borrower was notified by a Lender pursuant to 2.10(a)(ii) or (iii); or (ii) if the affected LIBOR Loan or EURIBOR Loan is then outstanding (x) upon at least three Business Days’ notice to the Administrative Agent (if such Lender may lawfully continue to maintain such LIBOR Loans or EURIBOR Loans to such day or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans or EURIBOR Loans), require the affected Lender to convert each such LIBOR Loan and EURIBOR Loan into an ABR Loan if such conversion would overcome the illegality and each Loan so converted shall, unless already denominated in Dollars, be redenominated into Dollars at the applicable Exchange Rate, (y) prepay the affected EURIBOR Loans or LIBOR Loans on the last day of the Interest Period applicable thereto, if such Lender may lawfully continue to maintain such LIBOR Loan or EURIBOR Loan to such date, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loan or EURIBOR Loan, or (z) cause any affected Lender to assign the affected EURIBOR Loans or LIBOR Loans to another Lender or to another bank or institution willing to accept such assignment (which assignment shall be subject to and in compliance with Section 13.7) to the extent any such affected Lender may lawfully continue to maintain the relevant LIBOR Loans or EURIBOR Loans until such time as such assignment becomes effective in accordance with the terms hereof. Upon any such conversion or prepayment, the relevant Borrower shall also pay accrued interest on the amount so converted or prepaid all amounts due, if any, in connection with such prepayment or conversion under Section 2.11. The relevant Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any assignment pursuant to sub-clause (z). If more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)          If, after the date hereof, the adoption of any applicable Law, rule or regulation regarding capital adequacy, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, any central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the relevant Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent or its Affiliates for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to compensation for such reduction except to the extent resulting from the adoption of any applicable Law, rule or regulation regarding capital adequacy, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, any central bank or comparable agency charged with the interpretation or administration thereof, after the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the relevant Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish such Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)          It is understood that this Section 2.10 shall not apply to Excluded Taxes or to any amounts that would be payable under Section 5.4 but for another provision of Section 5.4 or, to the extent duplicative of Section 5.4, this Section 2.10 shall not apply to Taxes.

2.11.       Compensation. If (a) any payment of principal of any LIBOR Loan or EURIBOR Loan is made by a Borrower to or for the account of a Lender, or is converted or continued, other than on the last day of the Interest Period for such LIBOR Loan or EURIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.8, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans or EURIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or as a result of the operation of any of the provisions of this Agreement, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation or as a result of the operation of any of the provisions of this Agreement, (d) any LIBOR Loan or EURIBOR Loan is not continued as a LIBOR Loan or EURIBOR Loan (as the case may be), as a result of a withdrawn Notice of Conversion or Continuation or as a result of the operation of any of the provisions of this Agreement, (e) any prepayment of principal of any LIBOR Loan or EURIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2 or as a result of the operation of any of the provisions of this Agreement, (f) any assignment of a LIBOR Loan or EURIBOR Loan on a day other than the last day of the Interest Period for such Loan as a result of a request by the Company pursuant to Section 13.8(a), the relevant Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan or EURIBOR Loan.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 2.11, each Lender shall be deemed to have funded each LIBOR Loan or EURIBOR Loan (as the case may be) made by it by a matching deposit or other borrowing in the Relevant Interbank Market in the relevant currency for a comparable amount and for a comparable period, whether or not such LIBOR Loan or EURIBOR Loan (as the case may be) was in fact so funded.

2.12.       Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the relevant Borrower use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its branches or Affiliates, provided that such designation or assignment is made on such terms that would eliminate or reduce amounts payable pursuant to Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4, as the case may be, and that, in such Lender’s judgment, cause such Lender and its lending office suffer no economic (including becoming subject to any unreimbursed cost or expense), legal or regulatory disadvantage. Nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.       Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14.       Additional Alternative Currencies. (a) A Borrower may from time to time request that LIBOR Loans be made and/or a Letter of Credit be issued in an Additional Alternative Currency. A currency will only constitute an Additional Alternative Currency for the purposes of a Credit Event if (i) it is a lawful currency that is readily available in the amount required and freely transferable and convertible into the Base Currency in the Relevant Interbank Market on the date the Administrative Agent receives the relevant Notice of Borrowing or Letter of Credit Request (as applicable) and the date on which the Credit Event occurs, and (ii) it has been approved by the Administrative Agent (acting on the instructions of, in the case of the making of a LIBOR Loan, all the Lenders and in the case of the issuance of a Letter of Credit, all the Lenders and the Letter of Credit Issuer) on or prior to receipt by the Administrative Agent of the relevant Notice of Borrowing or Letter of Credit Request (as applicable) for that Credit Event.

(b)          Any such request for approval of an Additional Alternative Currency pursuant to clause (a) above shall be made to the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of the proposed Credit Event (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to a LIBOR Loan, the Administrative Agent shall promptly notify each Lender thereof and, in the case of any such request pertaining to the issuance of Letters of Credit, the Administrative Agent shall promptly notify each Letter of Credit Issuer thereof. Each Lender (in the case of any such request pertaining to LIBOR Loans) or the Letter of Credit Issuer (in the case of a request pertaining to the issuance of Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., two Business Days after receipt of such request whether it consents, in its sole discretion, to the making of LIBOR Loans or the issuance of Letters of Credit, as the case may be, in such requested currency and the minimum amount (and, if required, integral multiples) for any subsequent Credit Event in that currency.

(c)          The failure by a Lender or any Letter of Credit Issuer, as the case may be, to respond to such notice within the time period specified in clause (b) above shall be deemed to be a refusal by such Lender or the Letter of Credit Issuer, as the case may be, to permit LIBOR Loans to be made or Letters of Credit to be issued in the requested currency.

(d)          If the Administrative Agent and all the Lenders and the Letters of Credit Issuers (as the case may be) consent to making LIBOR Loans or the issuance of Letters of Credit (as the case may be) in the currency requested by a Borrower, the Administrative Agent shall promptly notify the relevant Borrower mat the requested currency is acceptable and such currency shall thereupon be deemed for all purposes to be an Additional Alternative Currency hereunder for purposes of LIBOR Loans and Letters of Credit.

(e)          The Administrative Agent shall promptly notify the relevant Borrower and the Company (if different) if any Lender and (if applicable) the Letter of Credit Issuer does not approve the relevant currency requested.

SECTION 3.  Letters of Credit

3.1.         Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and from the Closing Date and prior to the L/C Maturity Date, the Letter of Credit Issuer agrees to issue upon the request of, and for the benefit of the Borrowers and the Restricted Subsidiaries standby letters of credit, letters of credit or bank guarantees in the Base Currency or any Alternative Currency (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by such Letter of Credit Issuer in its reasonable discretion; provided that the Company shall be a co-applicant, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b)          Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the L/C Sublimity then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Credit Exposures at such time to exceed the Total Commitments then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer but may by its terms be automatically renewed for additional 12 month periods, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) each Letter of Credit shall be denominated in the Base Currency or any Alternative Currency; (v) no Letter of Credit shall be issued if it would be illegal under any applicable Law or is prohibited by any order, judgment, decree of any Governmental Authority or arbitrator which, by its terms, purports to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; (vi) no Letter of Credit shall be issued by Morgan Stanley Bank International Limited or any of its Affiliates if the Stated Amount of such Letter of Credit, when added to the Letters of Credit Outstanding of Morgan Stanley Bank International Limited and its Affiliates at such time, would result in Morgan Stanley Bank International Limited and its Affiliates having issued Letters of Credit with an aggregate Stated Amount in excess of, in aggregate, £150,000,000 (or its equivalent in any Alternative Currency); (vii) no Letter of Credit shall be issued which is denominated in Singapore Dollars if the Stated Amount of such Letter of Credit, when added to the aggregate amount of the Lenders’ Credit Exposures at such time denominated in Singapore Dollars, would exceed the Singapore Dollars Sublimit; (viii) no Letter of Credit shall be issued which is denominated in HK Dollars if the Stated Amount of such Letter of Credit when added to the aggregate amount of the Lenders’ Credit Exposures at such time denominated in HK Dollars, would exceed the HK Dollars Sublimit; and (ix) without limiting Section 7.1, no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.2.

(c)          Upon at least three Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), a Borrower shall have the right, on any day, permanently to terminate or reduce the L/C Sublimit in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the L/C Sublimit.

3.2.         Letter of Credit Requests. (a) Whenever a Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer prior to 12:00 Noon at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by such Borrower and shall be in the form of Exhibit C (each a “Letter of Credit Request”). Each Letter of Credit Request shall specify (i) the initial Stated Amount of the Letter of Credit, (ii) the date of issuance (which shall be a Business Day) and (iii) the currency in which the Letter of Credit shall be denominated (which shall be the Base Currency or an Alternative Currency). Upon receipt of a Letter of Credit Request the Administrative Agent shall confirm there are sufficient Available Commitments and that neither the HK Dollars Sublimit nor the Singapore Dollars Sublimit will be exceeded after giving effect to the issuance of the relevant Letter of Credit and the Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b)          The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the relevant Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b) and Section 7.

3.3.         Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the relevant Borrower under this Agreement with respect thereto, and any security therefor or Guarantee pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b)          Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or any other document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.3(g); provided, however, that anything in such clauses to the contrary notwithstanding, the relevant Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(c)          In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the relevant Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4, the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in the currency in which such payment was made by the Letter of Credit Issuer and in immediately available funds. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. on any Business Day, each L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Commitment Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate. A certificate from the relevant Letter of Credit Issuer submitted to any L/C Participant (through the Administration Agent) with respect to amounts owing under this Section 3.3(c) shall be conclusive absent manifest error. The failure of any L/C Participant to make available to the

Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d)          With respect to any Unpaid Drawing that is not fully reimbursed pursuant to Section 3.4 or refinanced by a Borrowing of Loans because the conditions set forth in Section 7 cannot be satisfied or for any other reason, the relevant Borrower shall be deemed to have incurred from the relevant Letter of Credit Issuer an L/C Borrowing in the amount of the Unpaid Borrowing that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the ABR Rate plus the Applicable ABR Margin plus 1% per annum. In such event, each L/C Participant’s payment to the Administrative Agent for the account of the relevant Letter of Credit Issuer pursuant to Section 3.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.3.

(e)          Each L/C Participant’s obligation to make a Loan or L/C Advances to reimburse a Letter of Credit Issuer for amounts drawn under Letter of Credit, as contemplated by this Section 3.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (x) any setoff, counterclaim, recoupment, defense or other right which such L/C Participant may have against the relevant Letter of Credit Issuer, any Borrower or any other Person for any reason whatsoever; (y) the occurrence or continuance of a Default or any Event of Default; or (z) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans pursuant to this Section 3.3(c) is subject to the conditions set forth in Section 7 (other than delivery by the relevant Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the relevant Borrower to reimburse the Letter of Credit Issuer for the amount of any payment made by such Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.

(f)           Until each Lender funds its Loan or L/C Advance pursuant to this Section 3.3 to reimburse the Letter of Credit Issuer for any Unpaid Drawing, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the Letter of Credit Issuer.

(g)          Whenever the Letter of Credit Issuer receives a payment from a Borrower in respect of an Unpaid Drawing as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any L/C Advances from the L/C Participants pursuant to this Section 3.3, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in the relevant currency and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such Unpaid Drawing and interest thereon accruing after the purchase of the respective L/C Participations.

(h)          The obligations of the Borrowers to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to drawings under Letters of Credit shall be absolute, unconditional and irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)           any lack of validity or enforceability of the Letter of Credit, this Agreement or any of the other Credit Documents;

(ii)          the existence of any claim, set-off, defense or other right that any Credit Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom the beneficiary or any such transferee may be acting), the Administrative Agent, the relevant Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between a Borrower and the beneficiary named in any such Letter of Credit);

(iii)         any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)         the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)          the occurrence of any Default or Event of Default.

3.4.         Agreement to Repay Letter of Credit Drawings. Each Borrower hereby agrees to reimburse the relevant Letter of Credit Issuer, by making payment in the currency in which the relevant Letter of Credit is issued, to the Administrative Agent in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is three Business Days after the date on which the relevant Borrower receives notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. on the date of such payment or disbursement, from and including the date on which such payment or disbursement was made by the Letter of Credit Issuer to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR Rate as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the relevant Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 10:00 a.m. at least two Business Days prior to the Reimbursement Date that such Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, such Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Lenders make Loans on the Reimbursement Date in the relevant currency in the amount of such Unpaid Drawing which Loans, in the case of Unpaid Drawings denominated in US Dollars, shall be ABR Loans, in the case of Unpaid Drawings denominated in the Base Currency, shall be EURIBOR Loans and in the case of Unpaid Drawings denominated in any Alternative Currency other than US Dollars, shall be LIBOR Loans; and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Loan to be made on the Reimbursement Date in respect thereof, and each L/C Participant shall be obligated to make a Loan to the relevant Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent if, and only if, there are Available Commitments sufficient to make such Loan and the conditions set forth in Section 7 (other than the delivery of a Notice of Borrowing) shall be satisfied. Such Loans shall be made without regard to the Minimum Borrowing Amount or multiples. The initial interest period for any EURIBOR Loan or LIBOR Loan made pursuant to this Section 3.4 shall be one month. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

3.5.         Increased Costs. If after the date hereof, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such Governmental Authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to each relevant Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be, (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to Letter of Credit issued on account of such Borrower)) such Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Law, rule or regulation as in effect on the date hereof. A certificate submitted to a Borrower by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to Letters of Credit issued on account of the Borrower)) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6.         New or Successor Letter of Credit Issuer.

(a)          A Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Company. The Company may replace a Letter of Credit Issuer for any reason upon five Business Days written notice to the Administrative Agent and the relevant Letter of Credit Issuer. The Company may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if a new Letter of Credit Issuer under this Agreement shall be added in accordance with this Section 3.6, then the Company may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Company shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Company and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Company, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Company shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop”

Letters of Credit, in a form and substance reasonably satisfactory to the resigning or replaced Letter of Credit, naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)          To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Company, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7.         Issuance By Affiliates. In the event that any Letter of Credit is issued by an Affiliate of a Letter of Credit Issuer on behalf of such Letter of Credit Issuer as contemplated by the definition of “Letter of Credit Issuer” all of the provisions of this Agreement applicable to Letter of Credit Issuers shall apply to and be enforceable by any such Affiliate.

SECTION 4.         Fees; Commitments

4.1.         Fees. (a) (i) The Company agrees to pay to the Administrative Agent in the Base Currency, for the account of each Lender (in each case pro rata according to the respective Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Termination Date. Such commitment fee shall be payable in arrears (x) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received), (y) on the cancelled amount of the relevant Lender’s Commitment on the date on which such Commitment is cancelled pursuant to this Agreement and (z) on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.

(ii)          Notwithstanding the foregoing, (i) any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Company prior to such time, and (ii) no commitment fee shall accrue on any of the

Available Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)          The Company agrees to pay to the Administrative Agent in the Base Currency for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Loans minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c)          The Company agrees to pay to the Administrative Agent in the Base Currency for the account of each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Company and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(d)          The Company agrees to pay directly to the Letter of Credit Issuer in the Base Currency upon each issuance of, drawing under, amendment and/or cancellation of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Company shall have agreed upon for issuances of, drawings under or amendments of, Letters of Credit issued by it.

4.2.         Voluntary Reduction of Commitments. Upon at least three Business Days prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company (on behalf of each of the Borrowers) shall have the right, without premium or penalty, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitment of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least €5,000,000 and in integral multiples of €1,000,000 in excess thereof, (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Credit Exposures shall not exceed the Total Commitment and (d) if, after giving effect to any reduction of the Commitments, the Singapore Dollar Sublimit, the L/C Sublimit or the Holdings Borrowing Limit exceeds the amount of the Total Commitments, such limit or sublimit (as applicable) shall be automatically reduced by the amount of such excess. The amount of any such reduction in the Total Commitment reduction shall not be applied to the Singapore Dollar Sublimit or the L/C Sublimit unless otherwise specified by the Company.

4.3.         Mandatory Termination of Commitments. The Total Commitment shall terminate at 5:00 p.m. on the Maturity Date.

SECTION 5.         Payments

5.1.         Voluntary Prepayments. A Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) such Borrower shall give the Administrative Agent and at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans or EURIBOR Loans) the specific Borrowing(s) to be prepaid, which notice shall be given by such Borrower no later than (i) in the case of EURIBOR Loans, 10:00 a.m. two Business Days prior to, or (ii) in the case of LIBOR Loans denominated (x) in Dollars, 10:00 a.m. three Business Days, and (y) in an Alternative Currency, 10:00 a.m. five Business Days prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any LIBOR Loans or EURIBOR Loans shall be in an integral multiple of €1,000,000 (or its equivalent in an Alternative Currency) and in an aggregate principal amount of at least €5,000,000 (or its equivalent in an Alternative Currency) and each partial prepayment of ABR Loans shall be in an integral multiple of $100,000 and in an aggregate principal amount of at least $500,000 or, in each case, if less, the entire principal amount thereof then outstanding, provided that no partial prepayment of Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount, and (c) any prepayment of LIBOR Loans or EURIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the relevant Borrower with the applicable provisions of Section 2.11. Each such prepayment shall be applied to the Lenders’ participation in each such Loan pro rata. At the relevant Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

5.2.         Mandatory Prepayments and Cash Collateral. (a) If on any Revaluation Date the aggregate amount of the Lenders’ Credit Exposures (such aggregate Credit Exposures, the “Aggregate Outstandings”) exceeds 100% of the Total Commitment as then in effect, the Borrowers shall forthwith repay on such Revaluation Date a principal amount of Loans in an amount (in the Base Currency) equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the Aggregate Outstandings exceed the Total Commitment then in effect, the Company shall Cash Collateralize the then Letters of Credit Outstanding in an amount (in the Base Currency) equal to such excess.

(b)          In addition to the obligations under clause (a) above:

(i)           if, as of the L/C Maturity Date, there shall be any Letters of Credit Outstanding for any reason, the Company shall immediately Cash Collateralize the full amount of the then Letters of Credit Outstanding; and

(ii)          if the Administrative Agent notifies the Company on any Revaluation Date that the Letters of Credit Outstanding (in the Base Currency) at such time exceeds the L/C Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the then Letters of Credit Outstanding in an amount equal to the amount by which the then Letters of Credit Outstanding exceeds the L/C Sublimit.

(c)          As used herein, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuers and the Lenders, as collateral for the obligations of the Borrowers in respect of the Letters of Credit Outstanding, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuers which documents are hereby consented to by the Lenders and which shall permit certain Investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the Secured Obligations. Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of each Letter of Credit Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent (or an Affiliate thereof).

(d)          Any prepayment of a LIBOR Loan or EURIBOR Loan pursuant to this Section on a day other than the last day of the Interest Period applicable thereto shall be subject to compliance by the relevant Borrower with the applicable provisions of Section 2.11.

(e)          With respect to each prepayment of Loans by a Borrower pursuant to Section 5.2(a), such Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(a) of Loans shall be applied to the Loans of any Defaulting Lender. In the absence of a designation by the relevant Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)           In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period therefor and so long as no Event of Default shall have occurred and be continuing, the relevant Borrower, at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan or EURIBOR Loan to be prepaid and such LIBOR Loan or EURIBOR Loan (as the case may be) shall be repaid on the last day of the Interest Period therefor in the required amount with the proceeds of the amount so deposited. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Secured Obligations, provided that the relevant Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2 (subject, in all cases, to compliance by the relevant Borrower with Section 2.11).

5.3.         Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by each Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 12:00 Noon on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrowers, it being understood that written or facsimile notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such amounts are denominated. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 noon on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in the Base Currency Equivalent of such amount.

(b)          Any payments under this Agreement that are made later than 1:00 p.m. shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, such extension of time shall be reflected in computing interest or fees (as the case may be) at the applicable rate in effect immediately prior to such extension.

5.4.         Net Payments. (a) Any and all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if a Credit Party shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4), the Administrative Agent, any Collateral Agent or any Lender, as the case may be, receives an amount equal to the after tax sum it would have received had no such deductions or withholdings been made, (ii) the relevant Credit Party shall make such deductions or withholdings and (iii) the relevant Credit Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by a Credit Party, as promptly as possible thereafter, such Credit Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt in such form as provided in the ordinary course by the relevant Governmental Authority and as is reasonably available to the relevant Credit Party (or other evidence acceptable to such Lender, acting reasonably) received by such Credit Party showing payment thereof.

(b)          Each Credit Party shall pay and shall jointly and severally indemnify and hold harmless, on an after tax basis, the Administrative Agent, each Collateral Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(c)          Each Credit Party shall jointly and severally indemnify and hold harmless, on an after tax basis, the Administrative Agent, each Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, each Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Upon the request of any Borrower, such Administrative Agent, Collateral Agent, or a Lender must provide details of how it calculated the amount of Indemnified Taxes for which it claimed liability under this Section 5.4. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender or by the Administrative Agent or a Collateral Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)          Each Lender shall to the extent it is legally entitled to do so:

(i)           upon the request of any Borrower or the Administrative Agent deliver to the Borrowers and the Administrative Agent two copies of any certification, information, documents or other evidence concerning the nationality, residence or identity of such Lender or make any declaration of similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, regulation or administrative practice of a relevant Governmental Authority as a precondition to exemption from all or a part of any Taxes, assessment or other governmental charge; and

(ii)          deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to any Borrower;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.7 or a Lender pursuant to Section 13.7 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(e)          If a Credit Party determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder or any other Credit Document, the relevant Lender, the Administrative Agent or a Collateral Agent, as applicable, shall cooperate with such Credit Party in challenging such taxes at such Credit Party’s expense if so requested by such Credit Party. If any Lender, the Administrative Agent or a Collateral Agent, as applicable, receives a refund of, or determines that a Tax Credit is available to it with respect to, a tax for which a payment has been made by a Credit Party pursuant to this Agreement, which refund or Tax Credit in the good faith judgment of such Lender, the Administrative Agent or a Collateral Agent, as the case may be, is attributable to such payment made by such Credit Party, then the Lender, the Administrative Agent or a Collateral Agent, as the case may be, shall reimburse such Credit Party for such amount (together with any interest received thereon) as the Lender, the Administrative Agent or a Collateral Agent, as the case may be, determines to be the proportion of the refund or Tax Credit as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender, the Administrative Agent or a Collateral Agent shall claim any refund or Tax Credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender, the Administrative Agent nor any Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to the any Credit Party in connection with this paragraph (e) or any other provision of this Section 5.4.

(f)           The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5.         Computations of Interest and Fees. (a) Interest on LIBOR Loans, EURIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)          Fees and Letters of Credit Outstanding shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6.         Limit on Rate of Interest.

(a)          No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, no Borrower shall be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)          Payment at Highest Lawful Rate. If a Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)          Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable Law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to, in the case of EURIBOR Loans and LIBOR Loans, the beginning of the relevant Interest Period or, in the case of ABR Loans, the relevant date, the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from any Borrower an amount in excess of the maximum permitted by any applicable Law, rule or regulation, then such Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.

5.7.         Currency Indemnity

(a)          If any sum due from a Credit Party under the Credit Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of: (i) making or filing a claim or proof against that Credit Party; (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, in either case that Credit Party shall as an independent obligation, within three Business Days of demand, indemnify each Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)          Each Credit Party waives any right it may have in any jurisdiction to pay any amount under the Credit Documents in a currency or currency unit other than that in which it is expressed to be payable.

SECTION 6.         Conditions Precedent to Initial Borrowing

The occurrence of the initial Credit Event under this Agreement is subject to the satisfaction of the following conditions precedent (subject to the final paragraph of this Section 6), except as otherwise agreed in writing between the Company and the Administrative Agent. The Administrative Agent shall, upon such conditions precedent being satisfied, promptly confirm such satisfaction in writing to the Lenders and the Company.

6.1.         Credit Documents. The Administrative Agent shall have received:

(a)          this Agreement, executed and delivered by a duly authorized signatory of each Borrower and each Lender;

(b)          the Guaranty, executed and delivered by a duly authorized signatory of each Guarantor;

(c)          the Collateral Agency Agreement, executed and delivered by a duly authorized signatory of each party thereto; and

(d)          each of the Security Documents set forth on Schedule 1.l(e), executed and delivered by a duly authorized signatory of each party thereto.

6.2.         Acquisition Agreement. The Acquisition Agreement (which, solely for the purposes of this Section 6.2, shall mean the execution version of the Acquisition Agreement dated as of September 27, 2006), the Acquisition Side Letter (in the form in effect on the date hereof) and the other agreements, instruments and documents relating to the Transactions shall not, in any case, have been altered, amended or otherwise changed or supplemented or any condition therein waived, or any right or power exercised pursuant to Section 6.3 of the Acquisition Agreement, in a manner materially adverse to the Lenders without the prior written consent of the Joint Lead Arrangers. Evidence shall be provided that all conditions precedent to the Reorganization, Refinancing and the Acquisition (other than as to funding) have been satisfied and that the Reorganization, Refinancing and Acquisition have been (or will immediately after funding be) consummated in accordance with the terms of the Acquisition Agreement and the Acquisition Side Letter (in the form in effect on the date hereof) without any modification that is materially adverse to the Lenders (it being acknowledged and agreed that closing of the acquisition of the ownership interests in Jilin and ASMC in accordance with the terms of the Acquisition Agreement is not materially adverse to the Lenders); and that the Reorganization, to the extent not finalized on the date hereof (and except with respect to any actions or steps specifically contemplated in the schedules to the Acquisition Agreement or in the Acquisition Side Letter (in the form in effect on the date hereof) or to be taken after the Closing Date), be finalized in a manner that does not have a material adverse effect on the Guaranty and Liens created or to be created under the Security Documents, as a whole, from that contemplated under the Commitment Letter as of the date thereof (except with the prior written consent of the Joint Lead Arrangers).

6.3.         Indebtedness. No Indebtedness or financing preferred stock of Holdings or its Subsidiaries to third parties shall remain outstanding as of the Closing Date (after giving effect to the Transactions) and no shareholder loans shall have been made without the consent of the Joint Lead Arrangers, other than (i) Indebtedness pursuant to this Agreement, (ii) the Bridge Facilities, (iii) the Senior Notes, (iv) Indebtedness outstanding on August 3, 2006, (v) Indebtedness owed to the Seller pursuant to the Acquisition Agreement which will be repaid in full to complete the Reorganization in accordance with the Acquisition Agreement and (vi) other Indebtedness not exceeding €50,000,000.

6.4.         Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Company in a form reasonably satisfactory to the Administrative Agent demonstrating that after giving effect to the consummation of the Transactions, the Company on a consolidated basis with its Subsidiaries is solvent.

6.5.         Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Sullivan & Cromwell LLP, special New York counsel to the Borrowers, (b) Sullivan & Cromwell LLP, special German counsel to the Borrowers, (c) De Brauw Blackstone Westbroek N.V., special Dutch counsel to the Borrowers, (d) Davis Polk & Wardwell, special French counsel to the Lenders, (e) Slaughter and May, special Hong Kong counsel to the Lenders, (f) SyCip Salazar Hernandez & Gatmaitan, special Philippines counsel to the Lenders, (g) Allen & Gledhill, special Singapore counsel to the Lender, (h) Russin & Vecchi, special Taiwan counsel to the Lenders, (i) Linklaters, special Thailand counsel to the Lenders, and (j) Slaughter and May, special English counsel to the Lenders; in each case in a form and substance reasonably satisfactory to the Administrative Agent and, in each case, to the extent applicable to entities that are Credit Parties on the Closing Date. The Borrowers, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.6.         Closing Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party (or where customary in the relevant jurisdiction, executed by a director of such Credit Party), and attaching the documents referred to in Sections 6.7 and 6.8 below.

6.7.         Corporate Proceedings of Each Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors and, to the extent required under applicable Law or the organizational documents of any Credit Party, the shareholders and/or the supervisory board of directors of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrowers, the extensions of credit contemplated hereunder.

6.8.         Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation, by-laws (or equivalent organizational documents) and, to the extent available in the relevant jurisdiction, an extract of the trade register of each Credit Party.

6.9.         Collateral. All documents and instruments, including Uniform Commercial Code or other applicable personal property and fixture security financing statements, required by Law or reasonably requested by a Collateral Agent, as applicable, to be filed, registered or recorded in any relevant jurisdiction to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to such Collateral Agent for filing, registration or recording, subject to the Agreed Security Principles.

6.10.       Fees. The Agents and Lenders shall have received evidence that the fees in the amounts previously agreed in writing by the Agents and such Lenders to be received on the Closing Date and all expenses for which the Borrowers are responsible and in relation to which invoices have been presented prior to the Closing Date shall be paid on the Closing Date, and Holdings and its Subsidiaries that are party thereto shall have complied in all material respects with all of the other terms of the Fee Letter to be complied with on or before the Closing Date.

6.11.       Bridge Loans and Senior Notes. The Administrative Agent shall have received satisfactory evidence of receipt by the Borrowers of (or the issuance by the Borrowers of irrevocable borrowing requests in respect of) not less than €1,500,000,000 and US$3,842,580,000 of cash proceeds from the advance of the Bridge Loans or the issuance of the Senior Notes.

6.12.       Know Your Customer. The Lenders shall have received such documentation and other evidence as shall have been reasonably requested in order for each such Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar identification procedures.

Notwithstanding anything in this Section 6, to the extent any Liens over the intended Collateral or any action or deliverable related to the creation or perfection of Liens over the intended Collateral (other than any Collateral the Liens over which may be perfected by the filing of a UCC financing statement or, subject to the Agreed Security Principles, the delivery of stock certificates and the Security Document giving rise to the Lien therein) or any Guarantee is not provided on the Closing Date after use by the Borrowers and the other Credit Parties of commercially reasonable efforts to do so, the provision of any such Lien or deliverable or Guarantee shall not constitute a condition precedent to the initial Credit Event under this Agreement but shall be required to be delivered as soon as reasonably practicable, and in any event not later than 90 days or, in the case of the Security Documents set forth in paragraphs 5(b) and 5(c) of Schedule 6.12, seven months, after the Closing Date (or, in any such case, such longer period as may be agreed by the Administrative Agent with the consent of the Required Lenders); it being acknowledged and agreed that the Guarantees and Security Documents set forth on Schedule 6.12 shall not be provided on the Closing Date but shall be delivered within such period.

SECTION 7.         Conditions Precedent to All Credit Events and Certain Funds

The agreement of each Lender to make any Loan requested to be made by it on any date and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1.         No Default, Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (subject to Section 7.3 in the case of Credit Events on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2.         Notice of Borrowing, Letter of Credit Request. (a) Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)          Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

7.3.         Certain Funds. Subject only to satisfaction of the conditions set forth in Section 6, during the period from and including the date of this Agreement to and including the earlier of March 31, 2007 and the Closing Date (the “Certain Funds Period”) and notwithstanding any other provision of the Credit Documents to the contrary, no Lender may refuse to lend in accordance with its obligations under this Agreement, cancel any of its Commitment, exercise any right to rescission, termination or similar right or remedy or any other right of enforcement which it may have in relation to its rights and obligations under this Agreement, accelerate, make demand or cause or require repayment or prepayment of any Loan or exercise any right of set-off or counterclaim in respect of any facility unless:

(a)          any Major Default is continuing unremedied and unwaived;

(b)          it is unlawful for that Lender to perform any of its obligations under the Credit Documents;

(c)          any termination right which may be exercised by the Company or Holdings has arisen under the Acquisition Agreement unless the Lenders have agreed that the Company or Holdings may not exercise such right (other than such right waived consistent with Section 6.2); or

(d)          a Change of Control occurs,

provided that upon the expiry of the Certain Funds Period (subject to the Clean-up Period) all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 8.         Representations, Warranties and Agreements

In order to induce the Lenders and Letter of Credit Issuers to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein,

each Borrower makes the following representations and warranties to, and agreements with, the Lenders, each Agent, each Letter of Credit Issuer, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1.         Organization; Powers. Each of the Credit Parties (a) is a partnership, limited liability company, exempted company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization and (b) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

8.2.         Authorization. The execution, delivery and performance by each of the Credit Parties of each of the Credit Documents to which it is a party, and the borrowings and extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company or partnership action required to be obtained by each Credit Party and (b) will not (i) violate (A) any material provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Credit Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Credit Party is a party or by which any or any of their property is or may be bound, except for any such conflict, breach or default described in this paragraph (C) that could not reasonably be expected to have a Material Adverse Effect or otherwise have a material adverse effect on the rights and remedies of the Lenders under the Credit Documents, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, except for any such conflict, breach or default described in this sub-clause (ii) that could not reasonably be expected to have a Material Adverse Effect or otherwise have a material adverse effect on the rights and remedies of the Lenders under the Credit Documents, or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by any Credit Party.

8.3.         Enforceability. This Agreement has been duly executed and delivered by each Credit Party party hereto and constitutes, and each other Credit Document when executed and delivered by each Credit Party that is party thereto will constitute, a legal, valid and binding obligation of such Credit Party enforceable against each such Credit Party in accordance with its terms, subject to Debtor Relief Laws and to general principles of equity.

8.4.         Governmental Approvals; Other Consents. No action, consent or approval of, registration or filing with or any other action by, any Governmental Authority or any other Person is or will be required in connection with the execution, delivery and performance of the Credit Documents, except for (a) such as have been made or obtained and are in full force and effect, (b) filings necessary to perfect the Liens on the Collateral granted by the

Credit Parties in favor of the Secured Parties and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.5.         Federal Reserve Regulations. (a) No Credit Party nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)          No part of the proceeds of any Loan or the issue of any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation U or Regulation X.

8.6.         Investment Company Act. No Credit Party nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

8.7.         Use of Proceeds. The proceeds of the Loans and the issuance of Letters of Credit will be used for general corporate purposes not in contravention of any law or any Credit Document, provided that any Loans made on the Closing Date shall be used solely for working capital purposes.

8.8.         Solvency. (a) (i) Immediately after giving effect to the Transactions, (A) the fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries on a consolidated basis, respectively; (B) the present fair saleable value of the property of Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (ii) after giving effect to the Transactions, each Credit Party (A) has not ceased, and does not expect that it will cease, making payments on its liabilities when due and (B) can, and expects that it can, obtain credit in the ordinary course of business.

(b)          No Credit Party intends to, and does not believe that it or any of the Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

8.9.         Financial Statements; No Material Adverse Effect. (a) The audited financial statements of the Company and the semiconductors business of the Seller as at

December 31, 2005 and for the fiscal year then ended together with the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the combined financial condition of the Company and the semiconductors business of the Seller as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)          The unaudited consolidated balance sheets of the Company and the semiconductors business of the Seller as at June 30, 2006 and for the period then ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows together with the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the combined financial condition of the Company and the semiconductors business of the Seller as of the date thereof and their results of operations for the period covered thereby, subject, in the case of sub-clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)          Since the date of the audited financial statements described in clause (a) above, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

8.10.       Litigation. Except as specifically disclosed on Schedule 8.10, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any governmental authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

8.11.       No Default. Neither Holdings nor any Subsidiary thereof is in default under any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12.       Ownership of Properties; Liens. Holdings and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Holdings and its Subsidiaries is subject to no Liens, other than Permitted Liens and Permitted Collateral Liens.

8.13.       Environmental Compliance. Holdings and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof to the best knowledge of Holdings, except as specifically disclosed in Schedule 8.13, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.14.       Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than 30 days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

8.15.       Subsidiaries; Equity Interests. As of the Closing Date, Holdings has no Subsidiaries other than those specifically disclosed in Schedule 8.15, and (except as disclosed on such Schedule) all of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Holdings or a Subsidiary thereof in the amounts specified in Schedule 8.15 free and clear of all Liens other than (a) those created under the Security Documents and (b) any Permitted Lien. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 8.15.

8.16.       No Material Misstatements. All written information (other than projections) (the “Information”) furnished by or on behalf of any Credit Party to any Lenders or the Administrative Agent in connection with the Transactions (as such Information may have been supplemented in writing prior to the Closing Date) or the other transactions contemplated by the Credit Documents, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders or the Administrative Agent (as the case may be) and (in the case of such Information delivered prior to the Closing Date) as of the Closing Date and did not contain any material misstatement of fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to projected financial information and pro forma financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

8.17.       Compliance With Laws. Holdings, the Company and each of its Restricted Subsidiaries is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, Holdings, the Company and each of its Restricted Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other social security and employee benefit plan governed by the laws in any jurisdiction in which it operates and (ii) with the terms of any such plan, except, in each case, for (x) such requirement of law, applicable regulation, published interpretations or plan term is being contested in good faith by appropriate proceeding diligently conducted; or (y) such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

8.18.       Intellectual Property Licenses. Holdings, the Company and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of Holdings, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Holdings or any Subsidiary infringes upon any rights held by any other person, except to the extent such infringements, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 8.18, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 9.         Affirmative Covenants

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Secured Obligations incurred hereunder, are paid and performed in full:

9.1.         Financial Statements. The Company will deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)          as soon as available, but in any event on or before the date on which such financial statements would be required to be filed with the SEC but no later than 120 days after the end of the fiscal year (or, if such financial statements are not required to be filed with the SEC, within 120 days after the end of each fiscal year of the Company) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG, Ernst & Young or another registered public accounting firm of internationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)          as soon as available, but in any event on or before the date on which such financial statements would be required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, within 60 days (or 90 days in the case of the fiscal quarter ending September 30, 2006) after the end of each of the first three fiscal quarters of each fiscal year of the Company) beginning with the fiscal quarter ending September 30, 2006 a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (provided that information for prior year interim periods ending prior to the Closing Date may be based on management reports), all in reasonable detail and, other than in the case of the financial statements included in the quarterly report for the fiscal quarter ended September 30, 2006, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. The financial statements included in the quarterly report for the fiscal quarter ended September 30, 2006 shall be prepared on the same basis as the unaudited financial statements for the six months ended June 30, 2006 included in the offering memorandum relating to the Senior Notes Offering with such pro forma adjustments thereto as management believes appropriate in relation to the allocation of costs and expenses, and shall include a statement of cash flows prepared on a consistent basis with the income statement and balance sheet;

(c)          as soon as available, but in any event within, in the case of the fiscal year of the Company commencing on January 1, 2007, 120 days after the commencement of such fiscal year and, thereafter, 90 days after the commencement of each fiscal year of the Company, forecasts prepared by management of the Company, in reasonable detail as customarily prepared by management of the Company for their internal use, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries for such fiscal year (including the fiscal year in which the maturity date occurs).

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Company, then the annual and quarterly financial information required by the clauses (a) and (b) above shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries, which reconciliation shall include the following items: revenue, EBITDA, net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) above may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (i) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (ii) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 20-F or 6-K, as applicable, filed with the SEC; provided that, with respect to each of sub-clauses (i) and (ii), (A) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand and (B) to the extent such information is in lieu of information required to be provided under this Section 9.1, such materials are accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

9.2.         Certificates; Other Information. The Company will deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)          not later than 5 Business Days after the delivery of the financial statements referred to in Section 9.1(a), a certificate of the registered public accounting firm certifying such financial statements; and

(b)          not later than 5 Business Days after the delivery of the financial statements referred to in Section 9.1(a) and 9.1(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company.

Documents required to be delivered pursuant to Section 9.1(a) or 9.1(b) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which Holdings or the Company posts such documents, or provides a link thereto on Holdings’ or the Company’s website on the internet at the website address listed on Schedule 9.2; or (b) on which such documents are posted on Holdings’ or the Company’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Holdings or the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender that requests Holdings or the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Holdings or the Company shall notify the Administrative Agent for further notification to each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Company shall be required to provide paper copies of the Compliance Certificates to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.3.         Notices. (a) Each Borrower will, or will cause the relevant Subsidiary (other than Jilin and SSMC or any other Unrestricted Subsidiary) to, promptly after a Responsible Officer of the Company or such Subsidiary obtains knowledge thereof, notify the Administrative Agent:

(i)           of the occurrence of any Default; and

(ii)          of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a contractual obligation of Holdings or any Subsidiary thereof; (B) any dispute, litigation, investigation, proceeding or suspension between Holdings or any Subsidiary thereof and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting Holdings or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, which, in any such case, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)          Each notice pursuant to this Section 9.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth material details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary has taken and proposes to take with respect thereto.

9.4.         Payment of Obligations. Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by Holdings or such Restricted Subsidiary; or (b) the failure to pay or discharge the same could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.5.         Preservation of Existence; Assets. Each Borrower will, and will cause each of its Restricted Subsidiaries to:

(a)          preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)          take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 10.9 or 10.10; and

(c)          preserve or renew all of its registered patents, trademarks, trade names and service marks, the non preservation of which could reasonably be expected to have a Material Adverse Effect.

9.6.         Maintenance of Properties. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, and make all necessary repairs thereto and renewals and replacements thereof (in accordance with prudent industry practice) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.         Maintenance of Insurance. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated persons engaged in the same or similar businesses as the Company and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other persons.

9.8.         Compliance with Laws. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, Holdings and each of its Restricted Subsidiaries shall at all times comply (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other social security and employee benefit plan governed by the laws in any jurisdiction in which it operates and (ii) with the terms of any such plan (including funding obligations thereunder), except, in each case, for (x) such requirement of law, applicable regulation, published interpretations or plan term is being contested in good faith by appropriate proceeding diligently conducted; or (y) such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

9.9.         Inspection Rights. Each Borrower will, and will cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Holdings; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 9.9 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and for one such time the reasonable expenses of the Administrative Agent in connection with such visit and inspection shall be for the Company’s account; provided further that when an Event Of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Company at any time during normal business hours and upon reasonable advance notice.

9.10.       Use of Proceeds. Each Borrower will use the proceeds of the extensions of credit under this Agreement for general corporate purposes not in contravention of any law or any Credit Document.

9.11.       Guarantees by Holdings and Restricted Subsidiaries. (a) Subject to the Agreed Security Principles, all existing Wholly Owned Subsidiaries (other than an Immaterial Subsidiary and the Co-Borrower) will fully and unconditionally guarantee this Agreement. If the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Subsidiary (other than an Immaterial Subsidiary) after the Closing Date and the issuance of a Guarantee by such Guarantor is not precluded by the Agreed Security Principles, the new Restricted Subsidiary must, within 30 days (or such longer period as the Administrative Agent may agree in writing) after becoming a Restricted Subsidiary, provide a Guarantee of this Agreement by executing a supplement to the Guaranty in the form attached thereto.

(b)          The obligations of each Guarantor under the Guaranty will be limited to the maximum amount that would not render the Guarantors obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law.

(c)          The obligations of a Guarantor under the Guaranty will terminate upon:

(i)           a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary), in each case, as permitted by this Agreement;

(ii)          the designation in accordance with this Agreement of the Guarantor as an Unrestricted Subsidiary;

(iii)         to the extent that the Guarantor is not an Immaterial Subsidiary due to the operation of clause (a) of the definition of “Immaterial Subsidiary”, upon the release of the guarantee referred to in such clause; or

(iv)         repayment in full of all amounts due and payable under the Credit Documents and cancellation of Commitments hereunder.

9.12.       Additional Liens and Security Interests. (a) Subject to the Agreed Security Principles, within 60 days (or such longer period as the Administrative Agent may agree in writing) after (i) any Restricted Subsidiary becomes a Guarantor in accordance with Section 9.11 or (ii) any Credit Party acquires any material property that is not automatically subject to a perfected security interest under the Security Documents, the relevant Credit Party shall, in each case at its sole cost and expense, duly execute and deliver to the Administrative Agent such mortgages, security agreement supplements and other security documents, as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent (in form and scope, and covering such collateral on such terms, in each case consistent with the mortgages, security agreements and other security documents in effect on the Closing Date), granting a security interest in favor of the Secured Parties, and take such additional actions (including the giving of notices, the filing of statements and the provision of all instruments and documents reasonably requested by the Administrative Agent) to perfect and protect the security interests of the Secured Parties under the Security Documents. Notwithstanding the foregoing, no Credit Party shall be required to provide a security interest pursuant to this Section 9.12 (x) except as provided in Section 9.16, in cash or bank accounts prior to the occurrence of an Enforcement Event, (y) if the Agreed Security Principles would not so require or (z) over assets or properties that are not subject to Liens under the Security Documents specifically set forth on Schedule 1.1(e) (whether or not such Security Documents shall have been executed on the Closing Date) as a result of the application of the Agreed Security Principles. Any security interest provided pursuant to this Section 9.12 shall be accompanied with such opinions of counsel to the Company as customarily given by borrower’s counsel in the relevant jurisdiction, in form and substance customary for such jurisdiction. The Company will use reasonable endeavors to procure that its counsel in any relevant jurisdiction provides a legal opinion in respect of any such security interest.

(b)          The obligations of a Credit Party under the Security Documents to which it is a party will terminate upon:

(i)           such Credit Party ceasing to be a Guarantor in accordance with Section 9.1l(c);

(ii)          except in the case of Holdings, the designation in accordance with this Agreement of such Credit Party as an Unrestricted Subsidiary; or

(iii)         payment and performance in full of the Secured Obligations and the cancellation of Commitments hereunder.

(c)          The assets or property of a Credit Party forming part of the Collateral shall be released from the Lien created under any Security Document to which such Credit Party is a party upon the sale or disposition of such assets or property (other than to the Company or a Restricted Subsidiary) in a transaction permitted by this Agreement (other than a sale or disposition subject to Section 10.9 or 10.10(c)).

9.13.       Further Assurances. Subject to the Agreed Security Principles, promptly upon request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of any Credit Document.

9.14.       Insurance Endorsements. Within 10 Business Days (or 30 days in the case of the Guarantor organized under the laws of Thailand) after the Closing Date and the end of each calendar year, the Lenders shall have received endorsements naming the relevant Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all material insurance policies to be renewed following the Closing Date or entered into prior to the end of such fiscal year with respect to the properties of Holdings and its Subsidiaries forming part of the Collateral.

9.15.       Equal and Ratable Security. In the event that assets of the Guarantor organized under the laws of the Philippines or the Capital Stock in such Guarantor are provided as security (other than through sharing the benefit of any conditional assignment granted by such a Guarantor on the Closing Date) for Indebtedness referred to in Section 10. l(b)(i), 10.1(b)(iv), 10.1(b)(xi) or 10.1(b)(xiii) in excess of an aggregate of €25,000,000, then the Company shall, or shall cause the relevant Restricted Subsidiary to, provide that the obligations of the Borrowers under the Credit Documents are secured equally and ratably with all the Indebtedness that causes that threshold to be exceeded, for so long as such Indebtedness is so secured.

9.16.       Security Over Cash and Bank Accounts. (a) On or before the Closing Date the Company shall establish bank accounts held, in each case, with the Global Collateral Agent in London and denominated in US Dollars, Euros and Sterling (each an “Initial Secured Account” and together the “Initial Secured Accounts”) and shall, on the Closing Date, deposit a nominal amount into each Initial Secured Account.

(a)       Upon the occurrence and during the continuance of an Enforcement Event the Company shall, and shall procure that each of its Restricted Subsidiaries shall (i) pay the proceeds of the sale or collection of Collateral to a bank account or bank accounts that do not contain other cash of the Company or the relevant Restricted Subsidiary (as the case may be) that is not the proceeds of Collateral, (ii) not commingle the proceeds of Collateral with other cash of the Company or the relevant Restricted Subsidiary and (iii) pay the proceeds of Collateral denominated in US Dollars, Sterling and Euros that are paid to, or received by, the Company or a Restricted Subsidiary promptly to the relevant Initial Secured Account and, to the extent practicable, direct counterparties to pay the proceeds of Collateral directly to the relevant Initial Secured Account.

(b)       Upon the occurrence and during the continuance of an Enforcement Event, the Company shall, and shall procure that each of its Restricted Subsidiaries shall, grant, subject to the Agreed Security Principles, a perfected Lien in all bank accounts held by the Company or any Restricted Subsidiary to which proceeds of Collateral are paid, to the extent of the proceeds of such Collateral (any such account, an “Additional Secured Account”, and together with the Initial Secured Accounts, the “Secured Accounts”); provided that, to the extent any of the Additional Secured Accounts are or become part of the bank accounts used in the cash management system of the Company, the Company and its Restricted Subsidiaries shall each be entitled to grant a Lien over the Additional Secured Accounts in favor of the bank providing cash management facilities to secure the Company’s obligations to such bank, which Lien shall rank equally and ratably with the Lien created in favor of the Global Collateral Agent.

SECTION 10.       Negative Covenants

Holdings and each Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Secured Obligations incurred hereunder, are paid and performed in full:

10.1.       Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that after the expiry of the Bridge Period the Company and any of the Guarantors may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.00 to 1.0.

(b)          Clause (a) will not prohibit the Incurrence of the following Indebtedness:

(i)           Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (A) €750,000,000, plus (B) in the case of any refinancing of any Indebtedness permitted under this sub-clause (i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(ii)      (A) (1) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Guarantor and (2) co-issuance by the Co-Borrower of any Indebtedness of the Company, in each case so long as the Incurrence of such Indebtedness is permitted under this Agreement; or

(B)       without limiting Section 10.3, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under this Agreement;

(iii)         Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(A)      any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B)       any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(iv)         Indebtedness represented by (A) the Bridge Loans issued on the Closing Date and exchange notes issued in respect thereof or the Senior Notes issued on or after the Closing Date, (B) any Indebtedness (other than Indebtedness described in sub-clauses (i) and (iii) above) outstanding on the Closing Date, (C) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this sub-clause (iv) or sub-clauses (v), (vii), or (xi) below or Incurred pursuant to clause (a) above, (D) Management Advances and (E) obligations arising under a declaration of joint and several liability in respect of a Restricted Subsidiary used for the purpose of section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code) to the extent that such obligations constitute Indebtedness;

(v)          Indebtedness of any Person Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Company or another Restricted Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this sub-clause (v), that at the time of such acquisition or other transaction (x) the Company would have been able to Incur €1.00 of additional Indebtedness pursuant to clause (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this sub-clause (v), or (y) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such acquisition or other transaction;

(vi)         Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company);

(vii)        Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (vii) and then outstanding, will not exceed at any time outstanding the greater of (A) €100,000,000 and (B) 1% of Total Assets;

(viii)       Indebtedness in respect of (A) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (B) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (C) the financing of insurance premiums in the ordinary course of business and (D) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(ix)         Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(x)      (A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(B)       Customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(C)       Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and

(D)      Indebtedness incurred by a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xi)         Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (xi) and then outstanding, will not exceed €450,000,000;

(xii)                 Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (xii) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an Excluded Contribution) of the Company, in each case, subsequent to the Closing Date; provided, however, that (A) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under clause (a) above and Sections 10.2(c)(i), (vi), and (x) to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon, and (B) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this sub-clause (xii) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under Section 10.2 and Sections 10.2(c)(i), (vi), and (x) in reliance thereon;

(xiii)              Indebtedness of Non-Guarantor Restricted Subsidiaries incurred as a result of (A) any governmental or regulatory restrictions, limitations or penalties in the nature of capital controls, exchange controls or similar restrictions affecting the incurrence or repayment of intercompany Indebtedness by any Restricted Subsidiary or (B) any ordinary course country risk management policies of the Company restricting or limiting transfers or distributions from the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary, provided that the principal amount of such Indebtedness so incurred when aggregated with other Indebtedness previously incurred in reliance on this sub-clause (xiii) and still outstanding shall not in the aggregate exceed €350,000,000; and

(xiv)             the guarantee by the Company or a Restricted Subsidiary of Debt of any Person in which the Company or a Restricted Subsidiary has beneficial ownership of 15% or more of the Voting Stock in respect of performance, bid or surety bonds issued by or on behalf of any such Person in the ordinary course of business in an aggregate amount, together with all other guarantees of the Company outstanding pursuant to this sub-clause (xiv) on the date of such incurrence, not to exceed €15,000,000.

(c)                      For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 10.1:

(i)                         in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) and (b) above, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the sub-clauses of clause (b) or clause (a);

(ii)                      all Indebtedness outstanding on the Closing Date under this Agreement shall be deemed initially Incurred on the Closing Date under clause (b)(i) above and not clause (a) or clause (b)(v)(B) above, and may not be reclassified pursuant to sub-clause (i) above;

(iii)                   Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv)                  if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (b)(i), (vii), (xi), (xii) or (xiii) or clause (a) above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(v)                     the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vi)                  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(vii)               the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

(d)                     Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 10.1.

(e)                      The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

(f)                        If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 10.1 the Company shall be in Default of this covenant).

(g)                     For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Base Currency Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Company, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (i) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (ii) the Base Currency Equivalent of the principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; and (iii) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in euros, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Base Currency Equivalent of such amount plus the Base Currency Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

(h)                     Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 10.1 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(i)                         If the Company adopts the US Dollars as its reporting currency, it may elect irrevocably to convert all Euro-denominated restrictions into US Dollar-denominated restrictions at the applicable Exchange Rate prevailing on the date of such election, and all references in this Agreement to determining Base Currency Equivalents and Base Currency amounts shall apply mutatis mutandis as though referring to US Dollars.

10.2.            Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i)                         declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(A)                  dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding; and

(B)                    dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis, measured by value);

(ii)                      purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect Parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(iii)                   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (A) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (B) any Indebtedness Incurred pursuant to Section 10.1(b)(iii)) or any Subordinated Shareholder Funding; or

(iv)                  make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in sub-clauses (i) through (iv) above are referred to herein as a “Restricted Payment”), in the case of any payment described in sub-clauses (i), (ii) or (iii) at any time during the Bridge Period. If such payment is a Restricted Investment or, in the case of any such payment after the expiry of the Bridge Period, such payment may be made unless, at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A)                  a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(B)                    the Fixed Charge Coverage Ratio would not exceed 2.00 to 1.00 after giving effect, on a pro forma basis, to such Restricted Payment; or

(C)                    the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (c)(vi), (x), (xi), and (xii), but excluding all other Restricted Payments permitted by clause (c)) would exceed the sum of (without duplication):

(1)                       50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after the Closing Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(2)                       100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with clause (b) below) of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Closing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company subsequent to the Closing Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (c)(vi) below, and (z) Excluded Contributions);

(3)                       100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with clause (b) below) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with clause (b) below) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange);

(4)                       the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries resulting from:

(a)                    repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company or a Restricted

Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary; or

(b)                   the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this sub-paragraph (4), was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for purposes of sub-paragraph (1) above to the extent that it is (at the Company’s option) included under this sub-paragraph (4); and

(5)                       the amount of the cash and fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or of marketable securities received by the Company or any of its Restricted Subsidiaries in connection with:

(a)                       the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company; and

(b)                      any dividend or distribution made by an Unrestricted Subsidiary or Affiliate to the Company or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for purposes of sub-paragraph (1) above to the extent that it is (at the Company’s option) included under this sub-paragraph (5) above; provided further, however, that such amount shall not exceed the amount included in the calculation of the amount of Restricted Payments.

(b)                     The fair market value of property or assets other than cash covered by clause (a) above shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company or the relevant Restricted Subsidiary.

(c)                      Clause (a) above will not prohibit any of the following (collectively, “Permitted Payments”):

(i)                         any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Subordinated Shareholder Funding or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with the preceding sentence) of property or assets or of marketable securities, from such sale of Capital Stock, Subordinated Shareholder Funding or such contribution will be excluded from clause (a)(iv)(C)(2) above;

(ii)                      any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 10.1;

(iii)                   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 10.1, and that in each case, constitutes Refinancing Indebtedness;

(iv)                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

(A)                  (1) from Net Available Cash to the extent permitted under Section 10.5, but only if the Company shall have first complied with Section 10.5 and purchased all Loans tendered pursuant to any offer to repurchase all the Loans required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(B)                    to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (1) if the Company shall have first paid in full all amounts due under this Agreement as a result of such Change of Control and purchased all Loans tendered pursuant to the offer to repurchase all the Loans required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (2) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(C)                    (1) consisting of Acquired Indebtedness (other than Indebtedness Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (y) otherwise in connection with or contemplation of such acquisition) and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

(v)                     any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(vi)                  the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of any Parent (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Parent (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the any Parent (including any options, warrants or other rights in respect thereof), in each case from Management Investors: provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (A) €40,000,000 plus (B) €20,000,000 multiplied by the number of calendar years that have commenced since the Closing Date plus (C) the Net Cash Proceeds received by the Company or its Restricted Subsidiaries since the Closing Date (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Parent) from, or as a contribution to the equity (in each case under this clause (C), other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (a)(iv)(C)(2) above;

(vii)               the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 10.1;

(viii)            purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(ix)                    dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(A)                  the amounts required for any Parent to pay any Parent Expenses or any Related Taxes; or

(B)                    amounts constituting or to be used for purposes of making payments (1) in connection with, and of fees and expenses Incurred in connection with, the Transactions or (2) to the extent specified in Sections 10.6(c)(ii), (iii), (v), (vii) and (xii).

(x)                       so long as no Default or Event of Default has occurred and is continuing (or would result from), the declaration and payment by the Company of, or loans, advances, dividends or distributions to any Parent to pay, dividends on the common stock or common equity interests of the Company or any Parent following a Public Offering of such common stock or common equity interests, in an amount not to exceed in any fiscal year the greater of (A) 6% of the Net Cash Proceeds received by the Company from such Public Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company and (B) following the Initial Public Offering, an amount equal to the greater of (1) the greater of (x) 7% of the Market Capitalization and (y) 7% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 2.75 to 1.00 and (2) the greater of (x) 5% of the Market Capitalization and (y) 5% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 3.25 to 1.00;

(xi)                    so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed €200,000,000; provided that during the Bridge Period, such amounts may only be applied to make Restricted Investments;

(xii)                 payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(xiii)              Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this sub-clause (xiii);

(xiv)             [Reserved];

(xv)                [Reserved];

(xvi)             (A) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Company issued after the Closing Date; and (B) the declaration and payment of dividends to any Parent or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent issued after the Closing Date; provided, however, that, in the case of paragraphs (A) and (B), the amount of all dividends declared or paid pursuant to sub-clause (xvi) shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution or, in the case of Designated Preference Shares by Parent or an Affiliate the issuance of Designated Preference Shares) of the Company, from the issuance or sale of such Designated Preference Shares;

(xvii)          [Reserved];

(xviii)       dividends or other distributions of Capital Stock of Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents or to the extent the assets owned by such Unrestricted Subsidiary were contributed in contemplation to such dividend or distribution); and

(xix)               [Reserved].

(d)                     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.

10.3.            Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens or, in the case of assets constituting Collateral, Permitted Collateral Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien secures any Indebtedness.

10.4.            Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)                         pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(ii)                      make any loans or advances to the Company or any Restricted Subsidiary; or

(iii)                   sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)                     Clause (a) above will not prohibit:

(i)                         any encumbrance or restriction pursuant to (A) any Credit Facility (including the Credit Documents and the Bridge Facilities) or (B) any other agreement or instrument, in each case, in effect at or entered into on the Closing Date;

(ii)                      any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this sub-clause (ii), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(iii)                   any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in sub-clause (i) or (ii) above or this sub-clause (iii) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in sub-clause (i) or (ii) above or this sub-clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company);

(iv)                  any encumbrance or restriction:

(A)                  that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(B)                    contained in mortgages, pledges or other security agreements permitted under this Agreement or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges or other security agreements; or

(C)                    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v)                     any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

(vi)                  any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)               customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(viii)            encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(ix)                    any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(x)                       any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;

(xi)                    any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to Section 10.1 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than (A) the encumbrances and restrictions contained in this Agreement, together with the Security Documents associated therewith as in effect on the Closing Date or (B) in comparable financings (as determined in good faith by the Company) and where, in the case of paragraph (B), the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrowers’ ability to make principal or interest payments on the Loans or Unpaid Drawings;

(xii)                 [Reserved]; or

(xiii)              any encumbrance or restriction existing by reason of any Lien permitted under Section 10.3.

10.5.         Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(i)                         the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii)                      in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(iii)                   an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(A)                  to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of a Restricted Subsidiary), (1) to prepay, repay or purchase any Indebtedness of a non-Guarantor Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or Indebtedness under this Agreement within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; provided, however, that such prepayment shall only be required after the Company and the Co-Borrower have complied with Section 10.5(b)(ii) and in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this paragraph (A), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of this Agreement) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (2) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided that the Company shall redeem, repay or repurchase Pari Passu Indebtedness pursuant to this sub-paragraph (2) only if the Company makes (at such time or subsequently in compliance with this Section 10.5) an offer to Lenders to purchase Loans in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Loans at least equal to the proportion that (x) the total aggregate principal amount of Loans outstanding bears to (y) the sum of the total aggregate principal amount of Loans outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness; or

(B)                    to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; provided that to the extent that any disposition in such Asset Sale was of Collateral, the assets (including Voting Stock) acquired with the Net Cash Proceeds thereof shall, subject to the Agreed Security Principles, be pledged as Collateral under the Security Documents substantially simultaneously with such acquisition; provided further that neither the Company nor any Restricted Subsidiary shall be entitled to rely on the Agreed Security Principles so as not to provide security over the assets so acquired to the extent that it would result in more than 60% of the fair market value of the assets so acquired (as determined on the date of the acquisition thereof) not being subject to security interests (perfected to the extent required by the Security

Documents specifically set forth on Schedule 1.1 (e) or otherwise in accordance with the Agreed Security Principles);

provided that, pending the final application of any such Net Available Cash in accordance with paragraph (A)(l) or paragraph (B) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

(b)                     (i) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in clause (a) above will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds €50,000,000, the Borrowers will, subject to sub-clause (ii) below, be required to make an offer (“Asset Disposition Offer”‘) to all Lenders and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Loans and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Loans in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Loans and 100% of the principal amount of Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth herein or the agreements governing the Pari Passu Indebtedness, as applicable.

(ii)                      The Borrowers shall only be required to make an Asset Disposition Offer to Lenders and apply any Excess Proceeds to purchase Loans after the Company and the Co-Borrower have (A) during the Bridge Period, complied with any mandatory prepayment obligations under each of the Bridge Facilities and (B) after the Bridge Period has expired, at the election of the Company and the Co-Borrower, prepaid, repaid or repurchased Indebtedness under the Note Indentures in respect of the Senior Notes, and, in each case, then only to the extent of the Excess Proceeds available after the Company and the Co-Borrower have complied with such obligations or made such prepayment, repayment or repurchase (as the case may be).

(c)                      To the extent that the aggregate amount of Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other provisions of this Agreement. If the aggregate principal amount of the Loans surrendered in any Asset Disposition Offer by Lenders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Loans and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Loans and Pari Passu Indebtedness. For the purposes of calculating the principal amount of any such Indebtedness not denominated in the Base Currency, such Indebtedness shall be calculated by converting any such principal amounts into their Base Currency Equivalent determined as of a date selected by the Company that is within the Asset Disposition Offer Period (as defined in clause (e) below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d)                     To the extent that any portion of Net Available Cash payable in respect of the Loans is denominated in a currency other than the currency in which the relevant Loans are denominated, the amount thereof payable in respect of such Loans shall not exceed the net amount of funds in the currency in which such Loans are denominated that is actually received by the Company upon converting such portion into such currency.

(e)                      The Asset Disposition Offer will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Borrowers will purchase the principal amount of Loans and, to the extent they elect, Pari Passu Indebtedness required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Loans and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(f)                        On or before the Asset Disposition Purchase Date, the Borrowers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Loans and Pari Passu Indebtedness or portions of Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn. The Company will deliver to the Administrative Agent an Officer’s Certificate stating that such Loans or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 10.5. The relevant Borrowers will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) pay to the Administrative Agent for the account of each tendering Lender an amount equal to the purchase price of the Loans so validly tendered and not properly withdrawn by such Lender, and accepted by the Borrowers for purchase.

(g)                     For the purposes of clause (a)(ii) above, the following will be deemed to be cash:

(i)                         after the expiry of the Bridge Period, the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(ii)                      securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii)                   Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv)                  after the expiry of the Bridge Period, consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Company or any Restricted Subsidiary; and

(v)                     any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of €100,000,000 and 1% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

10.6.            Limitation on Affiliate Transactions.

(a)                      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction” involving aggregate value in excess of €20,000,000 unless:

(i)                         the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(ii)                      in the event such Affiliate Transaction involves an aggregate value in excess of €50,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company or the relevant Restricted Subsidiary (as applicable).

(b)                     Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (a)(ii) above if such Affiliate Transaction is approved by a majority of the Disinterested Directors. If there are no Disinterested Directors, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 10.6 if the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis.

(c)                      The provisions of clause (b) above will not apply to:

(i)                         any Restricted Payment permitted to be made pursuant to Section 10.2, any Permitted Payments (other than pursuant to Section 10.2(c)(ix)(B)(2)) or any Permitted Investment (other than Permitted Investments as defined in clauses (a)(ii), (b), (k) and (o) of the definition thereof);

(ii)                      any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

(iii)                   any Management Advances and any waiver or transaction with respect thereto;

(iv)                  any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(v)                     the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Restricted Subsidiary of the Company or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(vi)                  the Transactions and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 10.6 or to the extent not more disadvantageous to the Lenders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;

(vii)               execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(viii)            transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix)                    any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(x)                       (A) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors in their reasonable determination and (B) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement;

(xi)                    without duplication in respect of payments made pursuant to sub-clause (xii) below, (A) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) of annual customary management, consulting, monitoring or advisory fees and related expenses customary for portfolio companies of the Initial Investors described in clause (a) of the definition thereof and (B) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments in respect of this paragraph (B) are approved by a majority of the Board of Directors in good faith; and

(xii)                 payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries.

10.7.            Limitation on Business Activities of the Co-Borrower. The Co-Borrower may not hold any material assets, become liable for any material obligations or engage in any business activities; provided that it may be a co-obligor with respect to the notes or any other Indebtedness issued by the Company or a Guarantor, and may engage in any activities directly related thereto or necessary in connection therewith. The Co-Borrower shall be a Wholly-Owned Subsidiary of the Company at all times.

10.8.            Limitation on Business Activities of Holdings. (a) Holdings may not hold any material assets, become liable for any material obligations or engage in any material business activities, except those related to its ownership of the Company; provided that it may guarantee this Agreement, the Senior Notes, the Bridge Facilities and any other Indebtedness issued by the Company or a Guarantor and may incur any Indebtedness in an aggregate amount not to exceed €20,000,000 and Subordinated Shareholder Funding, and may engage in any activities directly related thereto or necessary in connection therewith.

(b)                     During the Bridge Period, Holdings shall not, and shall ensure that any Parent that owns directly or indirectly all or substantially all of the Voting Stock of the Company shall not, incur any Indebtedness (other than Indebtedness under this Agreement in an aggregate amount not to exceed €20,000,000) at any time other than (i) Guarantees of Debt of the Company and (ii) Subordinated Shareholder Funding to a Permitted Holder.

10.9.            Merger and Consolidation by the Company, (a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)                         the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union on January 1, 2004, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Company (if not the Company) will expressly assume, by supplemental agreements, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of the Company under the Credit Documents;

(ii)                      immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)                   immediately after giving effect, on a pro forma basis, to such transaction, either (A) the Fixed Coverage Ratio of the Successor Company would exceed 2.00 to 1.00 or (B) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(iv)                  the Company shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental agreement (if any) comply with this Agreement and an Opinion of Counsel to the effect that such supplemental agreement (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the Administrative Agent), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of sub-clauses (ii) and (iii) above.

(b)                     Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 10.1.

(c)                      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(d)                     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the other Credit Documents but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Agreement or the other Credit Documents.

(e)                      Notwithstanding clauses (a)(ii) and (a)(iii) above (which do not apply to transactions referred to in this clause (e)) and, other than with respect to clause (c) above and clause (a)(iv) above, (i) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding clause (a)(ii) or (a)(iii) above (which does not apply to the transactions referred to in this clause (e)), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

(f)                        This Section 10.9 (other than the requirements of clause (a)(ii) above) shall not apply to the creation of a new subsidiary as a Restricted Subsidiary of the Company.

10.10.      Merger and Consolidations by the Co-Borrower and Guarantors, (a) The Co-Borrower may not consolidate with, merge with or into any person or permit any person to merge with or into the Co-Borrower unless:

(i)                         concurrently therewith, a Subsidiary of the Company that is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia (which may be the Co-Borrower or the continuing person as a result of such transaction) expressly assumes all of the obligations of the Co-Borrower under this Agreement and the other Credit Documents; or

(ii)                      after giving effect to the transaction, at least one obligor on the Senior Notes is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia.

(b)                     Upon the consummation of any transaction effected in accordance with this Section 10.10, the resulting, surviving or transferee Co-Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Co-Borrower under each Credit Document with the same effect as if such successor Person had been named as the Co-Borrower under such Credit Documents. Upon such substitution, the Co-Borrower will be released from its obligations under each Credit Document.

(c)                      No Guarantor may (i) consolidate with or merge with or into any Person, or (ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or (iii) permit any Person to merge with or into the Guarantor, unless, in any such case:

(A)                  except in the case of Holdings, the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)                    (1)                     either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under the Credit Documents to which such Guarantor is a party; and

(2)                       immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)                    except in the case of Holdings, the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Agreement.

10.11.      Impairment of Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the Lien with respect to the Collateral (it being understood that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the Lien with respect to the Collateral) for the benefit of the Secured Parties, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than a Collateral

Agent, for the benefit of the Secured Parties, any interest whatsoever in any of the Collateral, except that the Company and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with the Credit Documents.

SECTION 11.                                    Events of Default

11.1.            Events of Default. Any of the following shall constitute an Event of Default:

(a)                      Non-Payment of Interest. Default in any payment of interest on any Loan, L/C Advance or any Unpaid Drawing when due and payable and such default continues for 30 days;

(b)                     Non-Payment of Principal. Default in the payment of the principal amount of or premium, if any, on any Loan or any Unpaid Drawing when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)                      Breach of Specific Covenants. Failure to comply for 30 days after notice by the Administrative Agent on behalf of the Lenders or the Required Lenders with any covenant, warranty or other agreement with respect to Section 9.11, Section 9.12 or Section 10;

(d)                     Breach of Other Covenants. Failure to comply for 60 days after notice by the Administrative Agent on behalf of the Lenders or the Required Lenders with its other agreements (not specified in clause (a), (b) or (c) above) contained in any Credit Document;

(e)                      Cross-Default. Any Credit Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Credit Documents and Indebtedness referred to in clauses (d) and (f) of the definition thereof) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than €100,000,000 or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity provided that this sub-clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder;

(f)                        Change of Control. Any Change of Control occurs;

(g)                     Insolvency. Any Credit Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar office is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property or assets is instituted without the consent of such Person and continues undismissed or unstayed for (60) calendar days, or an order for relief is entered in any such proceeding;

(h)                     Breach of Representations. Any representation or warranty made or deemed made by any Credit Party (or any of its officers) under or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

(i)                         Security Documents. (i) Any Lien under the Security Document on any material Collateral shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document and this Agreement) for any reason other than the satisfaction in full of all of the Secured Obligations or the release of any such Lien in accordance with the terms hereof or (ii) any Security Document or any Lien created thereunder on any material Collateral shall be declared invalid or unenforceable or a Borrower shall assert in writing that any such Lien is invalid or unenforceable, and, in any such case, such event or circumstance continues for 10 days.

(j)                         Judgments. Failure by any Credit Party or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings, the Borrowers and their Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €100,000,000 (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final; or

(k)                      Guaranty. The Guaranty ceases to be in full force and effect, other than in accordance the terms of the Credit Documents and the Agreed Security Principles, or a Guarantor denies or disaffirms its obligations under the Guaranty, other than in accordance with the terms thereof or upon release of the Guaranty in accordance with the Credit Documents;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement: (i) declare the Total Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans, L/C Advances and all other amounts owing hereunder or under any other

Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Company to Cash Collateralize the aggregate Stated Amount of all Letters of Credit then outstanding, provided that upon the occurrence of any Event of Default under Section 11.1 (g) the Total Commitment and Commitment of each Lender shall automatically terminate, the unpaid principal amount of all outstanding Loans, L/C Advances and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the then Letters of Credit Outstanding as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

11.2.            Clean-up Period. (a) Notwithstanding any other terms of this Agreement, during the period commencing on the Closing Date and expiring 90 days after the Closing Date (the “Clean-up Period”), if any matter or circumstance that exists in respect of the Company or any of its Subsidiaries would constitute (i) a breach of a representation or warranty made in Section 8; or (ii) a breach of an undertaking in Section 9 or Section 10; or (iii) a Default or an Event of Default, (a “Relevant Default”) then:

(A)                  promptly upon becoming aware of its occurrence, the Company shall notify the Administrative Agent of that Relevant Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(B)                    subject to clause (b) below, during the Clean-up Period that Relevant Default shall not constitute a Default or an Event of Default and the Administrative Agent shall not be entitled to take any action under Section 11.1 with respect to that Relevant Default until (if that Relevant Default is then continuing) the earlier of (1) the date immediately after the end of the Clean-up Period; and (2) the date (if any) on which a Material Adverse Effect occurs as a result of that Relevant Default.

(b)                     Clause (a)(B) above shall not apply with respect to any Relevant Default to the extent that:

(i)                         the Relevant Default is not capable of remedy; or

(ii)                      the Relevant Default is capable of remedy and reasonable steps are not being taken to remedy it within 20 Business Days of the Administrative Agent giving notice to the Company or the Company becoming aware of the occurrence of that Relevant Default; or

(iii)                   the Relevant Default has been procured by or approved by the Company or Holdings.

(c)                      For the avoidance of doubt, subject to Section 7.3, clause (a)(B) above shall not restrict the Administrative Agent’s right to take any action under Section 11.1 with respect to any Default or Event of Default which is not a Relevant Default.

11.3.            No Breach for Reorganization or Refinancing. Notwithstanding any other provision of this Agreement, no Credit Party shall be in breach of any of its obligations under Section 9 or Section 10 as a result of any actions or steps taken in order to complete the Reorganization and, to the extent applicable, the Refinancing, to the extent not finalized on the Closing Date, in accordance with terms of the Acquisition Agreement, including the schedules thereto (which for the purposes of this Section 11.3 shall mean the execution version of the Acquisition Agreement dated September 27, 2006) and the Acquisition Side Letter (in the form in effect on the date hereof) which, in each case, shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived, or, any right or power exercised pursuant to Section 6.3 of the Acquisition Agreement, in a manner materially adverse to the Lenders without the prior written consent of the Required Lenders.

11.4.            Application of Funds. After the exercise of remedies as provided in Section 11.1 (or after the Commitments have been automatically cancelled, Loans, L/C Advances and all other amounts have automatically become due and payable and the Letters of Credit Outstanding have automatically been required to be Cash Collateralized as set forth in the proviso to Section 11.1), any amounts received by the Administrative Agent on account of the Secured Obligations shall be applied in accordance with Section 4 of the Collateral Agency Agreement.

SECTION 12.                                    The Agents

12.1.            Appointment (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)                     The Administrative Agent, each Lender and each Letter of Credit Issuer hereby irrevocably designate and appoint each Collateral Agent as its agent under this Agreement and the other Credit Documents, and the Administrative Agent, each Lender and each Letter of Credit Issuer irrevocably authorize each Collateral Agent, in such capacity, to take such action on their behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to each Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, each Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Administrative Agent, any Lender or any Letter of Credit Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against a Collateral Agent.

(c)                      Each Joint Lead Arranger, each Joint Bookrunner, the Syndication Agent and the Documentation Agent, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

(d)                     Each Lender and Letter of Credit Issuer confirms that each Joint Lead Arranger and the Administrative Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Joint Lead Arranger or Administrative Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Credit Documents or the transactions contemplated in the Credit Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

12.2.            Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys- in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3.            Exculpatory Provisions. No Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Collateral Agent under or in connection with, this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4.            Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or such greater number or percentage of Lenders as may be expressly required by this Agreement in any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5.            Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6.            Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any Letter of Credit Issuer. Each Lender and Letter of Credit Issuer represents to each Agent that it has, independently and without reliance upon such Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be famished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Borrower, any Guarantor or any other Credit Party that may come into the possession of such Agent any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliate.

12.7.            Indemnification. The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by any Credit Party and without limiting the obligation of any Credit Party to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct; it being acknowledged and agreed that no action taken in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall constitute gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive termination of the Commitment, the repayment of the Loans and all other amounts payable hereunder.

12.8.            Agents in their Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower, any Guarantor, and any other Credit Party as though it were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9.            Successor Agents. The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld or delayed) so long as no Default or Event of Default is continuing. If no successor agent has accepted appointment as the Administrative Agent by the date which is twenty (20) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor (or upon the Lenders assuming such role as provided above) and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that the requirements set forth in Section 9.11 are satisfied, the Administrative Agent shall thereupon succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents..

12.10.      Withholding Tax and Deductions. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Credit Party and without limiting the obligation of any Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11.      Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Unpaid Drawing shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Unpaid Drawings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Letter of Credit Issuers and the Administrative Agent under Sections 4.1 and 14.5) allowed in such judicial proceeding; and

(b)                     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Letter of Credit to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Letter of Credit Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 14.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or Letter of Credit Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.12.      Joint and Several Claims. Each of the Agents, Lenders and Letter of Credit Issuers hereby agree that as regards any Collateral located in or related to the Republic of China, the Taiwan Collateral Agent shall be deemed to be a creditor jointly and severally with each of them with respect to the rights and claims against the Credit Parties hereunder and under any of the other Credit Documents pursuant to Article 283 of the Republic of China Civil Code and that the Taiwan Collateral Agent shall be entitled to exercise and pursue all such rights and claims against the Credit Parties in its capacity as a joint and several creditor and for the joint and several benefit of the Agents, Lenders and Letter of Credit Issuers.

SECTION 13.                                    Miscellaneous

13.1.            Professional Market Party Representations. (a) For the purpose of this Section 13.1, each Lender includes the domestic or foreign branch office or Affiliate making a Loan and each Letter of Credit Issuer includes its Affiliates issuing Letters of Credit.

(b)                     Without limiting the Borrower’s obligations under the Dutch Banking Act and the Exemption Regulation to the Dutch Banking Act, each Lender and Letter of Credit Issuer which is a party to this Agreement on the date hereof represents and warrants to each party to this Agreement on the date hereof that it is a PMP.

(c)                      If, on the date on which a party becomes a Lender or a Letter of Credit Issuer (as the case may be), it is a requirement of Dutch law that such party be a PMP, each such new Lender or Letter of Credit Issuer represents and warrants to each party to this Agreement on the date on which it becomes a party to this Agreement as a Lender or a Letter of Credit Issuer (as the case may be) that it is a PMP.

(d)                     Each Lender and Letter of Credit Issuer acknowledges that (i) it is aware of the consequences of the representation and warranty made by it under this Section 13.1 and (ii) each of the Agents and other Lenders and Dutch Borrowers has relied upon such representation and warranty.

13.2.            Amendments and Waivers. (a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 13.2. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time (i) enter into with the relevant Credit Party or Credit Parties written amendments, supplements, modifications or waivers hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (ii) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement, modification or waiver shall directly (A) forgive or reduce or waive any portion of any Loan or L/C Advance or extend the final scheduled maturity date of any Loan or any L/C Advance or reduce the stated rate (it being understood that any change to the definition of Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate” or amend Section 2.8), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 13.11(a), in each case without the written consent of each Lender directly and adversely affected thereby, (B) amend, modify or waive any provision of this Section 13.2 or reduce the percentages specified in the definitions of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or consent to the assignment or transfer by any Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Sections 10.9 or 10.10), (in any such case) without the written consent of each Lender, (C) amend Section 2.14 or the definition of “Alternative Currency” in each case without the written consent of each Lender directly and adversely affected thereby, (D) amend, modify or waive any provision of Section 12 without the written consent of each Agent, (E) in addition to the Lenders required above, amend, modify or waive any provision hereof relating to a Letter of Credit Issuer or to any Letter of Credit without the written consent of each Letter of Credit Issuer, or (F) release all or substantially all of the Guarantors under the Guaranty (except as expressly permitted by the Guaranty) or release all or substantially all of the Collateral under any of the Security Documents, without the prior written consent of each Lender and each Letter of Credit Issuer, or (G) amend Section 2.9 so as to permit Interest Periods of greater than six months without the written consent of each Lender directly and adversely affected thereby, or (H) affect the rights, duties, privileges, liabilities or obligations of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or the other Credit Documents, without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b)                     Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(c)                      In the event that any covenant contained in any Note Indenture is amended, varied, modified, supplemented or replaced as a result of negotiations with potential investors in the Senior Notes prior to the issue date of such Senior Notes, the Lenders or the Company shall have the right to require that the corresponding covenant herein is so amended, varied, modified, supplemented or replaced and the Borrowers and the Lenders shall promptly execute such documents as may be required to give effect to any such amendment, variation, modification, supplement or replacement.

13.3.            Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)                      if to a Borrower, the Administrative Agent, any Collateral Agent or any Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)                     if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent, any Collateral Agent and the Letter of Credit Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 3.2, 4.2 and 5.1 shall not be effective until received.

13.4.            No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, a Collateral Agent, any Lender or any Letter of Credit Issuer, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.5.            Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of Letters of Credit hereunder.

13.6.            Payment of Expenses and Taxes. The Company and the Co-Borrower jointly and severally agree (a) to pay or reimburse the Agents for all their reasonable out-of- pocket costs and expenses incurred after the Closing Date in connection with any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection therewith including the reasonable fees, disbursements and other charges of the Administrative Agent’s counsel, (b) to pay or reimburse each Lender, Agent and Letters of Credit Issuers for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender, the Agents and each Letter of Credit Issuer, (c) subject to the Agreed Security Principles, to pay, indemnify, and hold harmless each Lender, each Letter of Credit Issuer and Agent from, any and all recording and filing fees incurred on or after the Closing Date and (d) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and Agent and their respective directors, officers, employees, advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the enforcement, performance and (except in the case of each Agent and Letter of Credit Issuer) administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to any violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of any Borrower, any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Company and the Co-Borrower shall have no obligation hereunder to the Administrative Agent, any Lender or any Letter of Credit Issuer nor any of their respective Related Parties with respect to indemnified liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Related Parties or (ii) disputes among the Administrative Agent, the Lenders, the Letters of Credit Issuers and/or their transferees. All amounts payable under this Section 13.6 shall be paid within ten Business Days of receipt by the Company or the Co-Borrower (as the case may be) of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.6 shall survive resignation of any Agent, the replacement of any Lender or Letter of Credit Issuer, the termination of the Total Commitments and repayment of the Loans and all other amounts payable hereunder.

13.7.            Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower or without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.7. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 13.7) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                     (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Company shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable Law, the Company would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)                  the Company (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an

Agent (unless increased costs would result therefrom except if an Event of Default under Section 11.1(a), (b) or, with respect to any Credit Party, (g) has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1(a), (b) or, with respect to any Credit Party, (g) has occurred and is continuing, any other assignee; and

(B)                    the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the Letter of Credit Issuers, provided that no consent of the Administrative Agent or any Letter of Credit Issuer, as applicable, shall be required for an assignment of (1) any Commitment to an assignee that is a Lender or (2) any Loan to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent or an Approved Fund.

(ii)                      Assignments shall be subject to the following additional conditions:

(A)                  except in the case of an assignment to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than €5,000,000, and whole increments of €1,000,000 in excess thereof, unless each of the Company and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Company shall be required if an Event of Default under Section 11.1(a), (b) or, with respect to any Credit Party, (g) has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)                    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of €3,500, provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee, and provided further that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D)                   the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

For the purpose of this Section 13.7(b), the term “Approved Fund” means any Person (other than a natural person) that is (or will at the time of the relevant assignment be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that manages a Lender.

(iii)                   Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 13.7, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 13.7.

(iv)                  The Administrative Agent, acting for this purpose as an agent of the Borrowers shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                     Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 13.7 and any written consent to such assignment required by paragraph (b) of this Section 13.7, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. Promptly following any change to the Register, the Administrative Agent shall deliver to the Company an updated version thereof.

(c)                      (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) at any time it is a requirement of Dutch law on the date participations are sold to a Participant, such Participant is a PMP. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.2 that affects such Participant. Subject to paragraph (c)(ii) of this Section 13.7, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.7. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 13.11(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.7(a) as though it were a Lender.

(ii)                      A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(d)                     Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.7 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, each Borrower hereby agrees that, upon request of any Lender at any time and from time to time after such Borrower has made its initial borrowing hereunder, such Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit E, as the case may be, evidencing the Loans owing to such Lender; provided that any such promissory note shall be governed by the laws of the State of New York and the relevant Borrower shall not be required to pay for any notarization of any such promissory note.

(e)                      Subject to Section 13.19, each Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”)

and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrowers and their respective Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their respective Affiliates pursuant to this Agreement or any other Credit Document or which has been delivered to such Lender by or on behalf of the Borrowers and their respective Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their respective Affiliates prior to becoming a party to this Agreement.

13.8.            Replacements of Lenders under Certain Circumstances. (a) A Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4; (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken; (iii) becomes a Defaulting Lender; or (iv) fails to approve an Additional Alternative Currency requested pursuant to Section 2.14 and with respect to which the Required Lenders shall have approved such request, with (in any such case) a replacement bank or other financial institution, provided that (A) such replacement does not conflict with any Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) such Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans, L/C Advances and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.7 (provided that the relevant Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that such Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)                     If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.2 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Secured Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.7.

13.9.            Resignation as Letter of Credit Issuer upon Assignment. (a) Notwithstanding anything to the contrary contained herein, if at any time a Lender assigns all of its Commitment and Loans pursuant to this Section 13.9, it may, upon three Business Days notice to the Company and the Administrative Agent, resign as Letter of Credit Issuer. In the event of any such resignation as Letter of Credit Issuer, the Company shall be entitled to appoint from among the Lenders a successor Letter of Credit Issuer hereunder in accordance with Section 3.6; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of the relevant Lender as Letter of Credit Issuer. If a Letter of Credit Issuer resigns, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Exposure with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unpaid Drawings pursuant to Section 3). Upon the appointment of a successor Letter of Credit Issuer such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer in accordance with Section 3.6.

(b)       Notwithstanding anything to the contrary contained above the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 12.9.

13.10.      Assignment to SPCs. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) such SPC makes the representations and warranties applicable to Lenders set forth in Section 13.1 (ii) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (iii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the cost or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 2.10, 2.11, 3.5 or 5.4, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of any Borrower and the Administrative Agent and with the payment of a processing fee of €3,500 assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC; provided that the information disclosed shall be limited to the extent necessary to satisfy the requirements of any such rating agency, commercial paper dealer, provider of any surety or Guarantee or credit or liquidity enhancement and shall not include (without the prior written consent of the Company) non-public projections, forecasts or any other forward looking information provided by, or relating to, the Company.

13.11.      Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                     After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any of its Affiliates or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the relevant Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.12.      Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.13.      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.14.      Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Collateral Agents, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrowers, the Administrative Agent, the Collateral Agents or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.15.      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.16.      Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)                      submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)                     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                      in the case of each Credit Party party hereto (other than the Co-Borrower) appoints the Co-Borrower (the “Process Agent”) as its agent to receive on behalf of such Credit Party and its property service of copies of the summons and complaint and any other process which may be served by the Administrative Agent or any Lender or Letter of Credit Issuer in any such action or proceeding in any aforementioned court in respect of any action or proceeding arising out of or relating to this Agreement. Such service may be made by delivering a copy of such process to such Credit Party by courier and by certified mail (return receipt requested), fees and postage prepaid, both (iv) in care of the Process Agent at the Process Agent’s address and (v) at the relevant Credit Party’s address specified pursuant to Section 13.3, and each Credit Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.3;

(d)                     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                      waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.16 any special, exemplary, punitive or consequential damages.

13.17.      Acknowledgments. Each Borrower hereby acknowledges that:

(a)                      it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)                     no Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between such Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                      no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

13.18.      WAIVERS OF JURY TRIAL. EACH BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.19.      Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of a Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process, or (b) to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, (c) to any other party to this Agreement, (d) to any pledgee referred to in Section 13.7(d), provided that the information disclosed shall be limited to the extent necessary to satisfy the requirements of such pledgee and shall not include (without the prior written consent of the Company) non-public projections, forecasts or other forward looking information provided by, or relating to, the Company, (e) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 13.19 and (f) otherwise with prior written consent of the Company, provided that unless specifically prohibited by applicable Law or court order or similar process, each Lender and the Administrative Agent shall notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender, Letter of Credit Issuer or the Administrative Agent be obligated or required to return any materials furnished by a Borrower or any Subsidiary of a Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.19.

13.20.      Direct Website Communications.

(a)                      (i) A Borrower may, at its option but subject to the limitations set forth in Sections 9.1 and 9.2, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other Credit Event (including any election of an Interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing or other Credit Event (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to David.Hobbs@morganstanley.com. Nothing in this Section 13.20 shall prejudice the right of the Borrowers, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(ii)                      The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)                     Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 13.19.

(c)                      The Platform is provided “as is” and “as available”. The Agent Parties do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent, a Collateral Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to any Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties) gross negligence or willful misconduct.

13.21.      USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

KASLION ACQUISITION B.V.

By:	/s/ Axel Holtrup
Name: AXEL HOLTRUP
Title: DIRECTOR

Kees De Ru
representing AlpInvest Partners N.V. in its turn representing AlpInvest Partners 2006 B.V.

NXP B.V.

By:	/s/ Ingen Housz
Name: INGEN HOUSZ
Title: J.M.L.M.

NXP FUNDING LLC

By:	/s/ [ILLEGIBLE]
Name: [Illegible]
Title: Secretary

ADMINISTRATIVE AGENT AND GLOBAL COLLATERAL AGENT

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and as Global Collateral Agent

By:	/s/ Mathias Blumschein
Name: Mathias Blumschein
Title: Authorised Attorney

JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

MORGAN STANLEY BANK INTERNATIONAL LIMITED, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Mathias Blumschein
Name: Mathias Blumschein
Title: Authorised Signatory

By:
Name:
Title:

DEUTSCHE BANK AG, LONDON BRANCH, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Paul Cahalan
Name: Paul Cahalan
Title: Managing Director

By:	/s/ Nick Jansa
Name: Nick Jansa
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Director

SYNDICATION AGENT

DEUTSCHE BANK AG, LONDON BRANCH, as Syndication Agent

By:	/s/ Paul Cahalan
Name: Paul Cahalan
Title: Managing Director

By:	/s/ Nick Jansa
Name: Nick Jansa
Title: Managing Director

DOCUMENTATION AGENT

MERRILL LYNCH CAPITAL CORPORATION, as Documentation Agent

By:	/s/ Arminee H. Bowler
Name: Arminee H. Bowler
Title: Vice President

LENDERS

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Arminee H. Bowler
Name: Arminee H. Bowler
Title: Vice President

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Mathias Blumschein
Name: Mathias Blumschein
Title: Authorised Attorney

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Paul Cahalan
Name: Paul Cahalan
Title: Managing Director

By:	/s/ Nick Jansa
Name: Nick Jansa
Title: Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Oscar William Cranz III
Name: Oscar William Cranz III
Title: Principal

[GRAPHIC]

ABN AMRO BANK N.V.

By:	/s/ Edwin Ezinga
	Name:	Edwin Ezinga
	Title:	ASSISTANT DIRECTOR

/s/ LA van Waart
LA van Waart

MIZUHO CORPORATE BANK, LTD.

By:	/s/ M Kobayashi
	Name:	M Kobayashi
	Title:	Joint General Manager

HSBC BANK PLC

By:	/s/ David Ewing
	Name:	David Ewing
	Title:	Global Relationship Manager

BNP PARIBAS, AMSTERDAM BRANCH

By:	/s/ J.A.C. NIESSEN
	Name:	J.A.C. NIESSEN
	Title:	Head of Corp. Group

/s/ R. van der VELDEN
R. van der VELDEN

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEEN BANK B.A.

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
Title:

SCHEDULE 1.1(a)

AGREED SECURITY PRINCIPLES

1.                          Agreed Security Principles

1.1                    The Guarantees and Liens to be provided by the Loan Parties will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Schedule 1.1(a) identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on or be determinant of the Guarantees and Liens to be taken in relation to this Agreement.

1.2                    The Agreed Security Principles embody a recognition by all parties that there may be certain legal, commercial and practical difficulties in obtaining effective security from the Company and each of its Restricted Subsidiaries in every jurisdiction in which the Company and its Restricted Subsidiaries are located. In particular:

(a)                    general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims and similar matters may limit the ability of the Company or any of its Restricted Subsidiaries to provide a Guarantee or Liens or may require that it be limited as to amount or otherwise, and if so the same shall be limited accordingly, provided that the Company or the relevant Restricted Subsidiary shall use reasonable endeavors to overcome such obstacle. The Company will use reasonable endeavors to assist in demonstrating that adequate corporate benefit accrues to each of the Restricted Subsidiary;

(b)                   the Company and its Restricted Subsidiaries will not be required to give Guarantees or enter into Security Documents if (or to the extent) it is not within the legal capacity of the Company or its relevant Restricted Subsidiary or if the same would conflict with the fiduciary duties of their directors or contravene any legal prohibition or regulatory condition or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of the Company or any of the Restricted Subsidiaries, provided that the Company and each of its Restricted Subsidiaries shall use reasonable endeavors to overcome any such obstacle;

(c)                    a key factor in determining whether or not security shall be taken is the applicable cost (including adverse effects on interest deductibility, registration taxes and notarial costs) which shall not be disproportionate to the benefit to the Lenders of obtaining such security;

(d)                   where there is material incremental cost involved in creating security over all assets owned by any of the Borrowers or a Guarantor in a particular category (e.g. real estate), regard shall be had to the principle stated at paragraph 1.2(c) of this Schedule 1.1 (a) which shall apply to the immaterial assets and, subject to the Agreed Security Principles, only the material assets in that category (e.g. real estate of material economic value) shall be subject to security;

(e)                    it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(f)                      any assets subject to contracts, leases, licenses or other arrangements with a third party that exist concurrently (but which are not created in contemplation of the Transactions) or are not prohibited by this Agreement and which (subject to override by the UCC and other relevant provisions of applicable law), effectively prevent those assets from being charged will be excluded from any relevant Security Document; provided that reasonable endeavors to obtain consent to creating Liens in any such assets shall be used by the Company and each of its Restricted Subsidiaries to avoid or overcome such restrictions if the Administrative Agent reasonably determines that the relevant asset is material (which endeavors shall not include the payment of any consent fees), but unless effectively prohibited by contracts, leases, licenses or other arrangements with a third party that exist concurrently (but which are not created in contemplation of the Transactions) or are not prohibited by this Agreement, this shall not prevent security being given over any receipt or recovery under such contract, lease or license;

(g)                   the giving of a Guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect (as reasonably determined in good faith by management of the relevant obligor) on the ability of the relevant obligor to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement;

(h)                   in the case of accounts receivable, a material adverse effect on Holdings’, either Co-Borrower’s or a Guarantor’s relationship with or sales to the customer generating such receivables or material legal or commercial difficulties (as reasonably determined by management of the relevant obligor in good faith) provided that none of Holdings, the Borrowers and the Guarantors may utilize this exception unless, after giving effect thereto no less than a majority of the book value of the accounts receivable of the Company and its Subsidiaries on a consolidated basis (as measured at the end of each fiscal quarter) is subject to perfected liens, and provided further that any accounts receivable of the Borrowers and the Guarantors excluded from collateral by virtue of this clause (except where prohibited by law and subject to the remainder of these Agreed Security Principles) shall be subject to perfected Liens promptly if and when the corporate credit of the Company is downgraded to “B” or lower from S&P and “B2” or lower from Moody’s;

(i)                       security will be limited so that the aggregate of notarial costs and all registration and like taxes relating to the provision of security shall not exceed an amount to be agreed. Any additional costs may be paid by the Lenders at their option; and

(k)                    all security shall be given in favor of a single security trustee or collateral agent and not the secured parties individually. “Parallel debt” provisions and other similar structural options will be used where necessary and such provisions will be contained in the intercreditor agreement and not the individual security documents unless required under local law. No action will be required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation in this Agreement to a new lender.

2.                          Terms of Security Documents

The following principles will be reflected in the terms of any Security Document to be executed and delivered as part of the Transactions:

(a)                    subject to permitted liens and these Agreed Security Principles the security will be first ranking and the perfection of security (when required) and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Credit Documents or, if earlier or to the extent no such time period is specified in the Credit Documents, within the time periods specified by applicable law in order to ensure due perfection;

(b)                   the security will not be enforceable until an Event of Default has occurred and notice of acceleration of the Loans has been given by the applicable Administrative Agent or the Loans have otherwise become due and payable prior to the scheduled maturity thereof (an “Enforcement Event”);

(c)                    prior to the Maturity Date, notification of any Liens over bank accounts will be given (subject to legal advice) to the banks with whom the accounts are maintained only if an Enforcement Event has occurred;

(d)                   notification of receivables security to debtors who are not members of the Company or its Subsidiaries will only be given if an Enforcement Event has occurred;

(e)                    notification of any security interest over insurance policies will be served on any insurer of the Company’s or any Restricted Subsidiaries’ assets (other than in respect of any insurance policy maintained by the Company or any of its Restricted Subsidiaries which is due to expire on or before December 31, 2006);

(f)                      the Security Documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain material additional representations, undertakings or indemnities (such as in respect of insurance, information or the payment of costs) unless these are the same as or consistent with those contained in this Agreement or are necessary for the creation or perfection of the security;

(g)                   in respect of the share pledges and pledges of intra-group receivables, until an Enforcement Event has occurred, the pledgors will be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not materially adversely affect the value of the security (taken as a whole) or the validity or enforceability of the security or cause an Event of Default to occur, and the pledgors will be permitted to receive dividends on pledged shares and payment of intra-group receivables and retain the proceeds and/or make the proceeds available to Holdings and its Subsidiaries to the extent not prohibited under this Agreement;

(h)                    Secured Parties will only be able to exercise a power of attorney in any Security Document following the occurrence of an Enforcement Event or with respect to perfection or further assurance obligations that following request, the relevant obligor has failed to satisfy;

(i)                        no obligor shall be required to provide surveys on real property (unless such surveys already exist in which case there shall be no requirement that such surveys be certified to the Lenders) or to remove any encumbrances on title (not created in contemplation of the Transactions) that are reflected in any title insurance or any other existing encumbrances on real property (not created in contemplation of the Transactions) (not including Liens securing Indebtedness of the Company or any of its Restricted Subsidiaries);

(j)                        no obligor shall be required to protect any Liens in the United States prior to the occurrence of an Enforcement Event by means other than customary filings (including UCC-1s, mortgage or deed of trust filings and patent and trademark filings) and delivery of share certificates (accompanied by powers of attorney executed in blank) and any intercompany promissory notes; and

(k)                     information, such as lists of assets, will be provided if, and only to the extent, required by local law to be provided to protect or create, perfect or register the security and, to the extent so required will be provided annually (unless required to be provided by local law more frequently, but not more frequently than quarterly) and following the occurrence and during the continuance of an Event of Default, on the applicable Administrative Agent’s reasonable request.

SCHEDULE 1.1(b)

COMMITMENTS

Initial Lender	Commitment
Merrill Lynch Capital Corporation	€73,333,333.33

Morgan Stanley Senior Funding, Inc.	€73,333,333.33

Deutsche Bank AG, London Branch	€73,333,333.33

Bank of America, N.A.	€40,000,000

ABN AMRO Bank N.V.	€40,000,000

Mizuho Corporate Bank Limited	€40,000,000

HSBC Bank plc	€80,000,000

BNP Paribas, Amsterdam Branch	€40,000,000

Cooperatieve Centrale Raiffeisen- Boerenleenbank B.A.	€40,000,000

SCHEDULE 1.1(c )

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                   ,

To:                 Morgan Stanley Senior Funding, Inc., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Secured Revolving Credit Agreement dated as of September 29, 2006 (the “Credit Agreement”), among KASLION ACQUISITION B.V., NXP B.V. (the “Company”), NXP FUNDING LLC, the lenders from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”). MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Global Collateral Agent, MORGAN STANLEY BANK INTERNATIONAL LIMITED, DEUTSCHE BANK AG, LONDON BRANCH and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners, DEUTSCHE BANK AG, LONDON BRANCH, as Syndication Agent and MERRILL LYNCH CAPITAL CORPORATION, as Documentation Agent. All capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

This is a Compliance Certificate for the purposes of the Credit Agreement.

The undersigned hereby certifies as of the date hereof that he/she is the [Title](1)  of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                          Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 9.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of [                                 ] required by and in conformance with such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

2.                          Except as otherwise permitted by the Credit Agreement, attached hereto as Schedule 1 are the unaudited financial statements required by Section 9.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

(1) Must be the chief executive officer, chief financial officer, treasurer or controller of the Company.

3.                          The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                            ].

By:
Name:
Title:

SCHEDULE l.1(d)

MANDATORY COSTS

1.                          The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                          On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                          The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                          The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                    in relation to a sterling Loan:

AB+C(B—D)+Ex0.01	per cent. per annum
100— (A+C)

(b)                   in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A                         is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                           is the percentage rate of interest (excluding the Applicable LIBOR Margin or the Applicable EURIBOR Margin (as the case may be) and the Mandatory Cost and any additional rate of interest charged on overdue amounts pursuant to Section Error! Reference source not found.) payable for the relevant Interest Period on the Loan.

C                           is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                          is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                            is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                          For the purposes of this Schedule:

(a)                    “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                   “Facility Office” means, in respect of any Lender, the jurisdiction of the office out of which such Lender is making available its participation in the relevant Loan;

(c)                    “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)                   “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(e)                    “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                          In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.                          If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                          Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                    the jurisdiction of its Facility Office; and

(b)                   any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.                          The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative

Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                    The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                    The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                    Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.                    The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 1.1(e)

SECURITY DOCUMENTS

1.                          FRANCE

(a)                    Pledge of Shares between NXP B.V., as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee, in relation to the shares in Philips Semiconductors France SAS.

(b)                   Intercompany Debt Pledge Agreement between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(c)                    IP Security Agreement between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, relating to intellectual property in France.

(d)                   Pledge of Shares between Philips Semiconductors France SAS, as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee, in relation to the shares in Crolles.

(e)                    Pledge of Trade Receivables between Philips Semiconductors France SAS, as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee.

(f)                      Pledge of Business as an Ongoing Concern between Philips Semiconductors France SAS, as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee.

2.                          GERMANY

(a)                    Pledge of Shares between NXP B.V., as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee, in relation to the shares in Philips Semiconductors Germany GmbH.

(b)                   Pledge of Shares between Philips Semiconductors Germany GmbH, as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee, in relation to the shares in Philips Semiconductors Dresden AG.

(c)                    Land Charge Deeds between Philips Semiconductors Germany GmbH and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(d)                   Security Transfer of Moveable Assets between Philips Semiconductors Germany GmbH and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(e)                    Global Assignment of Receivables between Philips Semiconductors Germany GmbH and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(f)                      IP Security Agreement between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, relating to intellectual property in Germany.

3.                          HONG KONG

(a)                    Share and Receivables Charge over the shares and receivables in Philips Semiconductors Hong Kong Limited between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(b)                   Debenture between Philips Semiconductors Hong Kong Limited and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

4.                          NETHERLANDS

(a)                    Pledge of Shares between NXP B.V., as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee, in relation to the shares in Philips Semiconductors B.V.

(b)                   Pledge of Shares between NXP B.V., as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee, in relation to the shares in Philips Software B.V.

(c)                    Pledge of Shares between KASLION Acquisition B.V., as. pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee, in relation to the shares in NXP B.V.

(d)                   Disclosed Pledge of Insurance Receivables between NXP B.V. and Philips Semiconductors B.V., as pledgors, and Morgan Stanley Senior Funding, Inc., as pledgee.

(e)                    Disclosed Pledge of Intercompany Receivables between KASLION Acquisition B.V., NXP B.V. and Philips Semiconductors B.V., as pledgors, and Morgan Stanley Senior Funding, Inc., as pledgee.

(f)                      Undisclosed Pledge of Third Party Receivables between NXP B.V. and Philips Semiconductors B.V., as pledgors, and Morgan Stanley Senior Funding, Inc., as pledgee.

(g)                   Non-Possessory Pledge of Moveable Assets between KASLION Acquisition B.V., NXP B.V. and Philips Semiconductors B.V., as pledgors, and Morgan Stanley Senior Funding, Inc., as pledgee.

(h)                   Pledge of IP Rights between NXP B.V., as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee.

(i)                       Deed of Mortgage between Philips Semiconductors B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

5.                          PHILIPPINES

(a)                    Deed of Conditional Assignment to be entered into among Philips Semiconductors Philippines, Inc. and NXP B.V., as Assignors, and Hong Kong Shanghai Banking Corporation, Philippine Branch, as Assignee and Escrow Agent.

6.                          SINGAPORE

(a)                    Charge over the shares in Philips Semiconductors Singapore Pte. Ltd. between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(b)                   Charge over the shares in Systems On Silicon Manufacturing Company Pte Ltd. between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(c)                    Debenture between Philips Semiconductors Singapore Pte. Ltd. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

7.                          TAIWAN

(a)                    Mortgage over the shares in Philips Electronics Building Elements Industries (Taiwan) Ltd. to be entered into between Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent, and NXP B.V.

(b)                   Mortgage of land and buildings to be entered into between Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent, and Philips Electronics Building Elements Industries (Taiwan) Ltd.

(c)                    Mortgage of equipment to be entered into between Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent, and Philips Electronics Building Elements Industries (Taiwan) Ltd.

(d)                   Assignment of accounts receivable to be entered into between Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent, and Electronics Building Elements Industries (Taiwan) Ltd.

8.                          THAILAND

(a)                    Pledge of Shares between NXP B.V., as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee, in relation to the shares in Philips Semiconductors (Thailand) Co. Ltd.

(b)                   Assignment of Receivables from material contracts and insurances between Philips Semiconductors (Thailand) Co. Ltd. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(c)                    Mortgage of Real Property between Philips Semiconductors (Thailand) Co. Ltd. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(d)                   Mortgage of Machinery between Philips Semiconductors (Thailand) Co. Ltd. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

9.                          UNITED KINGDOM

(a)                    Debenture between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, in relation to security over shares, receivables, intellectual property rights and certain bank accounts.

(b)                   Debenture between Philips Semiconductors UK Limited and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(c)                    Charge over intercompany receivables between Philips Semiconductors (Thailand) Co. Ltd. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

10.                    UNITED STATES

(a)                    Security Agreement among Philips Semiconductors USA Inc., NXP Funding LLC, and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(b)                   Pledge of Shares between NXP B.V., as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee in relation to the shares in Philips Semiconductors USA Inc.

(c)                    Deed of Trust between Philips Semiconductors USA Inc. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(d)                   Leasehold Mortgage between Philips Semiconductors USA Inc. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(e)                    IP Security Agreement between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, relating to intellectual property in the United States and any short form version thereof to be filed with any relevant governmental authorities.

(f)                      Pledge of Shares between NXP B.V., as pledgor, and Morgan Stanley Senior Funding, Inc., as pledgee in relation to the shares in non-Guarantor subsidiaries.

SCHEDULE 6.12

POST CLOSING MATTERS

This Schedule sets forth those Security Documents and Guarantees that shall not constitute conditions precedent to the initial Credit Event under the Agreement but shall be required to be delivered in accordance with the final paragraph of Section 6, subject in each case to the Agreed Security Principles.

1.                          GERMANY

(a)                    Land Charge Deeds between Philips Semiconductors Germany GmbH and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(b)                   IP Security Agreement between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, relating to intellectual property in Germany.

2.                          JAPAN

(a)                    Security over intellectual property registered in Japan between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

3.                          SINGAPORE

(a)                    Charge over the shares in Systems On Silicon Manufacturing Company Pte Ltd. between NXP B.V. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

4.                          TAIWAN

(a)                    Mortgage of land and buildings to be entered into between Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent, and Philips Electronics Building Elements Industries (Taiwan) Ltd.

(b)                   Mortgage of equipment to be entered into between Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent, and Philips Electronics Building Elements Industries (Taiwan) Ltd.

5.                          THAILAND

(a)                    Supplement in relation to the Guaranty.

(b)                   Mortgage of Real Property between Philips Semiconductors (Thailand) Co. Ltd. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent in relation to the land represented by title deeds Nos. 1432, 1902, 1904, 8365, 8366, 8367, 8368, 8369 and

8370, Land Nos. 2419, 35, 10, 1050, 1051, 1052, 1053, 1054 and 1055, Survey Page Nos. 104, 23, 162, 1334, 1335, 1336, 1337, 1338 and 1339 located at Talard Bang Khen Sub-District, Bang Khen District, Bangkok Metropolis, including any building from time to time constructed thereon, and registration thereof.

(c)                    Mortgage of Machinery between Philips Semiconductors (Thailand) Co. Ltd. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent and registration thereof.

(d)                   Approval in principle from the Bank of Thailand in connection with the conversion and remittance from Thailand of amounts that may become due and payable by Philips Semiconductors (Thailand) Co., Ltd. under the Guaranty.

6.                          UNITED KINGDOM

(a)                    Supplement in relation to the Guaranty.

(b)                   Debenture between Philips Semiconductors UK Limited and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

7.                          UNITED STATES

(a)                    Deed of Trust between Philips Semiconductors USA Inc. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

(b)                   Leasehold Mortgage between Philips Semiconductors USA Inc. and Morgan Stanley Senior Funding, Inc., as Global Collateral Agent.

SCHEDULE 8.10

LITIGATION (EXCEPT INTELLECTUAL PROPERTY LITIGATION)

NETHERLANDS/CENTRAL

A.                      Major European Customer

•                            On May 9, 2005, one of our significant European customers filed a request for arbitration with the ICC International Court of Arbitration in relation to a product warranty claim that arose in March 2002 over the reliability of certain of our integrated circuit products that were delivered between 1999 and 2002 and were used by the customer in its products. The claims relate to a molding compound supplied to us by Sumitomo Bakelite Company of Japan (“Sumitomo”) during that period. It is the customer’s current view that over time all affected products supplied by us will fail and, as a result, the customer anticipates very large damages, which it claims from us in the arbitration. We believe that the defect rate will be substantially smaller than anticipated by the customer and dispute our liability on that basis, as well as on the basis of the limited warranty provision the customer has invoked. We also believe that, even if the customer were to be successful in the arbitration, we would not be liable to the extent of the damages claimed by the customer. We intend to defend the case vigorously. Moreover, on May 10, 2006, we filed a request for arbitration with the ICC International Court of Arbitration to recover from Sumitomo any amount that we become liable to pay to the customer. In addition, Philips has agreed to indemnify us with respect to any damages or losses we may sustain in relation to this arbitration and accordingly do not expect this case to have a material adverse effect on our results or financial condition.

SCHEDULE 8.13

ENVIRONMENTAL CLAIMS

All information contained in the documents provided at the Virtual Data Room (as defined in the Acquisition Agreement) locations listed below is expressly incorporated in this Section 8.13.

Site	Issue	Expected Liability	Virtual Data Room Locations / Additional Information

China

Guangdong	• Environmental Impact Assessment increased production volume and waste water treatment	EUR 60,000	• J01-03-PD-0002 — Summary Environmental Assessment • J01-03-PD-0010 — Guangdong China Environmental Assessment
	• Minor improvements	EUR 25,000

France

Caen	• Soil and groundwater pollution	EUR 3 million	• J01-03-PD-0002 — Summary Environmental Assessment • J01-03-PD-0007 — Caen France Environmental Assessment
	• Asbestos in buildings	EUR 260,000	• J01-04-PD-0002 — Caen Final ACM • J01-04-PD-0003 — Caen Table 1 ACM removal cost
	• USTs and ASTs (Storage Tanks)	EUR 60,000	• J01-04-PD-0005 — Caen Appendix build WaterWork • J01-04-PD-0006 — Caen Appendix build Y

		EUR 30,000	• J01-04-PD-0007 — Caen Appendix build B-C
	• Storm water		• J01-04-PD-0008 — Caen Appendix G • J01-04-PD-0009 — Caen Appendix build Hprime • J01-04-PD-0010 — Appendix build J • J01-04-PD-0011 — Caen Appendix build Lprirme

Site	Issue	Expected Liability	Virtual Data Room Locations / Additional Information

•                             J01-04-PD-0012 — Appendix build N-R

•                             J01-04-PD-0013 — Caen Appendix build N-R GF

•                             J01-04-PD-0014-Appendix build Pprime

•                             J01-04-PD-0078 — Caen R6014278 edr V01 annexe 1a

•                             J01-04-PD-0079 — R6014278 edr V01 annexe 1b

•                             J01-04-PD-0080 — R6014278 evaluation risques.V01

•                             J01-04-PD-0081 — R6014294 ESR phase 1

•                             J01-03-PD-0002 — Summary Environmental Assessment

•                             J01-04-PD-0082 — R6014294 ESR phase 1 Annexe 1

•                             J01-04-PD-0083 — R6014294 ESR phase 1 Annexe 6

•                             J01-04-PD-0084 — R6014294 ESR phase 1 Annexe 7

•                             J01-04-PD-0085 — R6014294 ESR phase 1 Annexe 8

•                             J01-04-PD-0093 — Rapport ICF-05-INV-185-Investigations CORIO

•                             J01-04-PD-0094 — Resume concentration-metaux-A3

•                             J01-04-PD-0095 — Resume concentration- solvants A3

Germany

Hamburg	Soil and groundwater pollution	EUR 16 million	• J01-03-PD-0002 — Summary Environmental Assessment • J01-03-PD-0011 — Hamburg Germany Environmental Assessment

Netherlands

Nijmegen	• Soil and groundwater pollution	EUR 2.5 million	• J01-03-PD-0002 — Summary Environmental Assessment • J01-03-PD-0016 — Nijmegen Netherlands Environmental

Site	Issue	Expected Liability	Virtual Data Room Locations / Additional Information
	• Environmental licenses required	EUR 500,000	Assessment • J01-04-PD-0097 — Nijmegen fase 3 rapport 1998 • J01-04-PD-0098 — Nijmegen bijlagen fase 3 rapport 1998
	• Asbestos in foundation parking lot	EUR 175,000	• J01-04-PD-0099 — Definiitief Bodemrisicoanalyse • J01-04-PD-0100 — Nijmegen 2 NRB rapport • J01-04-PD-0101 — Nijmegen GW-resultaat • J01-04-PD-0102 — Nijmegen updated map 2006
Lent

Soil and groundwater pollution

This matter involves premises at Pastoor van Laakstraat 90-92, Lent. Philips owned and occupied this site until selling it to C.C.A. BV on December 31, 1984. Under the sale agreement, Philips retained liability for soil and groundwater pollution. Ownership of site has changed hands several times since then; it is currently owned by the Municipality of Nijmegen, which purchased it in 1995.

The Stichting Bodemsanering NS (SBNS) has indicated that it

		0 (but maximum potential liability of EUR 6 million)	• J01-03-PD-0002 — Summary Environmental Assessment

Site	Issue	Expected Liability	Virtual Data Room Locations/ Additional Information

will hold Philips liable for all damages that NS Vastgoed and/or Prorail, who are developing the property, may suffer as a result of soil and groundwater contamination on the premises caused by Philips. Philips has denied liability on the grounds that SBNS has not established that the soil and groundwater contamination was caused by Philips. It is considered very unlikely that a claim against Philips in connection with this matter will be made successfully.

Philippines

Pamplona	Soil and groundwater pollution	EUR 700,000	• J01-03-PD-0002 — Summary Environmental Assessment • J01-04-PD-0075 — Las Pinas CAP final • J01-04-PD-0076 — Las Pinas reassessment
Calamba	Pollution	EUR 100,000	• J01-03-PD-0002 — Summary Environmental Assessment • J01-03-PD-0008 — Calamba Philippines Environmental Assessment • J01-04-PD-0053 — Philippines

Site	Issue	Expected Liability	Virtual Data Room Locations/ Additional Information
Calamba part 1 • J01-04-PD-0054 — Philippines Calamba part 2
Cabayuao	Improvements and permits required	EUR 25,000

•                             J01-03-PD-0002 — Summary Environmental Assessment

•                             J01-03-PD-0006 — Cabuyo Philippines Environmental Assessment J01-04-PD-0049 — Philippines Cabuyo part 1

•                             J01-04-PD-0050 — Philippines Cabuyo part 2

•                             J01-04-PD-0051 — Philippines Cabuyo part 3

•                             J01-04-PD-0052 — Philippines Cabuyo part 4

Singapore

SSMC	Oil spill	EUR 30,000	• J01-03-PD-0002 — Summary Environmental Assessment • J01-03-PD-0019 — Singapore SSMC Environmental Assessment • J01-04-PD-0030 — Singapore SSMC

United Kingdom

Southampton	Asbestos in buildings	EUR 800,000

•                             J01-03-PD-0002 — Summary Environmental Assessment

•                             J01-03-PD-0022 — Southampton UK Environmental Assessment

•                             J01-04-PD-0034 — Southampton Final

•                             J01-04-PD-0035 —Southampton Tables Southampton

•                             J01-04-PD-0036 — Southampton Fig 1 Site Location

•                             J01-04-PD-0037 — Southampton Fig2 Site Layout and borehole Locations

•                             J01-04-PD-0038 —

Site	Issue	Expected Liability	Virtual Data Room Locations/ Additional Information

Southampton Fig3 groundwater elevations

•                             J01-04-PD-0039 — Southampton Fig4 Tier I exceedances

•                             J01-04-PD-0040 — Southampton Appendix A Borehole logs

•                             J01-04-PD-0041 — Southampton Appendix B Laboratory certificates

•                             J01-04-PD-0043 — Southampton Asbestos Final

•                             J01-04-PD-0044 — Southampton Site Location

•                             J01-04-PD-0045 — Southampton Site Layout

•                             J01-04-PD-0046 — Southampton Risk Assessment

Hazel Grove	Asbestos in building and foundation Possible soil and groundwater pollution	EUR 800,000 Unknown

•                             J01-03-PD-0002 — Summary Environmental Assessment

•                             J01-03-PD-0012 — Hong kong PSCCHK Environmental Assessment

•                             J01-04-PD-0031 — Hazel Grove Asbestos Survey

•                             J01-04-PD-0032 — Hazel Grove Location Map

•                             J01-04-PD-0033 — Hazel Grove Layout Plan

•                             J01-04-PD-0057 — UK Hazel Grove Final report Stockport

•                             J01-04-PD-005 8 — UK Hazel Grove Tables 1 to 13

•                             J01-04-PD-0059 — UK Hazel Grove Figure 1 Site Location

•                             J01-04-PD-0060 — UK Hazel Grove Figure 2 Site Layout

•                             J01-04-PD-0061 — UK Hazel Grove Figure 3 Shallow Groundwater Levels

•                             J01-04-PD-0062 — UK Hazel Grove Appendix A Borehole Log Records

•                             J01-04-PD-0063, J01-04-PD-0064 — UK Hazel Grove Appendix C Analytical certificates1

Site	Issue	Expected Liability	Virtual Data Room Locations / Additional Information
• J01-04-PD-0065 — UK Hazel Grove Appendix C Analytical certificates2 xxx

United States

Sunnyvale

Soil and groundwater pollution

This matter concerns soil and/or groundwater pollution at six sites in Sunnyvale, California: (1)
811E. Arques;
(2) 440 Wolfe; (3) 740 Kifer;
(4) 760 Evelyn;
(5) 680 Maude; and
(6) 915 De Guigne. None of the locations are currently used by Philips. Remediation activities are being performed at each of these sites at a total cost of approximately
USD 1.1 million per year and are expected to continue for some time into the future.

		USD 13.6 million. Liability for clean-up will remain with Philips following the Transaction.	• J01-03-PD-0002 — Summary Environmental Assessment

Albuquerque	Facility cleanup and removal of remaining hazardous materials (if any) prior to sale	USD 2.5 million	• J01-03-PD-0002 — Summary Environmental Assessment

Site	Issue	Expected Liability	Virtual Data Room Locations / Additional Information
San Antonio	Potential improper closure of chemical tank	Uncertain	• J01-03-PD-0002 — Summary Environmental Assessment

SCHEDULE 8.15

SUBSIDIARIES

No.	Subsidiary	Jurisdiction of Organization	Ownership Interest
1.	Philips Semiconductors B.V.	Netherlands	100%
2.	Philips Software B.V.	Netherlands	100%
3.	Philips Semiconductors Dresden AG	Germany	100%
4.	SMST UK GmbH (Unterstutzungs Kasse)	Germany	100%
5.	Philips Semiconductors Germany GmbH	Germany	100%
6.	Philips Semiconductors Austria GmbH	Austria	100%
7.	Philips Semiconductors Switzerland AG	Switzerland	100%
8.	Philips Semiconductors Belgium N.V.	Belgium	100%
9.	Philips Semiconductors Crolles R&D SAS	France	100%
10.	Philips Semiconductors France SAS	France	100%
11.	Philips Semiconductors Italy SpA	Italy	100%
12.	Philips Semiconductors Finland Oy	Finland	100%
13.	Philips Semiconductors Sweden AB	Sweden	100%
14.	Philips Semiconductors UK Limited	UK	100%
15.	Philips Semiconductors Hungary Ltd	Hungary	100%
16.	Philips Semiconductors Electronic Ticaret A.S	Turkey	100%
17.	Philips Semiconductors Poland Sp. z.o.o	Poland	100%
18.	Philips Semiconductors Russia O.O.O.(1)	Russia	100%
19.	Philips Semiconductors (Guangdong) Company Ltd	China	100%
20.	Philips Electronics (Beijing) Co. Ltd	China	100%
21.	Philips Semiconductors (Suzhou) Co. Ltd	China	100%
22.	Philips Jilin Semiconductors Co Ltd	China	60%
23.	Philips Semiconductors (Shanghai) Company Ltd	China	100%
24.	Philips Semiconductors HK Limited	Hong Kong	100%
25.	Philips Semiconductors Japan, Ltd	Japan	100%
26.	Philips Semiconductors Korea Ltd.	Korea	100%
27.	Philips Semiconductors Singapore Pte. Ltd	Singapore	100%
28.	P.T. RFS Batam	Indonesia	100%
29.	Philips Electronics Building Elements Industries (Taiwan) Ltd	Taiwan	100%
30.	Philips Semiconductors Seremban Sdn Berhad	Malaysia	100%

(1) To be incorporated.

31.	Philips Semiconductors Philippines Inc	Philippines	100%
32.	Laguna Ventures Philippines Inc.	Philippines	39.99%
33.	Philips Semiconductors (Thailand) Co. Ltd	Thailand	99.99%
34.	Philips Semiconductors SMO (Thailand) Co. Ltd.	Thailand	99.99%
35.	Philips Semiconductors India Pvt Ltd.	India	100%
36.	Philips Semiconductors US Inc	USA	100%
37.	Philips Semiconductors Canada Inc	Canada	100%
38.	Philips Semiconductors Brasil Ltda	Brazil	100%
39.	SSMC (Systems on Silicon Manufacturing Company Pte. Ltd.)	Singapore	50.5%
40.	NXP Funding LLC	USA	100%

EQUITY INVESTMENTS

No.	JV Entity	Country	JV Stakeholder(2)	Ownership Interest
1.	Advanced Semiconductor Manufacturing Corporation Limited	China	Philips Electronics China B.V. (3)	26.65%
2.	Beijing T3G Technology Company Limited	China	NXP B.V.	40.84%
3.	Sunext Technology Co. Ltd.	Taiwan	NXP B.V.	32.3%

(2) As far as the NXP B.V. stake is concerned.
(3) Ownership to be transferred to NXP B.V. following expiration of lock up.

SCHEDULE 8.18

INTELLECTUAL PROPERTY LITIGATION

NETHERLANDS/CENTRAL

A.                      Litigation matters

I.                                                               Biax (Case TA 129)

•                            Biax Corporation of Boulder, Colorado (Biax) filed a complaint with the U.S. International Trade Commission (ITC). The ITC case was originally filed on December 8, 2005, with a third amended complaint filed on February 17, 2006.

•                            The complaint alleges that Philips Semiconductors B.V., Philips Consumer Electronics B.V., Philips Consumer Electronics North America Corp. and 2Wire, Inc. are infringing Biax’s U.S. patents Nos. 5,021,945, 5,517,628 and 6,253,313 by importing into the U.S., selling for importation into the U.S. and the selling within the U.S. after importation of certain digital processors and digital processing systems, in particular the Nexperia line of processors that contain a TriMedia core and the televisions produced and/or sold by Philips containing these chips.

•                            In parallel proceedings, Biax filed a patent infringement action in the Eastern District Court of Texas. In the Texas case all three of the above-mentioned patents are at issue, along with U.S. patent No. 4,847,755. The infringement proceedings in Texas have been stayed until the ITC action has been resolved.

•                            The TriMedia core technology is used in digital television sets and (multimedia) mobile phones. The TriMedia core technology was developed by Philips, subsequently spun off as TriMedia Technologies, Inc., and later re-acquired by Philips.

•                            2Wire has a non-exclusive, non-transferable, royalty-bearing, worldwide license to the TriMedia technology and uses this technology in its products. According to the license agreement TriMedia – now Philips Semiconductors, Inc. – is obliged to defend and indemnify 2Wire at its expense for any loss suffered in any action based on a claim that the TriMedia technology, when used in accordance with the license, infringes U.S. patents. 2Wire has sent Philips Semiconductors, Inc. a notice regarding Philips’s obligations under the license. Philips understands the indemnification agreement to cap its obligations at USD 2 million, including legal fees incurred by 2Wire. However, 2Wire also purchases TriMedia chips from Philips and wants to claim part of the liability under the sales relationship.

•                            On January 9, 2006 the ITC issued a notice of investigation in which it announced that an investigation will be instituted on the basis of the complaint. In response to the ITC, Philips denied the alleged patent infringement as set out in the complaint and gave an outline of its defenses. On February 9, 2006 the ITC ordered the parties to file a statement of discovery with the ITC, which was discussed in a preliminary conference at the ITC held on March 1, 2006.

•                            The discovery phase of the litigation has been finalized. Expert witnesses have been identified and depositions of Philips experts have been filed. Philips further filed several motions of non-infringement and invalidity/unenforceability.

•                            Judge Harris has found non-infringement on the Firing Time patent. We are waiting for the Commission to approve the judge’s Summary Determination decision. We are still waiting to hear on several motions still outstanding on the two Condition Code patents.

•                            The hearing in this matter will commence immediately following the conclusion of a prehearing conference, and is scheduled for October 12th through October 18th.

•                            Biax has filed a motion requesting a 3-month delay in the hearing based on 1) the spinoff of NXP, 2) the need to review the Philips’ workaround and 3) time to give Commission to review the Summary Determination decision on the Firing Time patent.

•                            The risks associated with the ITC action centre around ‘exclusion orders’ which may bar infringing products– and ‘downstream’ products containing infringing products –from import into the United States. The total sales of TriMedia products amount to USD 200 million, of which 20% is sold directly in the United States. Part of the chips sold outside the United States is incorporated in products sold in the United States. Monetary damages are not at issue in the ITC investigation. If and when the Texas action is revived, Biax may claim monetary damages in that action.

•                            Biax has previously asserted its patents against IBM, Apple and Motorola in the District of Delaware, and against Texas Instruments before the ITC. The IBM/Apple/Motorola case was settled pursuant to undisclosed terms. Texas Instruments won summary determination of no infringement of two patents and settled the remainder of the case pursuant to undisclosed terms. Biax is currently asserting its patents against Intel and Analog Devices in the Eastern District of Texas.

•                            Philips is aiming at a settlement. An early overture to Biax concerning settlement in the range of anticipated litigation costs, USD 3-4 million, was not accepted by Biax. Through July 2006, legal expenses totaled approximately USD 3.3 million. Philips provided Biax with relevant sales information. It is believed that Biax expected Philips to have had higher sales than it actually does. On June 13, 2006 Biax made an offer of USD 38 million paid for the life of the Biax patent portfolio, which would also cover chips made by 2Wire. Although Biax indicated that this was more of a gut response to Philips’s low offer of USD 3.3 million, and that they were willing to negotiate, Philips indicated at that time to Biax that it did not want to meet until Biax reduces its offer to a more reasonable level. After Philips won the summary determination motion in the ITC of non-infringement on 1 of the 3 patents, BIAX has now lowered its settlement offer to USD 15 million. Further, design around efforts have been undertaken to cap exposure.

II                           Sumitomo Special Metals / Neomax (Cases TA 405 and TA 406)

•                            Neomax (formerly Sumitomo Special Metals Co. Ltd.) filed patent infringement actions in Germany against the mobile phone operators T-Mobile and Vodafone D2. The actions are based on the German part of their European patent EP 0 101 552 relating to magnet material. T-Mobile and Vodafone D2 are allegedly infringing this patent by selling and distributing (about twelve brands of) mobile phones which allegedly make use of Nd-Fe-B magnets in their loudspeakers and vibrators. The claim is based on a patent that expired in July 2003. Neomax therefore only claims damages for past use; from September 1989 through July 2003. Patent nullification actions were filed by T-Mobile at the Federal Patent Court on December 7, 2004 and by SonyEricsson on December 7, 2005.

•                            T-Mobile and Vodafone D2 have sent third party notices to their suppliers of mobile phones and speakers.

•                            T-Mobile sent third party notices to Alcatel SEL AG, Robert Bosch GmbH, Motorola GmbH, Nokia GmbH, Panasonic Deutschland GmbH, Philips Consumer Electronics, Research in Motion UK Ltd., Samsung Electronics GmbH, Sharp Electronics GmbH, Siemens AG, Sony Ericsson Mobile Communications Int. AB, Philips Austria GmbH, Sony Deutschland GmbH and Ericsson GmbH. The litigation has been joined by Nokia, Philips, SonyEricsson, Ericsson, Samsung, Siemens and Research in Motion.

•                            It is believed that Vodafone D2 has sent third party notices to Nokia GmbH, Philips GmbH, Philips France, Alcatel, Sagem and Sony Ericsson. Philips Austria GmbH and Sonion A/S received a third party notice from Nokia. The litigation has been joined by Nokia GmbH, Philips GmbH, Sonion A/S and Ericsson GmbH.

•                            Some suppliers of mobile phones have in their turn sent third party notices to Philips Semiconductors, because Philips Semiconductors manufactures the speakers containing the allegedly infringing magnet material in question and supplied them with such speakers for their mobile phones. The relationships between particular mobile phones, particular speakers and especially particular magnets have been very difficult to establish. Philips has supplied most of the parties with part of their products, where the largest customers would be Nokia (supposedly purchased 100% from Philips), Motorola and Siemens. Samsung, Panasonic and Sony Ericsson, however, may not have been customers for these particular products. All of these companies may hold Philips liable. Philips’s indemnification provisions are not identical among all the companies involved, and some indemnification provisions are not limited to the value of the goods delivered. The indemnification provisions do require that the customer hand over the management of the litigation to the supplier (which T-Mobile and Vodafone have not done, and Nokia and others could not do). In the end this would come down to a negotiation process with the customers, taking the long term relationship into account. Philips Semiconductors purchases the allegedly infringing magnet material from small Chinese suppliers. According to Philips it is doubtful whether they can get an indemnification from such suppliers.

•                            In the T-Mobile case, appeal proceedings at the Oberlandesgericht Düsseldorf are pending. The Oberlandesgericht did not render a final decision yet but has given a preliminary opinion. It decided to appoint an expert to take evidence on the infringement question. The expert will commence his activities in the near future. Neomax has filed revision to the Bundesgerichtshof against the judgment in part of the Oberlandesgericht.

•                              In the Vodafone D2 case, the Landgericht Düsseldorf split the litigation into separate cases for different mobile phone models/suppliers (Nokia, Siemens, Ericsson, Motorola, Alcatel, Philips and Sagem phones). The Landgericht has decided to appoint an expert to take evidence on the infringement question. No decision has been rendered yet.

•                            Neomax dismissed its initial claim of approximately USD 100 million, which was based on the profits made by the sales of the mobile phones involved. The court recently indicated that a link to the sales price of mobile phones (or even to the telephone operator’s business) will not be considered. Philips’s best guess is that the financial risk involved, based on what they consider to be a reasonable royalty per magnet, is substantially lower than this amount. If the royalty would ultimately be linked to, for example, the speakers instead of the magnets inside the speakers, the total risk could be higher (but still significantly lower than if the amount would be linked to the sales prices of the mobile phones or the telephone operator’s business). Neomax has recently shown an interest in negotiating with Philips Semiconductors directly, on the condition that a total solution with all parties can be achieved. Philips Semiconductors is now in discussions with Sonion, the (only) other speaker supplier involved, to agree an aligned approach. Philips Semiconductors intends to propose a settlement for use of the (expired) patents anywhere in the world, against the royalty rate that was available to the industry (5%), even dropping arguments about parts of its purchased magnets already being licensed. This would amount to a payment of less than USD 1 million. Neomax’s benefit in this would be that they remove the risk of being held liable for the involved parties’ legal costs.

III.                                                      Kreft (Case TA 184)

•                            Technische Beteiligungsgesellschaft Hanau GmbH (TBH) sued Giesecke & Devrient GmbH and Philips Semiconductors GmbH on July 11,2006 for infringing patent DE 3,935,364. Philips sells smart card ICs that communicate via a contact and a contact-less interface with a reader, and TBH claims that the patent covers the way the switching between these two interfaces operates. Giesecke & Devrient buys Philips ICs and manufactures dual interface smart cards. Philips has indemnity obligations towards Giesecke & Devrient.

•                            The first assertion by the patent owner (Mr. Kreft) was in April 2001. Philips always took the position that its ICs did not infringe, although there is a risk that Philips’s solution could be judged as an equivalent solution. The case was dormant for years but was renewed with a new assertion letter dated March 3, 2006.

•                            The claimed amount in the German lawsuit is EUR 500,000, but it is believed that the worldwide financial risk is less than this amount based on the worldwide sales and a reasonable royalty. As this lawsuit is in an early phase, additional information may required a modified assessment.

B.                        Claims – pending cases

I.                                                              Tessera (Case TA 489)

•                            There is a risk that Tessera will file suit against Philips Semiconductors for alleged infringement of the patent “family” that includes U.S. patents Nos. 5,852,326, 5,679,977, 6,433,419, 6,465,893, European Patent EP1111672 and corresponding patents in Korea and Japan. These patents relate to the packaging of integrated circuits (“ICs”), and more specifically to an important subclass of ball grid arrays (“BGAs”). A product falls within the subclass when its substrate is relatively flexible or thin and the pitch between terminals is relatively small. This subclass is particularly relevant for the applications for which miniaturization is key (such as mobile phones). The patents expire in September 2011.

•                            Tessera has not filed a lawsuit yet against Philips Semiconductors, but it did make statements on its actual liability. Philips estimates that the chances that the outcome of a lawsuit would be unfavorable to Philips Semiconductors are over 70 percent. Tessera has already been successful in its lawsuits against Texas Instruments, Sharp and Samsung, and several competitors have taken a license against considerable payments. A number of lawsuits are currently pending against other competitors and foundries, including STMicroelectronics, Infineon, Micron and ASE. Infineon, Micron, STMicroelectronics and Philips have in turn filed oppositions against EP1111672 before the European Patent Office.

•                            Philips Intellectual Property and Standards, on behalf of Philips Semiconductors, have been discussing license terms with Tessera since the third quarter of 2004. Tessera explained its licensing program and showed reverse engineering data on one of Philips IC packages. The package had a similarity to one of Intel’s IC packages, for which Intel pays royalties to Tessera. After signing a non-disclosure agreement, Tessera presented its model for licensing payments. Although counsel believes that Tessera’s position outside the United States is weaker than inside the United States, Tessera refuses to take that into account in the royalty calculation and wants a worldwide license with worldwide payment. For the period up to and including 2005, Tessera claims a one-off payment for past use in the amount of about USD 7 million. Tessera has always indicated that there is some flexibility in this past use amount. Tessera wants to agree on a running royalty per BGA package depending on its number of pins, with a maximum of USD 0.06 per BGA package. This would amount to approximately EUR 5-8 million per year for Philips Semiconductors including packages sourced from its subcontractors, depending on sales. It is Philips’s position that the subcontractors are responsible for the packages they supply to Philips. Tessera had indicated that Philips may let its subcontractors pay their own royalties. Tessera indicated that the royalty rate proposed in February 2006 was the lowest possible, so they may not be inclined to lower it further.

•                            Philips sent a proposal to Tessera on July 8, 2006 to pay the past use and part of the running royalties with a back license under Philips’s U.S. patents 5,739,591, 6,177,295 and 5,504,036 and their respective family members (which will all transfer to the Company or a Company Subsidiary in connection with the Transaction) for the Shellcase technologies including the right to sublicense these patents to Tessera’s Shellcase licensees. On July 28, 2006 Philips was informed by Tessera that they are not willing to accept this form of payment.

•                            The proposal made by Philips on September 1, 2006 included a past use payment of USD 3 million, including the whole of 2006 and a proposal not to pay for packages supplied by Philips Semiconductors’ main subcontractors. Tessera’s counter offer included a past use payment of USD 10 million, including the first half of 2006 with a responsibility to pay for packages supplied by subcontractors. For the packages supplied by subcontractors we are coordinating with NXP’s purchasing department. For the past use, including Q3 2006 we expect to be able to settle for about 5.5 million Euros.

•                            The discussions with Tessera remain mainly focused on the following issues:

•                            the amount of the past use payment

•         and responsibility for royalty payments in case packaging is carried out by subcontractors.

•                            In relation to products manufactured by Philips using technology licensed from Amkor, Amkor has an indemnification obligation capped at USD 1 million under the applicable license and technology transfer agreement.

II.                                                          Alliacense (Cases TA443, TA486, TA13621 and TA13864)

•                            Several assertions have been made relating to alleged infringement of U.S. patent No. 5,440,749 and related dependent patents (the so-called Moore Patent Portfolio) relating to microprocessor technology and co-owned by Technology Properties and Patriot Scientific (now joined in the new company Alliacense). Because of sales by Philips of TriMedia microprocessors in the U.S., Technology Properties and Patriot Scientific in the past offered to settle for USD 22 million but did not want to substantiate their case. Philips refused the offer and is of the opinion that its microprocessors did not infringe the patents involved.

•                            Patriot Scientific approached a number of Japanese PC companies, such as Sony, Matsushita, Fujitsu, NEC and Toshiba. Intel, as supplier of Pentium chips, came to their defense. In 2004, Sanyo asked Philips for assistance in their defense. Philips explained that it does not believe that the Philips microprocessors infringe. Recently, Intel, which produces similar microprocessors to those that Philips does, took a license from Technology Properties and Patriot Scientific for an amount of USD 10 to 25 million. In addition, Bosch and Agfa Gevaert recently sent a letter to Philips indicating that they had been approached by Alliacense for alleged infringement by products incorporating Philips microprocessors and asking for indemnification. Philips Semiconductors is receiving questions from more customers about the Moore patents. Recently, Alliacense approached Philips Consumer Electronics again to present their claim against microprocessors used in products from both Philips Consumer Electronics and Philips Medical Systems. Because the patents pertain to microprocessor technology, Philips Consumer Electronics and Philips Medical Systems are requesting indemnification from their suppliers, including Philips Semiconductors.

•                            Alliacense primarily approaches companies such as Sanyo, Bosch, Agfa Gevaert, and Philips Consumer Electronics that manufacture finished products incorporating microprocessors, relying on patent claims that allegedly cover the combination of microprocessors with other components. Although Philips Semiconductors is generally not liable for infringement by the combinations, Philips Semiconductors could be liable in case their products implement all features of one or more of the Moore patent claims. Besides from indemnification requests by customers, liability could also arise from Alliacense directly if they would decide to approach Philips Semiconductors (risking exhaustion of their patents. However, Alliacense like their predecessors declined to discuss a license on the chip level, keeping their focus on higher value products.

•                            Several manufacturers have recently entered into license agreements with Alliacense, including Fujitsu, HP, Sony, apparently not protected by their customer status of Intel and AMD.

III.                                                      Silicon Image (Case TA 189)

•                            In 2003, Philips Semiconductors wanted to make ICs using a standard developed by Silicon Image. Philips Semiconductors performed a check under which patents a license might be required. No such patents were identified.

IV.                                                      IGR (Cases TA 190 and TA 204)

•                            Interessengemeinschaft fur Rundfunkschutzrechte (IGR) sued Quelle in Germany under patents DE 3,137,535; DE 2,827,159 and DE 2,902,933, all of which are now all expired. Philips is not a party to the litigation.

•                            Quelle is seeking indemnification from Elektronika Velenje and Vestel. Both Velenje (case TA190) and Vestel is seeking indemnification from Philips (case TA204). Philips products concerned are stereo sound ICs TDA9870, 9875, 9840 , and 9820. These TV manufacturers also bought similar products from Micronas, which makes it difficult to calculate possible liability.

•                            Philips already has a license under these patents from the IGR, which is acknowledged by IGR, but IGR claims that the patent claims (and thus the license) do not cover ICs. In Philips’s view, the patents are so broad that they do cover ICs. If so, Philips’s ICs are covered, and the patents are exhausted with respect to the Quelle TVs that incorporate Philips ICs. However, if the patent claims are considered insufficiently broad to cover ICs, and only TVs are covered by the patents, there would be no such exhaustion. Philips Semiconductors cannot be held liable vis-a-vis Velenje and/or Vestel for more than the ICs themselves.

V.                                                          Peng Tan (Case TA 316)

•                            In February 2002, American Invention and Patent, which is believed to be an entity owned and operated by the inventor of the asserted patent, Peng Tan, approached Philips for alleged infringement of U.S. patent 4,682,857 by employing an IC die or wafer failure analysis method of hot spot detection utilizing liquid crystal material. While various claims of the patent have been mentioned, only one very broadly-worded claim provides any significant risk of infringement. Philips filed for re-examination with the USPTO and was successful in the first instance. An appeal is pending, and no negotiations are ongoing. Submissions on appeal by Peng Tan and by the Examiner have been filed. The next step is for Board of Patent Appeals and Interferences to decide the appeal; it is not known when the Board will hear the case.

•                            The royalties claimed are in the order of USD 500,000. The patent expired in April 2005.

VI.                                                      Technology Properties /Leckrone (Case TA 443)

•                            See Alliacense (Cases TA 13621 and TA 13864).

VII.                                                  Innovatron (Case TA 450)

•                            On December 11, 2003, Innovatron asserted the following patents against Philips Semiconductors B.V.:

•                            ISO Patents: all family members of FR9615163; FR9702501; FR9800383

•                            Application Patents: all family members of FR9804453; FR9812770.

•                            In a letter dated Jan 12, 2004, Innovatron informed Philips about the terms and conditions of Innovatron’s license program: lump sum or USD 100,000 and royalties of 2% of net sales price, or lump sum of USD 10,000 and royalties of 4% of net sales price.

•                            Philips has since negotiated with Innovatron, and it seems that not all their patens are relevant. The total estimated financial risk to Philips for the years 2002 to 2009 is EUR 2 million.

VIII.                                              Patriot Scientific (Case TA 486)

•                            See Alliacense (Cases TA 13621 and TA 13864).

IX.                                                     WiLAN (Case TA 491)

•                            WiLAN has claimed that their patents U.S. 5,282,222 and U.S. Re37,802 covered the standards for 802.11b/g and 802.15.3a (UWB). In 1999, Philips licensed WiLAN’s technology, but the collaboration was short-lived. In June 2004, WiLAN claimed that as a result of Philips’s use of WiLAN’s technology, Philips owed royalties of 7% under the license agreement. Philips maintains that it did not use their technology and hence does not owe any royalty. After a meeting, WiLAN they backed off position but continued to claim that Philips owed royalties for allegedly infringing their patents. Philips suggested that WiLAN join the patent pool; WiLAN reportedly applied to the patent pool but failed essentiality test. Contractual issues remain.

•                            WiLAN is still considering Philips settlement offer (around USD 200,000). No changes since September 2005.

X.                                                         Eastman Kodak (Case TA 497)

•                            Eastman Kodak filed an infringement case in the United States against Sony Ericsson under 11 U.S. patents relating to digital cameras. Sony Ericsson requested indemnification from Philips Semiconductors for supplying image sensors of the type OM6800/01. Philips denied liability on the basis that Philips did not infringe and liability arising from combining the image sensors with other parts was excluded in the sales agreement. Sony Ericsson did not address these arguments. The latest message from Philips to Sony Ericsson was communicated on April 29, 2005, and no response has been received. The image sensor business has since been discontinued.

XI.                                                     Cryptography Research (Case TA 509)

•                            On or about August 2004, Cryptography Research, Inc. (CRI) asked Philips Semiconductors GmbH to license U.S. patent Nos. 6,298,442, 6,304,658, 6,654,884, 6,327,661, 6,510,518, 6,381,699, 6278,783, and 6,539,092 along with continuations and European counterpart patent applications. CRI states that these patents cover various cryptographic counter measures to Differential Power Analysis (DPA) attacks.

•                            Philips sells integrated circuits (IC’s) used in smart cards, passports and similar applications. These IC’s are tamper-resistant. DPA is one kind of tampering technique. CRI claims to have all countermeasures for DPA attacks covered by their patents. If CRI’s claim is accurate, Philips’ smart card IC’s would be implicated.

•                            In June 2006, Philips and CRI representatives met in Hamburg, Germany to discuss a term sheet that was provided by CRI detailing the terms of the CRI proposal. Philips is considering CRI’s proposal, which would result in a royalty-bearing license. CRI offered Philips a royalty-bearing patent license at a rate of approximately USD 2.5 million per year.

•                            Negotiations with CRI are ongoing. One possible outcome is an agreement by Philips to accept a license from CRI.

XII.                                                 Intermec (Case TA 513)

•                            Intermec Technologies Corporation (Subsidiary of UNOVA) asserted in September 2004 the following patents against Philips Semiconductors B.V.: US4,739,328; US5,030,807; US5,777,561; US5,828,693; US5,850,181; US5,912,632; US5,995,019; US6,429,775; US6,288,629; US5,528,222; US6,371,375. In a meeting with Intermec in February 2005, it was clarified that Philips Semiconductors B.V. is licensed for several of these patents under an old cross license agreement with IBM.

•                            Intermec is an aggressive licensor and, for example, has sued Matrix based on four of above patents. Philips Semiconductors B.V., based on the fact that it is already licensed for several of these patents, decided not take any further licenses. Since September 2005, there has been no communication in this case, and it is more or less dormant. For the new EPC Global GEN 2 IC, which will have high volume in the future (2007) a solution with Intermec will be needed.

XIII.                                             Motorola (Case TA 528)

•                            In October 2004, Philips customer VTech informed Philips that Motorola asserted U.S. patent 5,784,585 against VTech in relation to the use one of Philips’s ICs (PCD80710). This IC incorporates an ARM7 with the “Thumb” instruction set. Philips relayed this back to ARM, and they provided reasoning for non-infringement which was passed on to VTech. Since then Motorola have been applying pressure in VTech. Because of a chain of indemnity between ARM, Philips and VTech, Philips is in the middle of a discussion which should be between ARM and Motorola. Philips has initiated a dialogue between ARM and Motorola and hopes that they will sort out the matter themselves.

XIV.                                             Sennheiser Electronic (Case TA 553)

•                            Sennheiser Electronic GmbH & Co. KG presented their patents EP0889544B1 and U.S. 6,210,241B to Nokia. Philips Sound Solutions (PSS) received a notice from Nokia on January 19, 2005 and directly from Sennheiser via their lawyers on September 2, 2005.

•                            Sennheiser claims that a speaker, which they found in a Nokia phone, infringes these patents. Sennheiser offered their patents for sale; as an alternative, they offered a license on their patents. It is unlikely that Sennheiser will attempt to bar PSS from producing loudspeakers, and at worst Philips would have to take a license (although Philips does not believe that it is infringing Sennheiser’s patents).

•                            On February 14, 2006, Philips sent its most recent letter to Sennheiser. Philips cited two speakers, which are novelty destroying for U.S. 6,210,241 and EP 0 889 554. Thus, from Philips’s point of view the Sennheiser patents are not valid. As evidence, drawings, invoices, and a declaration under oath were presented. Furthermore evidence was requested whether the speaker found in the Nokia phone indeed is a Philips product. No answer has been received so far.

XV.                                                 Cabot Microelectronics Corporation (Case TA 557)

•                            Cabot Microelectronics believes that Cheil, a Samsung company, is infringing patents EP0844290, SG65839 and U.S. 5,980,775 covering the IC wafer polishing slurry claims. IC manufacturers using the Cheil product are alleged to infringe the method claims in the patents. Cabot first wrote to Philips Semiconductors on January 21, 2005 to inform Philips Semiconductors about their issues with Cheil. Philips Semiconductors is not directly implicated, as they only use the Cheil product in Nijmegen, while Cabot does not have a patent in the Netherlands, and as under European patent laws, the Nijmegen ICs cannot be considered as directly obtained by the patented process. However, Samsung would not provide full indemnification and is also not willing to file a nullity action, and the contract party, Braztek, is not strong enough to indemnify. Therefore, Philips Semiconductors has planned to stop using the Samsung/Cheil slurry in the IC Manafacturing Operations but to continue using the slurry from Cabot for manufacturing operations in those countries where Cabot does have a patent.

•                            A German court case initiated by Cabot to get more information from Cheil was withdrawn for procedural reasons. In March 2006, Cabot filed an action against Cheil before the U.S. International Trade Commission.

•                            Philips’s most recent contact with Cabot was in March 2005.

XVI.                                             Scanner Technologies Corporation (Case TA 5938)

•                            Philips received a notice from Alacron on July 18, 2005 following Alacron’s receipt of a letter from Scanner Technologies stating that Philips products resold by Alacron allegedly infringed Scanner Technologies’ patents.

•                            Scanner Technologies claims that any chip with ball grid arrays (BGA) that are inspected using their patented method infringe their U.S. Patents No. 6,064,757; 6,072,898; and 6,862,365. The three patents cover a method for inspecting the BGA on chips. These chips include numerous Philips Nexperia chips with BGAs, specifically including PNX1302EH and PNX1501E.

•                            Philips has not had direct contact with Scanner Technologies. Alacron informed Philips that in their initial conversation with Scanner Technologies, Scanner Technologies indicated that they were seeking a 10% royalty for every chip that is inspected under their claimed method of inspection.

•                            No lawsuit has been filed in this assertion. The asserted patents cover a method of testing BGA on chips. Testing on Philips’s chips occurs in Taiwan either in an ASE facility or in Philips’s own facility using ICOS equipment Both ICOS and ASE have been contacted regarding indemnity. ASE has indemnification obligations under the contract between ASE and Philips. ICOS is aware of the matter and filed for declaratory judgment against Scanner Technologies in July 2005 seeking a ruling that chips with BGA that are tested using the patented method outside the U.S. do not infringe the patent. ICOS has also been involved in litigation with Scanner Technologies in Federal Court in New York regarding these patents since 2000.

•                            Philips has communicated with both ASE and ICOS regarding indemnification. The last date of communication with ICOS was October 12, 2005, when Philips received a letter of assurance from ICOS that the ICOS equipment does not practice any claims of the asserted Scanner Technologies patents.

•                            Scanner Technologies’s assertion is considered weak assertion because they are trying to claim that an inspection method used outside of the country infringes a U.S. patent.

XVII.                                         Avante International Technology (Case TA 12834)

•                            Avante International Technology Inc. sent an assertion letter dated October 10, 2005 and asserted patents U.S. 6,665,193 and U.S. 10/732,984 against RF tags made by Philips Semiconductors B.V. The patents relate to the manufacturing of RF tags.

•                            In December 2005 a letter was sent to Avante pursuant to which Philips requested a claim chart that clarifies why Avante is of the opinion that Philips products infringe their patent. No response has yet been received.

XVIII.                                     Vcode Holdings an Acacia Technologies, Inc. subsidiary (Case TA 13136)

•                            Acacia’s patents U.S. 4,924,078; U.S. 5,612,524 and EP 0438841 allegedly cover a two dimensional data matrix ID tag that holds more data than a standard bar code. It is alleged that Philips Semiconductors sells IC’s with labels having this type of tag. Philips Semiconductors have contacted our supplier of bar code label printers, Intermec, with a request to indemnify.

•                            Acacia has asked for USD 0.5 - 2 million for a fully paid license for the life of the patent. The life is 18 months from April 15, 2006. Philips received notice in November 2005.

•                            Philips can and is willing to design around by using the PDF-417 bar code (as used by Fed Ex) instead of the DataMatrix bar code alleged to be infringing. Acacia represented that it believes that this PDF-417 bar code is not covered by the patents at issue. .

XIX.                                            Samsung (Case TA 13182)

•                            Samsung asserted U.S. 5,581,716 against BENQ relating to a DVD RW using a Philips PNX7860E IC. Samsung’s claim appeared to be based on compliance with the ATA-3 standard (a CD/hard disc interface standard). This was relayed back to BENQ.

XX.                                                Curitel cq. Pantech (Case TA 13285)

•                            In one of Philips’s licensing programs, the other party claimed that U.S. 6,215,905; KR 413,979; KR 086,267 were of interest for Nexperia in an attempt to get a cross-license.

XXI.                                            Ericsson (Case TA 13513)

•                            Ericsson has initiated lawsuits against Samsung for alleged patent infringement of 15 U.S. patents by their GSM/GPRS mobile phones, along with six patents in Germany and two in the Netherlands. Ericsson has started a case in the UK as well. Samsung requested assistance from Philips because Philips chipsets OM6359EL, PCF5212, and PCF5213 are incorporated into Samsung GSM/GPRS mobile phones. Philips believes that the 15 U.S. patents asserted by Ericsson against Samsung to fall within the scope of a patent cross-license agreement for Mobile Radio Communication Systems between Philips and Ericsson as regards their subjects and as regards the time period up till July 1, 2000. The cross-license agreement extends only to the Philips products and not to combinations thereof.

XXII.                                        Avermedia (Case TA 13532)

•                            This case relates to an injunction action in Taiwan by Avermedia against Animation based on alleged infringement by Animation of Avermedia’s TW patent I240169 on an audio video signal transceiving device. Animation uses a product design that may be based on a reference design and chip set of Philips Semiconductors. Animation has requested Philips support (although Philips has no formal obligation to provide it). Both Avermedia and Animation are customers of Philips, and Philips wants to keep a good relation with both. Philips provided Animation with prior art but will not start legal action itself. The patent seems weak.

XXIII.                                    Card Soft (Case TA 13618)

•                            Card Soft Inc. of San Mateo, California sent an assertion letter dated March 10, 2006 that their patent U.S. 6,934,935 is essential to a GPD/STIP Specification 2.2 drafted by the Global Platform. It seems that this letter was sent to all members of the Global Platform. Philips acknowledged the receipt of the letter and asked for a claim chart showing why a product of Philips infringes. On April 7, 2006, Philips received a claim chart with regard to the GPD/STIP Specification 2.2. It is Philips’s understanding that the claim does not read on a product of Philips Semiconductors, but further discussions may be required.

XXIV.                                    LG Electronics (Case TA 13902, TA 14066)

•                            LG Electronics (LGE) asserted patents EP 0 335 521, EP 0 548 054, EP 0 719 439 and foreign counterparts thereof against Philips’s cell phone business semiconductor businesses. These patents were previously owned by British Telecom. LGE claims these patents cover the GSM/3GPP standards that are used in cell phones. They also asserted the patents against Nexperia Baseband Chipset including PCF 5212, PCF 5213, PNX 5220, PNX 5221 and PNX 5230. Samsung is probably the largest customer of these chips and Samsung already asked Philips Semiconductors for comments. LGE also seized some phones in France and some other financial documents based on this assertion.

•                            Philips argues that, under a JPEG licensing-out program between Philips and LGE, LGE is obliged to license these patents to Philips under similar terms as the JPEG licenses. Further, British Telecom entered into some undertakings to ETSI that are still believed relevant for these patents.

•                            In August 2006, LGE added LGE’s US Patent 6,529,730 which is allegedly essential for the AMR technology as used in the GSM standard.

•                            For all these patents, Philips Semiconductors’ position is that they are not liable for standard essential patents.

XXV.                                        Canon (Case TA 13986)

•                            On 22 March 2006, we received a claim chart from Canon claiming that their patent US 5,231,495 is infringed by Philips’ Nexperia and DVD products, in particular the PNX8550. Canon did not specify any damages. Although the US patent has rather broad claims, the only family member JP3321802 has claims that had been restricted to overcome Japanese prior art. This is under investigation.

•                            On 2 August, Canon extended this assertion by including a larger product list and citing in addition the patents US 5,566,002; US 5,790,265; US 6,278,486 and US 5,966,495 including their Japanese counterparts JP3542572 and JP2925281.

C.                        Claims – dormant cases

I.                                                              Smart Card (Case TA 130)

•                            Philips received a letter in 2000 from Smart Card LLC stating that Smart Card had sued a number of internet security companies under patents U.S. 5,530,232 and U.S. 5,578,808. Philips does not believe that it is at risk as a customer.

II.                                                          Microtune (Case TA 247)

•                            In April 2001, Microtune asserted U.S. patent 6,169,569 against Ericsson for alleged infringement by a cable modem tuner. Ericsson, as customer of Philips, in turn requested indemnification from Philips in July 2001. Philips has not had any direct contact with Microtune, and the case has been dormant since 2003.

III.                                                      LSI LOGIC Corporation (Case TA 260)

•                            In December 2001, LSI Logic asserted 28 U.S. patents against various products in response to the I2C assertion by Philips. After repeated requests for information relating to their claim of infringement by Philips, no evidence has been provided. No further communications have been received from LSI in over two years.

IV.                                                      Polycom (Case TA 298)

•                            In January 2002, Philips received a patent assertion by Polycom in response to other patent assertions against Polycom by Philips. The Polycom assertion concerned Philips Products (encoders/decoders) using various ITU standards, G.722.1, H.261 & H.263. H.323 and Polycom patents: U.S. 5924064, 6304928, 5767897, 5367385, 5283646, 4794455, 4727422, 4703350,l 5821986, 5778082. Polycom has provided no evidence that Philips is infringing its patents. Philips informed that Polycom that it does not believe there is any infringement over four years ago, and Polycom has not responded.

V.                                                          Robert Bosch (Case TA 309)

•                            In early 2004, Bosch, along with Siemens and Temic, joined the Safe-By-Wire consortium. All necessary patent claims of each consortium member are royalty free, so this issue is now considered resolved.

VI.                                                      Technology Licensing Corporation / IP Innovation (Case TA 338)

•                            This case covers a series of claims made against various Philips Semiconductors's customers. James Carl Cooper uses a plurality of business names, including Technology Licensing Corp and IP Innovation. Mr. Cooper’s assertions are generally somewhat specious, although in one case Philips did indemnify Sanyo for USD 200,000 after Sanyo settled a case with Mr. Cooper. Philips Semiconductors has not been approached by Mr. Cooper directly, but from time to time is requested for assistance by its customers.

VII.                                                  Inside Technologies (Case TA 348)

•                            Philips licenses certain patents which are essential for the ISO14.443 and ISO15.693 standards in the radio frequency identification area. Philips asserted its ISO14.443 and ISO15.693 patents against Inside Technologies (now Inside Contactless) as they have potentially infringing products on the market. Inside responded by asserting that their patents U.S. 6,337,619 (WO97/42578) and U.S. 6,033,777 (WO98/06057)) are allegedly relevant for these standards. Based on Philips’s evaluation, only one of Inside’s patents may be relevant, and on balance Philips has a stronger position and that Inside would be the net debtor in this situation.

•                            In 2002, Inside filed an opposition against one of the Philips patents. The opposition procedure is ongoing, and Philips will wait for the outcome before reviewing the case and possible restarting negotiations with Inside.

VIII.                                              Wisconsin Alumni Research Foundation (“WARF”) (Case TA 352)

•                            On September 4, 2002 Philips received a letter from Intersil Corporation to the effect that they had received a notice letter from WARF asserting a claim of infringement of the patents U.S. 4,630,094 (Expired December 16, 2003); U.S. 4,494,136 (Expired December 21,1999) and U.S. 4,350,994 (Expired December 21,1999) for Semiconductors products containing amorphous films, and requesting that Philips defend and indemnify Intersil. WARF has not identified infringing products. In August 2003, there was a consensus among the engineers that the chips that Philips makes do not contain the amorphous barriers that are recited in all the relevant claims of WARF’s patents. In March 2004, Joseph Grear of Intersil admitted that “WARF does not currently have a Philips chip that infringes the WARF ‘094 patent,” but suggests that a Philips .13 micron copper interconnect chip would infringe because similar competitor chips do. Mr. Grear states that Toshiba has obtained a license under the patents, and litigation against Toshiba and Sony (a Toshiba customer) has been dismissed. Agilent, Rohm, Hitachi, Intel, Matsushita, NEC, New Japan Radio, Sanyo and Sharp also took licenses. In April/May 2004, a lawsuit was filed against Samsung.

•                            In October 2005, Philips received another letter from Intersil stating that they have not heard from Philips regarding this matter, and asking that Philips let him know how it would like to proceed.

IX.                                                     Siemens (Case TA 396)

•                            On April 9, 2003, V-Tech, a DECT-phone manufacturer and a customer of Philips Semiconductors, had sent an inquiry letter to Philips Semiconductors with respect to the relevance of Siemens Patent DE 195 25 425 to a Philips Software Stack. This patent covers an apparatus for receiving video signals. It appeared that because Philips was already licensed, it could not be held liable under this patent. Vtech also cited other Siemens patents which Philips VEGA/ABC products allegedly would infringe. Philips denies liability in each case either because Philips is not responsible for any infringement, because the patents relate to separate software not included in the chipset or because they relate to standard (e.g. DECT) essential technologies, respectively.

•                            On September 30, 2003 Siemens came forward with a similar patent infringement claim against Philips customer Detewe.

•                            There have been no further contacts between Philips and Siemens about this issue for over two years.

X.                                                         Optrex (Case TA 397)

•                            In the first half of 2003, Optrex asked Philips’s Japanese IP&S department for its point of view on some of their Japanese patents on MRA display drivers. Philips decided to refrain from any analysis of the Optrex patents until Optrex has explained its claims against Philips in more detail and in an official letter. There has been no news with respect to this matter since then.

XI.                                                     eFLASH (Case TA 413)

•                            In June 2003, eFlash claimed that the Philips compact 2T flash cell infringed their patent U.S. 5,455,792. This 2T flash cell was one of the several options investigated at Philips Research and was not in production. It is unlikely that the compact 2T cell, also referred to as CMP cell, will ever become a product. In August 2003, Philips Semiconductors sent a message to eFlash indicating that Philips has no business interest in a license. There has been no contact with respect to this matter since then.

XII.                                                 Raben (Case TA 434)

•                            Mr. Raben approached Philips in September 2003 for damages resulting from infringement of patent application PCT/EP 93/00814 by ADSL chipsets. Because Philips could not find any patent rights resulting from this application that were still in force, Philips responded with a letter in early 2004 saying that because patent databases showed no pending patent rights, there could be no damage so Philips would not respond farther to his demand.

XIII.                                             Alcatel (Case TA 458)

•                            In October 2003, Philips received a request for assistance from Arima, a customer of Philips, because Arima was approached by Alcatel on alleged infringement on Alcatel’s patents by Arima’s GSM/GPRS phones using a Philips IC (GSM GPRS SySol2 System Solution) purchased from Philips Semiconductors Zurich. Because Philips’s contract with Arima excludes any liability in case of this patent infringement, Philips decided not to assist Arima in this case.

XIV.                                             InterDigital Communication Corporation (Case TA 459)

Philips customer Arima requested assistance in relation to a claim by Interdigital against Arima for the alleged patent infringement of Interdigital’s patents on TDMA wireless communications products for 2G mobile phones. As in Case TA 458 above, Philips decided not to assist Arima in this matter.

XV.                                                 Texas Instruments (via 3Com) (Case TA 460)

•                            In November 2003, Philips received notice of a possible indemnification claim from its customer 3Com in connection with very broad assertion by TI against 3Com of 30 TI patents, only a relatively small number of which may be relevant to Philips. There is a good possibility of settlement by 3Com. At the end of 2003, Philips sent contact information to 3Com; to date, no further contact made.

XVI.                                             Cisco (Case TA 476)

•                            In April 2004, Cisco asserted its U.S. patents 4,963,034 and 4,868,867 against codecs used in Philips Nexperia products. Philips intended to settle this counter assertion in the same deal as the license from Philips to Cisco, but because of the relatively low license income expected from this deal, this matter has become something of low priority.

XVII.                                         Lexar Media (Case TA 477)

•                            In April 2004, we received a letter from Lexar which discussed the IP owned by Lexar for various types of flash memory. The letter was not specific about the products involved. Philips internal counsel phoned Lexar’s attorney to ask him which Philips products Lexar considered to be infringing. Philips has not received any response for two years. It is believed that this was just a ‘blanket’ letter and that it relates more to Consumer Electronics than to Semiconductors.

XVIII.                                     MGate (Case TA 529)

•                            In May 2005, Mgate GmbH of Germany sent an assertion letter with a two-page patent DE 197 28 004 C2. Mgate is of the opinion that this patent reads on Near Field Communication Devices like mobile phones that comply with the ISO18.092 standard. In 2006, Philips started to sell ICs that comply with this standard. Philips requested Mgate to send a claim chart that proves why they think a product of Philips infringes their patent. No response has been received.

XIX.                                            Michael Branigin (Case TA 534)

•                            In July 2004, Branigin claimed infringement of U.S. patent 5,471,593 by microprocessors. No substantiation or identification of individual Philips products was There have been no further contact with Branigin for a year and a half.

XX.                                                Thomson (Case TA 558)

•                            In February 2005, Philips received notice from LGE that Thomson asserted patent EP0581835B1 (incl. U.S. 5,389,893) against their LCD TV’s which use a Philips IC TDA9817. Further, Thomson filed a patent infringement case and ITC action against BenQ. Philips believes that the TDA9817 does not infringe; the TDA9800 is to be investigated, but Philips has have good prior art. In November 2005, BenQ won the

ITC case, and the judge held that Philips’s IC did not infringe Thomson’s patent. BenQ thereafter took a license under five Thomson patents including the one asserted against Philips’s IC. However, not all outstanding assertions are yet resolved.

XXI.                                            Magellan Technology (Case TA 560)

•                            Magellan Technology said in a letter to Philips Semiconductors dated April 15, 2005 that their patent US2003/112128 is relevant for all products that will comply with an EPC Global Standard. WalMart and other stores in 2006 started to request all suppliers to deliver all their products with tags that comply with this EPC Global Standard that will replace barcodes in the long run. Philips will start to sell such ICs in the first quarter of 2007.

•                            In an earlier case, Philips had to take a license from Magellan under a different patent in the same technology area. However, the current case is now dormant, as Philips has not had any further communication with Magellan since the initial letter did not sell such ICs in 2005 and 2006; it is expected that Philips will have to pay a reasonable royalty or can compensate in a cross-license with Philips patents relevant to that EPC Global Standard.

XXII.                                        Washington Research Foundation (Case TA 567)

•                            In March 2005, Plantronics requested indemnification from Philips Semiconductors with respect to a letter from the Washington Research Foundation (which is associated with the University of Washington). The letter from WSF was an informational letter stating that WRF had patents that covered Bluetooth, but no specific claims were made with respect to Philips or Plantronics products. An initial assessment found no infringement.

•                            In November 2005, Philips sent a letter to WRF stating: “If we do not receive substantive evidence of infringement from you, including a claim chart relating all attributes of our product to every limitation in the claims, we will assume that you, as we, consider this matter settled.” Because Philips has not heard from WRF since the initial March 2005 letter, and because WRF has not responded to Philips November 2005 letter, this matter is considered dormant.

XXIII.                                    Amiga Technologies (Case TA 12777)

•                            In September 2005, HP notified Philips Electronics North America Corporation of a “potential” indemnification claim with respect to a patent infringement lawsuit filed by Amiga Technologies, Inc. (a subsidiary of Gateway). The lawsuit alleged that certain “graphics cards/chipsets or optical drives” infringed U.S. Patent Nos. 4,874,164 and 5,412,667. In connection with the lawsuit, Amiga served a subpoena on Philips Semiconductors requesting documents and information relating to Philips’ CD/DVD error correction algorithms. Philips supplied certain documents and information relating to the error correction algorithms and processes used in Philips CD/DVD error correction chips and explained that Philips chips (and associated optical drives incorporating those chips) were not using the algorithms claimed in the relevant patents. After reviewing the documents and information, Amiga voluntarily dropped its patent infringement claims against HP with respect to the relevant patents.

XXIV.                                    Atmel-Deister (Case TA 13413)

•                            Deister Electronics GmbH co-owns patent U.S. 5,286,955 together with Atmel Corporation. Philips Semiconductors has close business relations with Deister. Atmel is a competitor of Philips and entered into a license agreement with respect to a patent from Philips that Philips asserted in 2004.

•                            In February 2006, the CEO of Deister informed Philips that Atmel plans to use U.S. 5,286,955 that might have relevance for some Philips Semiconductors’ ICs, for backfire. For this purpose, Atmel asked Deister to sell the 50% ownership of that patent to Atmel. Mr. Stobbe mentioned to Philips that he would be interested in looking for a solution with Philips to keep the good relations between the companies. Philips patent EP 0 473 569 B1 is an elder right for the EP family member and it appears that Philips already had a first product on the European market at the time the Stobbe patent was first filed. There has been no assertion letter yet, and it is possible that there never will be.

SPAIN

A.                      Claim against Philips Ibérica for alleged illegal use of “whycry001” software. All information contained in section I01-01-ES-0001 of the Virtual Data Room is expressly incorporated in this Schedule 8.18.

SCHEDULE 9.2

COMPANY’S WEBSITE

http://www.nxp.com

SCHEDULE 13.2

NOTICES

1.                          To the Administrative Agent

Morgan Stanley Senior Funding, Inc.
20 Cabot Square
Canary Wharf
London E14 4QW
England
Facsimile No: +44 20 7056 3377
Telephone No: +44 20 7672 4012
E-mail: David.Hobbs@Morganstanley.com
Attention: David Hobbs

2.                          To the Global Collateral Agent

Morgan Stanley Senior Funding, Inc.
20 Cabot Square
Canary Wharf
London E14 4QW
England
Facsimile No: +44 20 7056 3377
Telephone No: +44 20 7672 4012
E-mail: David.Hobbs@Morganstanley.com
Attention: David Hobbs

3.                          To Holdings, the Company or the Co-Borrower:

NXP B.V.
High Tech Campus 60
5656 AG Eindhoven
The Netherlands
Telephone: (31) 40 272-2041
Telecopy: (31) 40 272-4005
Email: guido.dierick@nxp.com
Attention: Guido Dierick

With a copy to:

KASLION Acquisition B.V.
High Tech Campus 60
5656 AG Eindhoven

The Netherlands
Telephone: (31) 20 5407575
Telecopy: (31) 20 5407500
Email: erik.thyssen@alpinvest.com
Attn: Erik Thyssen

4.                          To the Letter of Credit Issuers

Morgan Stanley Senior Funding, Inc.
20 Cabot Square
Canary Wharf
London E14 4QW
England
Facsimile No: +44 20 7056 3377
Telephone No: +44 20 7672 4012
E-mail: David.Hobbs@Morganstanley.com
Attention: David Hobbs

Deutsche Bank AG, London Branch
Global Transaction Banking
1 Great Winchester Street
London EC2N 2DB
England
Facsimile No: +44 20 7545 4949
Telephone No: +44 20 7545 4606
E-mail: jim.mcsweeney@db.com
Attention: Jim McSweeney

Bank of America, N.A.
26 Elmfield Rd.,
Bromley, BR1 1WA,
United Kingdom
Facsimile No.: +44 20 8313 2140
Telephone No.: +44 20 8695 3090
E-mail: gary.durrell@bankofamerica.com
Attention: Gary Durrell

HSBC Bank plc
Level 32
S Canada Square
London E14 5HQ
Facsimile No.: + 44 20 7991 4637
Telephone No.: + 44 20 7991 0563 or 21494
E-mail: traceyreading@hsbc.com, davidkimerlin@hsbc.com
Attention: Tracy Reading or David Kimberlin

BNP Paribas, Amsterdam Branch
Herengracht 477
1017 BS, Amsterdam
The Netherlands
Facsimile No: +31 (0)20 550 1373
Telephone No.: +31 (0)20 550 1316
Email: joost.niessen@bnpparibas.com
Attention: Joost Niessen

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.
Rabobank Nederland
Trade Services UHP-4038
Gildenkwartier l99
3511 DH Utrecht
The Netherlands
Facsimile No.: +31 3 216 6306
Telephone No.: +31 (0)30 216 3200
Email: middofficets@m.rabobank.nl
Attention: Mid Office Trade Services

ABN AMRO Bank N.V.
(GF 3050)
P.O. Box 949
3000 DD Rotterdam
The Netherlands
Facsimile No: +31 (0)10 402 5073
Telephone No: +31 (0)20 535 9200
Email: RSC.inquiry@nl.abnamro.com
Attention: Mr. Barend Nout

Address courier only
ABN AMRO Bank N.V.
(GF 3050) 5th Floor
Aert van Nesstraat 45
3012 CA Rotterdam
The Netherlands
Attention: Trade Processing Centre

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date (as defined below) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Secured Revolving Credit Agreement dated as of September 29, 2006 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among KASLION ACQUISITION B.V., NXP B.V. (the “Company”). NXP FUNDING LLC, the lenders from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Global Collateral Agent, MORGAN STANLEY BANK INTERNATIONAL LIMITED, DEUTSCHE BANK AG, LONDON BRANCH and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners, DEUTSCHE BANK AG, LONDON BRANCH, as Syndication Agent and MERRILL LYNCH CAPITAL CORPORATION, as Documentation Agent.

The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, the other Credit Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of the Credit Facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement and the other Credit Documents, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.                          Assignor (the “Assignor”):

2.                          Assignee (the “Assignee”):

3.                          Assigned Interest:

Total Commitment of all Lenders/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Total Commitment/Loans of all Lenders (set forth, to at least 9 decimals, as a percentage of the, Total Commitment/Loans of all Lenders)
$		[0.000000000	%]

4.         Effective Date of Assignment (the “Effective Date”:                , 20   (1).

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Accepted:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

(1)       To be inserted by Administrative Agent and which shall be the effective date of recordation of the transfer in the Register.

Consented to:

NXP B.V

By:
Name:
Title: ]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.         Representations and Warranties and Agreements.

1.1       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of any of the Credit Parties, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by any of the Credit Parties, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document of any of their respective obligations under any Credit Document.

1.2       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder (including, if it is a requirement of Dutch law, that it is a PMP), (iii) from and after the Effective Date, it shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement, and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.         Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.

3.1       In accordance with Section l3.17 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement with a Commitment as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Credit Agreement (and, in the case of this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement.

3.2       This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

EXHIBIT B

NOTICE OF BORROWING

Morgan Stanley Senior Funding, Inc. 20 Cabot Square Canary Wharf London E14 4QW Attention: [ ]	Date: [ ]

This Notice of Borrowing is delivered pursuant to the Secured Revolving Credit Agreement dated as of September 29, 2006 (as amended, the “Credit Agreement”) among KASLION ACQUISITION B.V., NXP B.V., NXP FUNDING LLC, the lending institutions from time to time parties thereto, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent. All capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

[KASLION ACQUISITION B.V./ NXP B.V./NXP FUNDING LLC](2) (the “Borrower”) hereby requests a Borrowing as follows:

1.	Amount of Borrowing:	[ ] (3)

2.	Date of Borrowing:	[ ] (4)

3.	Type of Borrowing:	[ABR Loan] [LIBOR Loan] [EURIBOR Loan].

4.	Currency of Borrowing:	[ ] (5)

5.	Interest Period:	month(s)(6)

The Borrower certifies that on and as of the date of the proposed Borrowing and after giving effect thereto:

(i)        no Default or Event of Default shall have occurred and be continuing; and

(2)       Delete as appropriate.

(3)       Must be at least the applicable Minimum Borrowing Amount.

(4)       Must be a Business Day.

(5)       Must be the Base Currency or an Alternative Currency.

(6)       Applicable only to LIBOR Loans or EURIBOR Loans.

B-1

(ii)       all representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Borrowing (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of said earlier date).

[KASLION ACQUISITION B.V./ NXP B.V./NXP FUNDING LLC] (7)

By:
Name:
Title:

(7)       Delete as appropriate.

B-2

EXHIBIT C

LETTER OF CREDIT REQUEST

Morgan Stanley Senior Funding, Inc. 20 Cabot Square Canary Wharf London E14 4QW Attention: [ ]	Date: [ ]

This Letter of Credit Request is delivered pursuant to the Credit Agreement dated as of September 29, 2006 (as amended, the “Credit Agreement”) among KASLION ACQUISITION B.V. (“Holdings”), NXP B.V. (the “Company”), NXP FUNDING LLC, (the “Co-Borrower”), the lenders from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

[KASLION ACQUISITION B.V./NXP B.V./NXP FUNDING LLC](8), (the “Borrower”) hereby irrevocably requests the issuance of a Letter of Credit as follows:

1.	Requested Date of Issuance: [ ] (9)

2.	Initial Stated Amount and currency: [ ] (10),(11)

3.	Expiration Date: [ ] (12)

The Borrower certifies that on and as of the date of the proposed Credit Event and after giving effect thereto:

(i)        no Default or Event of Default shall have occurred and be continuing; and

(ii)       all representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Credit Event (except where such representations and warranties

(8)                   Delete as appropriate.

(9)                   Must be a Business Day.

(10)            Must be at least the applicable minimum Borrowing Amount.

(11)            Must be the Base Currency or an Alternative Currency.

(12)            Must be not more than 12 months after the issue date.

C-1

expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of said earlier date).

[KASLION ACQUISITION B.V./ NXP B.V./NXP FUNDING LLC](13)

By:
Name:
Title:

(13)            Delete as appropriate.

C-2

EXHIBIT D-l

SEPTEMBER 29, 2006
[Insert Name of Company]
OFFICER’S CERTIFICATE

I,                     , hereby certify that I am the duly elected, qualified and acting [President/Vice President/Secretary/Assistant Secretary] of [Insert Name of Company] (the “Company”), and am authorized to execute this Certificate on behalf of the Company. Reference is made to the Secured Revolving Credit Agreement (the “Credit Agreement”), dated as of September 29, 2006, among KASLION ACQUISITION B.V., PHILIPS SEMICONDUCTORS INTERNATIONAL B.V, NXP FUNDING LLC, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Global Collateral Agent, MORGAN STANLEY BANK INTERNATIONAL LIMITED, DEUTSCHE BANK AG, LONDON BRANCH and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners, DEUTSCHE BANK AG, LONDON BRANCH as Syndication Agent, MERRILL LYNCH CAPITAL CORPORATION, as Documentation Agent and the Lenders party thereto. All capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

Solely in my capacity as [President/Vice President/Secretary/Assistant Secretary] of the Company, I hereby certify that:

1.                        Attached as Annex A hereto is a true, correct, and complete copy of the organizational documents of the Company.

2.                        Attached as Annex B hereto is a true, correct, and complete copy of the bylaws or equivalent of the Company, including all amendments, as in effect on the date hereof, and, to the extent required, an extract of the trade register of the Company.

3.                        Attached as Annex C hereto are true, correct, and complete copies of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party. Such resolutions have not been modified or rescinded and remain in full force and effect as of the date hereof.

4.                        Attached as Annex D hereto are true, correct, and complete copies of resolutions duly adopted by the Shareholders of the Company authorizing the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party. Such resolutions have not been modified or rescinded and remain in full force and effect as of the date hereof.

5.                        Attached as Annex E hereto is a copy of the [Certificate of Good Standing] for the Company certified by [relevant authority].

D-1-1

6.                        The persons whose names appear on Annex F attached hereto are duly elected, qualified and acting officers of the Company occupying the offices set forth below their respective names on Annex F, and the signatures set forth above their respective names are their true signatures, and each such officer is duly authorized to execute and deliver on behalf of the Company the Credit Documents and any other document delivered prior to the date hereof in connection with the Credit Documents and to act as an Authorized Officer on behalf of the Company under such Credit Documents.

D-1-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[Company]

By:
Name:
Title:

The undersigned, being the duly elected and qualified[President/Vice President/Secretary/Assistant Secretary]of the Company, hereby certifies that [name] is the duly elected and qualified [President/Vice President/Secretary/Assistant Secretary] of the Company and that the foregoing signature appearing above his name is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Corporations as of the date first written above.

By:
Name:
Title:

D-1-3

Annex A

D-1-4

Annex B

D-1-5

Annex C

D-1-6

Annex D

D-1-7

Annex E

D-1-8

Annex F

D-1-9

EXHIBIT D-2

SEPTEMBER 29, 2006
NXP B.V.
OFFICER’S CERTIFICATE

I,                    , hereby certify that I am the duly elected, qualified and acting [Authorized Officer] of NXP B.V. (the “Company”), and am authorized to execute this Certificate on behalf of the Company. Reference is made to the Secured Revolving Credit Agreement (the “Credit Agreement”), dated as of September 29, 2006, among KASLION ACQUISITION B.V., NXP B.V, NXP FUNDING LLC, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Global Collateral Agent, MORGAN STANLEY BANK INTERNATIONAL LIMITED, DEUTSCHE BANK AG, LONDON BRANCH and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners, DEUTSCHE BANK AG, LONDON BRANCH as Syndication Agent, MERRILL LYNCH CAPITAL CORPORATION, as Documentation Agent and the Lenders party thereto. All capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

Solely in my capacity as [Authorized Officer] of the Company, I hereby certify that:

1.                        No Indebtedness or financing preferred stock of Holdings or its Subsidiaries to third parties will be outstanding following the Closing Date.

2.                        No shareholder loans have been made without the consent of the Joint Lead Arrangers, other than (i) Indebtedness pursuant to Credit Agreement, (ii) the Bridge Facilities, (iii) the Senior Notes, (iv) Indebtedness outstanding on August 3, 2006, and (v) other Indebtedness not exceeding €50,000,000.

3.                        I have reviewed the audited financial statements of the Company and as at December 31, 2005 and the unaudited consolidated balance sheets of the Company and the semiconductors business of the Seller as at June 30, 2006 referred to in Section 8.9(a) and 8.9(b) respectively of the Credit Agreement (the “Financial Statements”). I am familiar with the financial performance and prospects of the Company and hereby confirm that as of the date hereof, after giving effect to the transactions contemplated by the Credit Documents:

i.                             The fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries on a consolidated basis, respectively.

ii.                          The present fair saleable value of the property of Holdings and its Subsidiaries on a consolidated basis is greater than the amount that is required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on their debts

D-2-1

and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

iii.                       Holdings and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

iv.                      Holdings and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

v.                         Each Credit Party has not ceased, and does not expect that it will cease, making payments on its liabilities when due.

vi.                      Each Credit Party can, and expects that it can, obtain credit in the ordinary course of business.

vii.                   No Credit Party intends to, and does not believe that it or any of the Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

D-2-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

NXP B.V.

By:
Name:
Title:

D-2-3

EXHIBIT E

FORM OF PROMISSORY NOTE

$                                                                                                                                                       ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to the order of [LENDER] (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of                           , or such lesser principal amount of Loans (as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain Credit Agreement dated as of September 29, 2006 (as amended, the “Credit Agreement”) among KASLION ACQUISITION B.V. (“Holdings”), NXP B.V. (the “Company”), NXP FUNDING LLC (the “Co-Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, in the currency, in the manner and at such times as are specified in the Credit Agreement. All payments of principal and interest shall be made to the Lender in immediately available funds at the Lender’s lending office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is the promissory note referred to in Section 13.7(d) of the Credit Agreement, and is a “Credit Document” for the purposes of the Credit Agreement and entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[BORROWER]

By
Name
Title

EXECUTION VERSION

AMENDMENT NO. 1 TO SECURED REVOLVING CREDIT AGREEMENT

AMENDMENT dated as of October 12, 2006 (the “Amendment”) among KASLION ACQUISITION B.V. with its corporate seat in Amsterdam, the Netherlands (“Holdings”), NXP B.V. with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP FUNDING LLC (the “Co-Borrower”), the Lenders party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrowers, the Lenders, the Administrative Agent, Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, Morgan Stanley Bank International Limited, Deutsche Bank AG, London Branch and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, Deutsche Bank AG, London Branch, as Syndication Agent and Merrill Lynch Capital Corporation, as Documentation Agent, are parties to the Secured Revolving Credit Agreement dated as of September 29, 2006 (the “Credit Agreement”); and

WHEREAS, the Borrowers and the Lenders have agreed to amend the Credit Agreement with effect on and from the Effective Date subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Definitions and Interpretations. Unless the context requires otherwise, terms used herein have the respective meanings given in the Credit Agreement.

Section 2. Amendments to Section 1.1 of the Credit Agreement. (a) Clause (h) of the definition of “Asset Disposition” in Section 1.1 of the Credit Agreement is hereby amended by inserting the words “other than sales of securities or indebtedness of SSMC so long as it is not a Restricted Subsidiary” after the words “asset sales”.

(b) Clause (n) of the definition of “Asset Disposition” in Section 1.1 of the Credit Agreement is hereby amended by inserting “(x) SSMC and (y)” after the words “with the exception of”.

(c) Clause (a) of the definition of “Board of Directors” in Section 1.1 of the Credit Agreement is hereby amended by inserting “(x) for the purposes of the definition of Change of Control only, its managing board or supervisory board and (y) for all other purposes,” after the words “laws of the Netherlands,”.

(d) Clause (a) of the definition of “Consolidated Net Income” in Section 1.1 of the Credit Agreement is hereby amended by inserting the words “(except in the case of SSMC so long as it is not a Restricted Subsidiary, but this exception shall only apply for the purpose of determining the amount available for Restricted Payments (other than Restricted Investments) under Section 10.2(c)(i))” after the words “return on investment or”.

(e) The definition of “SSMC” in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence immediately after the end of the first sentence:

“For purposes of Section 10.2 and the definition of “Asset Disposition”, references to SSMC shall also refer to any Unrestricted Subsidiary (x) any Capital Stock or debt of which is owned directly or indirectly by SSMC or (y) which has received a cash distribution or dividend from SSMC.”

Section 3. Amendments to Section 10.2 of the Credit Agreement. (a) Section 10.2(a)(iv)(C)(4)(b) of the Credit Agreement is hereby amended by (i) inserting the words “(other than SSMC)” after the words “redesignation of Unrestricted Subsidiaries” and (ii) inserting the words “referred to in the first sentence of this sub-clause (C)” after the words “the amount of Restricted Payments”.

(b) Section 10.2(a)(iv)(C)(5) of the Credit Agreement is hereby amended by (i) in sub-paragraph (a), inserting the words “(other than SSMC)” after the words “Unrestricted Subsidiary of the Company”, (ii) in sub-paragraph (b), inserting the words “(other than SSMC)” after the words “Unrestricted Subsidiary or Affiliate”, and (iii) in the proviso, inserting the words “referred to in the first sentence of this sub-clause (C)” after the words “the amount of Restricted Payments”.

(c) Section 10.2(c)(xviii) of the Credit Agreement is hereby amended by inserting the words “other than SSMC” after the words “Capital Stock of Unrestricted Subsidiaries”.

(d) Section 10.2 of the Credit Agreement is hereby amended by inserting new clause (e) as follows:

“(e) In addition to the foregoing, it will be a breach of this Section 10.2 if any of the Initial Investors receives directly or indirectly from SSMC payments that would, if made by the Company, constitute Restricted Payments of the types described in clauses (a)(i) to (iii) above (inclusive), other than through distributions and dividends (x) to the Company and the making of such payments by the Company in a manner permitted by the covenant set forth above or (y) on a pro rata basis (proportionate to its ownership of SSMC) to another portfolio company of any Initial Investor, or, in the case of the Seller, another operating subsidiary, engaged in an active business that owns Capital Stock of SSMC at such time.”

Section 4. Amendments to Section 13.7 of the Credit Agreement. Section 13.7(b)(i)(B) of the Credit Agreement is hereby deleted and replaced with the following:

“(B) the Administrative Agent and the Letter of Credit Issuers (in each case, which consent shall not be unreasonably withheld or delayed), provided that

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no consent of the Administrative Agent or any Letter of Credit Issuer shall be required for (x) an assignment of any Commitment to an assignee that is a Lender, except for the consent of each Specified LC Issuer (such consent not to be unreasonably withheld or delayed) unless the assignee Lender of such Commitment has a corporate rating of at least “A+” from S&P or a corporate family rating of at least “Al” from Moody’s or has its obligations unconditionally and irrevocably guaranteed by an entity with such rating or (y) any Loan to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent or an Approved Fund. As used in this sub-clause (B), “Specified LC Issuer” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. or any of its Affiliates that may from time to time be a Letter of Credit Issuer hereunder.

Section 5. Representations of Borrowers. Each Borrower represents and warrants that (a) the representations and warranties of such Borrower set forth in Section 8 of the Credit Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Effective Date and (b) no Default or Event of Default shall have occurred and be continuing on and as of the Effective Date.

Section 6. Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) on which the Administrative Agent shall have received from each of the Borrowers and the Required Lenders a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof. The Administrative Agent shall promptly notify the Lenders and the Company of the occurrence of the Effective Date.

Section 7. Miscellaneous. (a) Except to the extent expressly amended hereby, the Credit Agreement and each of the other Credit Documents remain in full force and effect and are hereby ratified and affirmed.

(b) This Amendment shall be limited precisely as written and shall not be deemed (i) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Credit Agreement, any other Credit Document or any of the instruments or agreements referred to therein or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or have in the future under or in connection with the Credit Agreement, any other Credit Document or any of the instruments or agreements referred to therein.

(c) On and from the Effective Date whenever the “Agreement” or the “Credit Agreement” is referred to in the Credit Agreement, any other Credit Document or any of the instruments, agreements or other documents or papers executed or delivered in connection therewith, such reference shall be deemed to mean the Credit Agreement as modified by this Amendment.

Section 8. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND

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CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS

KASLION ACQUISITION B.V.

By:	/s/ Illegible
Name: Illegible
Title:

AMENDMENT NO. 1 TO SECURED REVOLVING CREDIT AGREEMENT

NXP B.V.

By:	/s/ Illegible
Name:
Title:

NXP FUNDING LLC

By:	/s/ Illegible
Name:
Title:

AMENDMENT NO. 1 TO SECURED REVOLVING CREDIT AGREEMENT

ADMINISTRATIVE AGENT

MORGAN STANLEY SENIOR
FUNDING, INC.,
as Administrative Agent

By:	/s/ Mathias Blumschein
Name:
Title:

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement

MORGAN STANLEY SENIOR
FUNDING, INC.

By:	/s/ Illegible
Name:
Title:

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement

LENDERS

MERRILL LYNCH CAPITAL
CORPORATION

By:	/s/ Stephanie Vallillo
Name: Stephanie Vallillo
Title: Vice President

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement

DEUTSCHE BANK AG, LONDON
BRANCH

By:	/s/ N Jansa
Name: N JANSA
Title: MD

By:	/s/ Illegible
Name: [Illegible]
Title: Managing Director

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Illegible
Name: [Illegible]
Title: Director

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ J.E. Fowler
Name: J.E. FOWLER
Title: VICE PRESIDENT

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement

ABN AMRO BANK N.V.

By:	/s/ Edwin Ezinga
Name: EDWIN EZINGA
Title: ASSISTANT DIRECTOR

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement

BNP PARIBAS, AMSTERDAM
BRANCH

By:	/s/ J.A.C. Niessen /s/ P. van der Velden
Name: J.A.C. NIESSEN P. van der VELDEN
Title: [Illegible]

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement

HSBC BANK PLC

By:	/s/ Illegible
Name: [Illegible]
Title: Global Relationship Manager

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement

COÖPERATIEVE CENTRALE
RAIFFEISEN-
BOERENLEENBANK B.A.

By:	/s/ Illegible /s/ Illegible
Name: [Illegible] [Illegible]
Title:

Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement